Exhibit 13.1

ELBIT MEDICAL IMAGING LTD.

2006

ANNUAL REPORT

To the Shareholders of Elbit Medical Imaging Ltd. (“EMI” or the “Company”):

Dear Friends,

We are pleased to enclose the Annual Report of the Company for the 2006 fiscal year. The highlights of our main business  activities and investments during the course of the year 2006 and up to date:

General

·	Initial Public Offering of shares of Plaza Centers N.V. (“Plaza” or“PC”) on the London Stock Exchange

On October 2006, our subsidiary Plaza successfully completed an initial public offering of its shares and admission of the same for listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange. The offer price was set at 180 pence per ordinary share of Plaza. In November 2006, an over-allotment option was exercised, bringing the total gross proceeds of the IPO to approximately £166.2 million (approximately $323 million) and diluting EMI’s share in Plaza to approximately 68.4% generating gain of approximately NIS 668 million (approximately $158.1 million).

·	Issuance of unsecured non-convertible debentures

During 2006, we issued three series of unsecured non-convertible debentures to investors in Israel in the aggregate principal amount of approximately NIS 1.1 billion (approximately $260 million). All such series of debentures were registered for trade on the Tel Aviv Stock Exchange.

Between April and June 2007, we issued an additional series of unsecured non-convertible debentures to investors in Israel, which were registered for trade on the Tel Aviv Stock Exchange on August, 2007. The aggregate principal amount of these debentures totaled approximately NIS 620 million (approximately $146.7 million). Maalot - The Israel Securities Rating Company Ltd., an affiliate of Standard & Poor's Rating Services, has informed EMI that it has approved an upgrade of EMI’s rating from “A” to “A+/Stable”, on a local scale, for  the existing Series A, B ,C and D Notes, as well as for a future series of E and F Notes, which  proposes to issue for the raising of up to an additional NIS 530 million in debt.

On August 30, 2007, Midroog Ltd., an affiliate of Moody's Investors Services, informed EMI that it has approved a rating of "A1", on a local scale, for a future Series of E and F Notes limited to an aggregate principal amount of NIS 530 million.

·	Possibility of listing of Plaza’s shares on the Warsaw Stock Exchange (“WSE”)

On August, 2007, we announced that Plaza is currently exploring the possibility of listing its shares on the Warsaw Stock Exchange (“WSE”), thereby achieving a dual listing in London (where it is listed on the Main Board of the London Stock Exchange) and Warsaw.

Real Estate

•	Sale of Arena Plaza shopping and entertainment centre in Budapest

On August 7, 2007, we announced that Plaza executed a binding agreement for the sale of its Arena Plaza shopping and entertainment centre  in Budapest to UK based Active Asset Investment Management (‘aAIM’), one of the UK’s fastest growing commercial property investment groups. The estimated consideration from the sale of the Arena Plaza shopping and entertainment centre is approximately USD 550 million (circa € 400 million).  The purchase price will be finally determined on the completion of the transaction, which is expected to take place within a month of Arena Plaza’s opening date, on the basis of the actual rent levels achieved being capitalized at an agreed yield.  Plaza  will remain responsible for the letting of the centre’s remaining units for a period of up to one year following the closing, and is anticipated to benefit from further price adjustments reflecting the signing of any additional leases during the two consecutive earn-out periods, which end three months and 12 months respectively following the completion. Plaza’s management estimates the final transaction price based on actual rent levels will be no less than approximately USD 525 million (circa €380 million), with an overall transaction price cap of USD 550 million (€400 million), as agreed with aAIM.

The profit from the sale will be recognized mainly over 2007 with adjustments in 2008.

·
Approval of the zoning plan (“KSZT”) of the Dream Island project on the Obuda Island in the Danube River and signing of a Framework City Regulation Agreement with the Budapest Capital 3rd district and Budapest Capital Municipality

On May 25, 2006, a Framework City Regulation Agreement was signed with the Budapest Capital 3rd district and the Budapest Capital Municipality for the development and infrastructure of the Dream Island project in the Danube River, Budapest, in accordance with the city regulation plans and in the KSZT. On September 26, 2006, a final formal approval was issued by the Municipality of Budapest for a zoning plan of the Dream Island project, which allows the application for the receipt of a building permit. The proposed plan of the Dream Island project is to construct on an area of land located on the Obuda Island in the Danube River measuring approximately 3.2 million sq.ft., a tourist and entertainment area in central Budapest which includes designations for offices, commercial space, tourism, entertainment and leisure and hotels.

·	Purchase of the Casa Radio Project in Romania

On February 2007, Plaza completed an acquisition of a 75% interest in a Romanian limited liability company which executed a Public Private Partnership Agreement with the Government of Romania for the execution of the Casa-Radio Complex (Dambovita) in central Bucharest. Total cost of acquisition was approximately $40 million.

·	Sales of shopping Centers In Europe

On June 30, 2006, Plaza completed the construction of a Czech commercial center (the “Novo Plaza”) and consummated the sale thereof to Klepierre SA ("Klepierre"). The value of the Novo Plaza amounted to €43.9 million (approximately $57.8 million). Net consideration was €5 million (approximately $6.6 million).

On May 8, 2007, Plaza completed the handover to Klepierre, of two shopping and entertainment centers in Poland, namely the Rybnik Plaza and the Sosnowiec Plaza. The parties agreed that subject to

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 the fulfillment of certain conditions, the purchase price would increase by €18.6 million (approximately $24.5 million) reflecting total assets value of €90.1 million (approximately $118.7 million).

·	Agreement for the sale of the Arena Shopping and Entertainment Center in Israel

On June 2007, EMI’s wholly owned subsidiary, Elscint Ltd. together with its wholly owned subsidiary, signed an agreement for the sale of the entire issued and paid up share capital of a company which owns and operates the Arena Shopping and Entertainment Center located at the Herzelia Marina in Israel. The transaction reflects an asset value of NIS 538 million (approximately $ 127.3 million) with a price adjustment of up to an additional NIS 10.5 million (approximately $ 2.5 million) to be paid subject to the attainment of certain conditions agreed upon between the parties. Such agreement was consumated in July 2007.

·	Investments in India

On February 2007, Plaza acquired a 50% stake in an Indian limited liability company (“JV1”), which owns the freehold of approximately 14 acres of land situated in the Kharadi district of Pune, Maharashtra State, India. The remaining 50% of the stake of JV1 is held by a leading property developer in Pune. Total cost of acquisition was €17 million (approximately $22 million).

In addition, EMI acquired a 50% interest in an Indian private limited liability company (“JV2”) which owns a plot of land measuring approximately 6 acres in the Koregaon Park, Pune. The remaining 50% interest in JV2 is controlled by another of Pune’s leading property developers. Total cost of acquisition was Rs. 440 million (approximately $9.9 million). Within the framework of a Sourcing Agreement, Plaza acquired EMI’s holdings in JV1 and JV2 to Plaza.

EMI invested in a real estate project located in Cochin, for the construction of residential apartment buildings, a hotel, office spaces and a marina with a total built up areas of approximately 800,000 square meters (inclusive of parking places) (approximately 8.8 million square feet).

On June 6, 2007, we executed a Framework Heads of Terms for the establishment of a joint venture with one the leading real estate developers in Bangalore, India, to be held in equal shares (“JV3”). The consummation of the transaction is subject to fulfillment of certain agreed conditions, principally the satisfactory completion of due diligence investigations, and change of zoning to parts of the subject area. EMI intends to offer to Plaza to take up a 50% participation in EMI’s share of the JV3. Plaza’s participation requires the approval of its various corporate organs.

On June 19, 2007, Plaza, jointly with a leading Indian property developer,  acquired a  plot of land measuring approximately 10.78 acres (approximately 43,600 square m) located in the city of Trivandrum (the capital city of the State of Kerala, India). The total cost of the land (including acquisition costs) is amounted to approximately 1,060 million Rupees (approximately $ 26.5 million).

·	Strategic tie-up for development of a Pan-India world class standard hospital chain

On December 11, 2006, EMI entered into a strategic joint venture to develop and operate a chain of multi-specialty tertiary hospitals in India. The first hospital in the chain is planned as a 1000 bed hospital and biotech research centre in Kolkata.

·	Acquisition of a building in Amsterdam

On December 14, 2006, EMI’s jointly owned (50%) subsidiary executed an agreement with an unrelated third party for the acquisition of a historical office building with appurtenances and land

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located next to the Victoria Hotel in Amsterdam, with a view of refurbishing same as an extension to our Vitoria Hotel. The total purchase price was €14 million (approximately $18.4 million).

·	Sale of the Ballet Building

On June 12, 2007, we consummated a transaction for the sale of our 50% interest in the “Ballet Institute Building” located at Budapest, Hungary. The transaction reflects an asset value of €30 million (approximately $40 million) with net consideration of approximately same amount.

·	Agreement on the Sale of the Duna Plaza Offices

In May 2007, Plaza agreed on the sale of the Duna Plaza offices in Budapest, Hungary, to Klepierre for €14.2 million (approximately $18.7 million). Furthermore, Plaza agreed with Klepierre to proceed with the development of an extension to the Duna Plaza Centre on an adjacent area of land, which is anticipated to be completed by 2010.

·	First step into the Serbian market

On August, 2007, Plaza won a competitive tender published by the Government of Serbia for the development of a new shopping, entertainment and business centre with a total built up area of circa. 100,000 sqm (with over 2000 parking spaces) in Belgrade, Serbia.  This project represents Plaza’s first step into the Serbian market and fulfills one of  Plaza’s expansion objectives set out in its prospectus.

The new complex will be located on the prominent site of the former Federal Ministry of Internal Affairs, situated on the main street which runs through the centre of Belgrade.  The area is home to foreign embassies, including those of the United States, Canada, Germany, Poland among others. In addition the Serbian Government, Ministry of Finance, Belgrade chamber of commerce and Belgrade’s largest public hospital are all nearby, as well as the city fair and the future railway station. Plaza will partner a local Serbian developer for the project, which is expected to have a gross development budget of approximately €150 million. The local partner will be entitled to participate in up to 15% of the project, subject to certain conditions, while the project management will be rendered solely by Plaza.

Other

·	Investment in Insightec Ltd.

On August 2006, Insightec issued convertible debentures in the aggregate principal amount of $15 million, to its shareholders. EMI’s share in such round of investment was $9.8 million.

·	Governmental Approvals of Insightec’s Exablate® 2000

In March 2007, the U.S. Food and Drug Administration (FDA) approved Insightec’s software, the purpose of which is to significantly expedite the treatment time of its ExAblate® 2000 Magnetic Resonance guided Focused Ultrasound (MRgFUS) system, while ensuring the system’s high level of safety and efficacy. The FDA also approved use of the ExAblate 2000 with a 3.0 Tesla MRI scanner, in addition to the 1.5 Tesla.

In June 2007, InSightec’s ExAblate® 2000 system received the CE Mark certification for pain palliation of bone metastases.

·	Receipt of special protocol assessment from the FDA to Gamida Cell’s StemEx® registration study

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In November 2006, Gamida Cell Ltd. (“Gamida Cell”) reached an agreement under a Special Protocol Assessment (SPA) with the FDA on the design of the global, pivotal, historical controlled, registration study of StemEx® for the treatment of hematological malignancies.

    Full details of the foregoing transactions, as well as current and prospective activities, are included in the Company’s annual report on Form 20-F for the year 2006, which was filed with the United States Securities and Exchange Commission in July 3, 2007.

We would like to take this opportunity to thank our shareholders for their continued support and the members of the Company’s team for their work and commitment during 2006. We remain dedicated to increasing shareholder value and pledge to manage the Company with that goal in mind.

With our sincerest regards,

     Mr. Shimon Yitzhaki,
     President

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           GENERAL INFORMATION

Elbit Medical Imaging Ltd. was incorporated in 1996. EMI is a company incorporated under the laws of the State of Israel and is subject to the Israeli Companies Law 1999 - 5759 and the Israeli Securities Law 1968 - 5728 and any regulations published under these laws. Our shares are listed on the NASDAQ Global Market (ticker symbol: EMITF) and on the Tel Aviv Stock Exchange. Our executive offices are located at 2 Weitzman Street, Tel-Aviv 64239, Israel. You may reach us by telephone at (972-3) 608-6000 or by fax at (972-3) 6086054. Our U.S. agent is CSC Corporation Service Company, 2711 Centerville Road, Suite 400 Wilmington, DE 19808.

The following is a summary of the principal fields of our businesses:

·	Initiation, construction, operation, management and sale of shopping and entertainment centers in Israel, in Central and Eastern Europe and in India.

·	Hotels ownership, primarily in major European cities, as well as operation, management and sale of same.

·	Investments in the research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment.

·	Other activities consisting of the distribution and marketing of women's fashion and accessories and venture-capital investments.

The information included in this Annual Report to the shareholders is accurate as of the date of the filing by the Company with the United States Securities and Exchange Commission of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2006 (“2006 Form 20-F”).

           STOCK PRICES

The following table sets forth the quarterly high and low sale prices of the Company’s ordinary shares on Nasdaq and the TASE1 for the two most recent full financial years:

Financial Quarter	Nasdaq High ($)	Low ($)	TASE High ($)	Low ($)

2006
Q1	20.04	15.28	20.05	15.37
Q2	26.2	19.03	26.13	18.4
Q3	26.1	19.84	26.25	20.52
Q4	34.54	25.9	34.82	26.62

2005
Q1	16.21	8.9	16.00	9.01
Q2	19.54	14.38	19.37	14.40
Q3	19.32	15.74	19.18	15.70
Q4	16.99	14.75	16.78	14.84

________________________

[1]
The closing prices of our ordinary shares listed on the TASE for each of the periods referred to in the tables above have been translated into dollars using the representative rate of exchange of the NIS to the U.S. dollar  as published by the Bank of Israel on the same dates.

SELECTED FINANCIAL DATA
CURRENCY TRANSLATION

For the reader’s convenience, financial information for 2006 has been translated from various foreign currencies to the U.S. dollar (“$” or U.S. dollar), as of December 31, 2006 in accordance with the following exchange rates:

Currency	December 31, 2006 $
1 NIS	0.236
1 Euro	1.317
1 GBP	1.96
1 HUF	0.0052
1 CZK	0.048
1 LEI (RON)	0.00004
1 PLN	0.34
1 INR	0.022
1 Crore (10 million INR)	220,000

The dollar amounts reflected in these convenience translations should not be construed as representing amounts that actually can be received or paid in dollars or convertible into dollars (unless otherwise indicated), nor do such convenience translations mean that the NIS amounts (i) actually represent the corresponding dollar amounts stated, or (ii) could be converted into dollars at the assumed rate. The Federal Reserve Bank of New York does not certify for customs purposes a buying rate for cable transfers in NIS. Therefore all information about exchange rates is based on the Bank of Israel rates.

EXCHANGE RATES

The exchange rate between the NIS and U.S. dollar published by the Bank of Israel was NIS 4.003 to the dollar on May 31, 2007. The exchange rate has fluctuated during the six months period beginning December 2006 through May 2007 from a high of NIS 4.26 to the dollar to a low of NIS 3.932 to the dollar. The monthly high and low exchange rates between the NIS and the U.S. dollar during the six months period beginning December 2006 through May 2007, as published by the Bank of Israel, were as follows:

MONTH	HIGH	LOW
	1 U.S. dollar =	1 U.S. dollar =
	NIS	NIS
December 2006	4.234	4.176
January 2007	4.26	4.187
February 2007	4.254	4.183
March 2007	4.222	4.155
April 2007	4.135	4.014
May 2007	4.065	3.932

The average exchange rate between the NIS and U.S. dollar, using the average of the exchange rates on the last day of each month during the period, for each of the five most recent fiscal years was as follows:

PERIOD	EXCHANGE RATE
January 1, 2002 - December 31, 2002	4.738 NIS/$1
January 1, 2003 - December 31, 2003	4.544 NIS/$1
January 1, 2004 - December 31, 2004	4.483 NIS/$1
January 1, 2005 - December 31, 2005	4.488 NIS/$1
January 1, 2006 - December 31, 2006	4.442 NIS/$1

The following selected consolidated financial data of Elbit Medical Imaging Ltd. and its subsidiaries (together, “EMI,” the “Company,” “our Company,” “we” or “us”) are derived from our 2006 consolidated financial statements and are set forth below in table format. Our 2006 consolidated financial statements and notes included elsewhere in this report were prepared in accordance with Israeli generally accepted accounting principles (“GAAP”), and audited by Brightman Almagor & Co., a firm of certified public accountants in Israel and a member of Deloitte Touche Tohmatsu, except for certain subsidiaries and an associate which were audited by other auditors. Our selected consolidated financial data are presented in NIS. A convenience translation to U.S. dollars is presented for 2006 only.

Our consolidated financial statements have been prepared in accordance with Israeli GAAP, which differs in significant respects from U.S. GAAP. We have summarized principal differences relevant to us between Israeli GAAP and U.S. GAAP in Note 25 to our consolidated financial statements included in this Annual Report. You should read the information in the following tables in conjunction with “Operating and Financial Review and Prospects” and the consolidated financial statements and Notes to the consolidated financial statements included in Item 18 to our consolidated financial statements attached to this Annual Report.

On January 1, 2004, Accounting Standard No. 12 of the Israel Accounting Standards Board ("IASB") ("Standard 12") came into force and effect. In accordance with the provisions of Standard 12, adjustment of financial statements to the inflation ceased commencing January 1, 2004, with adjusted amounts of non-monetary items which were included in the balance sheet as of December 31, 2003, used as basis for the nominal financial reporting as and from January 1, 2004. Amounts presented in the financial statements for all periods were, therefore, included in values to be hereinafter referred to as - "Reported amounts".

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	FOR THE YEAR ENDED DECEMBER 31
	2006	2006	2005	2004	2003	2002
	Reported	Reported	Reported	Reported	Adjusted	Adjusted
	Convenience Translation
	$'000	NIS’ 000
REVENUES
Sale of real estate assets and investments, net	18,986	80,218	281,661	131,921	-	-
Sale of trading property	67,842	286,633	-	-	-	-
Commercial centers operations	26,243	110,875	142,957	311,893	347,056	279,776
Hotels operations and management	83,221	351,610	270,057	218,365	189,205	206,679
Sale of medical systems	20,313	85,824	75,713	44,049	-	-
Realization of investments	165,055	697,358	1,958	(***)28,793	45,129	(***)55,470
Other operational income	13,736	58,035	44,409	13,238	13,495	1,509
	395,396	1,670,553	816,755	748,259	594,885	543,434

COSTS OF EXPENSES
Cost of trading property sold	59,283	250,475	-	-	-	-
Commercial centers operations	34,216	144,562	157,640	271,392	257,913	218,673
Hotels operations and management	72,517	306,384	259,293	207,152	188,672	205,635
Cost and expenses of medical systems operation	17,163	72,515	(*)50,374	26,039	8,720	8,015
Other operational expenses	16,627	70,251	46,793	3,655	3,510	1,392
Research and development expenses, net	14,809	62,566	(*)59,796	38,158	43,719	28,454
General and administrative expenses	15,896	67,161	36,939	43,627	42,144	44,070
Share in losses of associated companies, net	2,288	9,665	12,028	15,968	20,951	2,906
Financial expenses , net	30,563	129,127	122,321	53,569	211,821	5,440
Other expenses, net	8,719	36,836	57,106	(***)63,806	10,477	45,965
	272,081	1,149,542	802,290	723,366	787,927	560,551

PROFIT (LOSS) BEFORE INCOME TAXES	123,315	521,011	14,465	24,893	(193,042)	(17,117)
Income taxes (tax benefits)	1,235	5,222	7,798	15,804	(20,217)	21,711
PROFIT (LOSS) AFTER INCOME TAXES	122,080	515,789	6,667	9,089	(172,825)	(38,828)
Minority-interest in results of subsidiaries, net	2,294	9,691	(*)73,795	27,448	48,671	24,490
PROFIT (LOSS) FROM CONTINUING OPERATIONS	124,374	525,480	80,462	36,537	(124,154)	(14,338)
Profit from discontinued operations, net	8,441	35,664	5,917	6,810	12,073	54,752
Cumulative effect of accounting change at the beginning of the year	-	-	(622)	-	-	-
NET INCOME (LOSS)	132,815	561,144	85,757	43,347	(112,081)	40,414

EARNINGS (LOSS) PER SHARE (**)

From continuing operations	4.93	20.83	3.70	1.56	(5.56)	(0.64)
From discontinued operations	0.33	1.41	0.27	0.29	0.54	2.45
Cumulative effect of accounting change at the beginning of the year	-	-	(0.03)	-	-	-
Basic earnings (loss) per share	5.26	22.24	3.94	1.85	(5.02)	1.81

Dividend declared per share	0	0	(****)12.39	-	-	-

(*)	Retrospective implementation of new Accounting Standard - see our consolidated financial statements included in this Annual Report - Item 18 Note 2V.
(**)	Retrospective implementation of new Accounting Standard - see our consolidated financial statements included in this Annual Report - Item 18 Note 2W.
(***)	Reclassified.
(****)	We declared distribution of dividends twice during 2005, see “Item 4. Information on the Company - A. History and Development of the Company - Recent Developments” of 20-F Form 2006.

INCOME STATEMENT DATA
AS PER U.S. GAAP (*):	YEAR ENDED DECEMBER 31,
	Convenience Translation		2006	2005	2004	2003	2002
				Reported	Reported	Adjusted	Adjusted
	$	’000	(In thousand NIS)
A) NET INCOME (LOSS) AND COMPREHENSIVE INCOME:
Net income (loss) according to U.S. GAAP		122,822	518,932	100,344	(92,447)	(19,251)	(27,747)
Total comprehensive income (loss) according to U.S. GAAP		144,322	609,761	123,429	(149,916)	35,545	143,360
Basic earning (loss) per ordinary share as per U.S. GAAP (NIS)		4.86	20.56	3.98	(3.67)	(0.86)	(1.24)
Diluted earning (loss) per ordinary share as per U.S. GAAP (NIS)		4.86	20.56	4.53	(4.02)	(0.86)	(1.35)
Weighted average of number of shares and share equivalents under U.S. GAAP (thousands)		-	25,232	21,743	23,463	22,337	22,337

(*)
For further information as to the differences between Israeli and U.S. GAAP, as applicable to the Company's financial statements, see Note 25 to our consolidated financial statements, see our consolidated financial statements Item 18 included in this Annual Report.

SELECTED BALANCE SHEET DATA
(Including as per U.S. GAAP)

	DECEMBER 31
	2006	2006	2005	2004	2003	2002
	Reported	Reported	Reported	Reported	Adjusted	Adjusted
	Convenience Translation
	$'000	(In Thousand NIS)
Current Assets	837,555	3,538,668	(*)1,448,733	736,339	577,687	1,006,237
Long term investments and receivables	62,290	263,173	118,937	185,393	218,407	453,839
Hotels, commercial centers and other fixed assets	549,143	2,320,127	(*)2,175,364	3,527,988	4,629,675	4,090,936
Other assets and deferred expenses	5,834	24,650	30,476	55,859	85,798	73,024
Assets related to discontinued operations	2,954	12,483	12,607	14,700	16,228	111,984
Total	1,457,776	6,159,101	3,786,117	4,520,279	5,527,795	5,736,020
Current Liabilities	193,346	816,888	887,415	794,741	1,178,415	1,901,506
Long-term liabilities	721,289	3,047,446	1,707,254	2,418,897	2,841,326	2,176,301
Liabilities related to discontinued operations	9,589	40,513	62,430	71,986	82,802	110,007
Convertible debentures	-	-	62,159	-	-	-
Minority interest	149,157	630,187	11,449	430,687	471,606	486,670
Options Issued by Subsidiaries	5,274	22,280	(*)1,186
Shareholders' equity	379,121	1,601,787	(*)1,054,224	803,968	953,646	1,061,536
Total	1,457,776	6,159,101	3,786,117	4,520,279	5,527,795	5,736,020

Total assets according to U.S. GAAP	1,514,889	6,400,408	3,846,427	4,676,008	5,917,917	6,007,937
Total liabilities according to U.S. GAAP	1,130,684	4,777,139	2,801,532	3,905,673	4,891,985	5,040,903
Total shareholders equity according to U.S. GAAP	384,206	1,623,269	1,044,894	770,335	1,025,932	967,034

(*)	Retrospective implementation of new Accounting Standard – see our consolidated financial statements included in this Annual Report - Item 18 Note 2V.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS.

OVERVIEW

Our revenues from the sale of real estate assets and trading property are recognized upon consummation of the sale of real estate and/or the investments (see also below revenue recognition). Our revenues from operational shopping and entertainment centers derive primarily from leasing assets and management fees, both recognized pro rata over the respective term of the lease and/or the management services provided. Our revenues derive also from ownership of hotels owned by Elscint, which revenues are recognized upon performance of service. Operating lease fees, gradually received over the period of the lease, are recognized as revenues by the straight-line method throughout the period of the lease. In December 2005, we sold all of our holdings in the company holding one of our hotels in London, which was the subject of a long term lease agreement, and we are therefore no longer party to the long term lease. Revenues from sale of medical products are recognized provided the following factors are fulfilled: there exists persuasive evidence of an arrangement; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectibility is reasonably assured. As to arrangements with multiple deliverables, revenue thereform will be recognized while consideration is allocated by and between the various items of the agreement.

Our revenues from the sale of real estate and trading property are subject to executing sale agreement with potential purchasers and to consummation of the transaction. Generally, in period when we consummate a transaction for the sale of our real estate assets we record revenues in substantial amounts and as a result, we may experience significant fluctuations in our annual and quarterly results. We believe that period-to-period comparisons of our historical results of operations may not necessarily be meaningful and that investors should not rely on them as an indication for future performance.

Our functional currency is NIS, and our financial statements are prepared in accordance with Israeli GAAP. Israeli GAAP and U.S. GAAP differ in certain respects, which are summarized in detail in Note 25 to our consolidated financial statements - see Item 18 below to our consolidated financial statements attached to this Annual Report.

Because our revenues and expenses are recorded in various currencies, our results of operations are affected by several inter-related factors, including the ratio between the value of the operational and functional currencies of the Company and the timing and amount of the devaluation of the Israeli currency compared to other functional currencies. For additional information relating to the impact of fluctuation on currency exchange rates, see “- Critical Accounting Policies and Estimates -Functional Currency of Investee Companies” below of our 20 F 2006 Form.

Financial data included in this discussion were derived from our consolidated financial statements and analyses based on our general accounting records and published statistical data. Such financial data have been rounded to the nearest thousand.

OPERATING RESULTS

PRESENTATION METHOD OF STATEMENT OF OPERATIONS AND THE CHANGE THEREOF

Significant recent global changes, particularly in the real estate business in which the Company operates, enable it to utilize its relative advantage therein. Such changes include, among others, decrease in commercial assets' long-term yield rates, low short term interest rates, rapid financial progress in developing markets and transformation thereof to more readily accessible geographical targets. Concurrently with such changes and consequently thereto, a significant increase was noted in the demand for real assets, both by private, as well as by institutional investors, pension funds, REIT funds, and others. The above mentioned global changes led the management to reexamine the Company’s nature of activity while attempting to strategically alter its business. The core of such change is expressed in evolving the major part of the Company's business activities from the entrepreneurship, development and operation of various commercial real estate assets in the medium to long term, into the entrepreneurship and development of such assets supported by short term management and operation activities with the principal objective of founding and stabilizing the assets for the sale thereof, as closely as possible to completion of construction, and/or into the construction of assets under pre-sale development agreements executed with third parties. The reexamination resulted in redefinition of the Company's operations and business, such that sales of its operational assets, are included therein.

Following the consummation of the various "exit" transactions which commenced during 2004 and continued in 2005 and 2006, and in consequence of the change to the Company’s business model as specified above, the Company’s management believes that the presentation of its statement of operations in “Multiple - step form” is no longer an appropriate method. The Company's management believes that all costs and expenses (including selling and marketing, general and administrative and financial expenses) should be considered as continuously contributing to the generation of the overall income and profits, and attributing only part of the expenses directly to revenues, would properly represent the Company’s results of operations. Management also believes that dividing those operational costs, which directly relate to identified operations, to separate items such as "cost of sales", "selling and marketing expenses", and "general and administrative expenses", is no longer appropriate to the Company, (having a wide range of different activities), and alternative classification should be applied which recognizes two types of costs: (i) those directly related to revenues; and (ii) overhead expenses which serve the business in general and are to be determined as general and administrative expenses. Moreover, distinction between those costs, which are or are not taken into account in determining the gross profit, requires significant discretion, often entailing inconsistent and insufficiently reliable accounting classification. The Company's management believes this new method of presentation reflects more appropriately and suitably the nature of the Company’s operations on a consolidated basis, in the light of the Company’s modified strategy and goals.

Accordingly, from the third quarter of 2005, the Company has adopted a new method for the presentation of its consolidated statement of operations reports, whereby all expenses are presented in one group, which is deducted as a whole from the total revenues which are also, in turn, represented in one group (“Single - Step Form”), as opposed to the former presentation method ("Multiple - Step Form").

We distinguish between real-estate assets for self use such as hotels and headquarter building which are classified as fixed assets and real-estate assets that are being constructed or developed for future sale (inventory) which are classified as trading property.

In addition part of the Company’s real estate assets (mainly real estate assets under construction which are designated to use as commercial centers) were reclassified from fixed assets to trading property (inventories) within the current assets and part of the long term bank loans related to these trading properties were also reclassified to short term credits within the current liabilities.

Furthermore, cash flow from operating activities in 2006 include the acquisition and/or construction costs in respect of trading property as well as the proceed from the disposal of same as opposed to inclusion of these  items within cash flows from investing activities in the cash flows of 2005 and 2004.

In the view of our management, this new method of presentation more adequately and suitably reflects the nature of our operations on a consolidated basis, in the light of our modified strategy and goals.

The following table presents for the periods indicated our statements of operation for the three years period the last of which ended December 31, 2006:

	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			$'000
	(Except for per-share data)

Revenues
Sale of real estate assets and investments, net	80,218	281,661	131,921	18,986
Sale of trading property	286,633	-	-	67,842
Commercial centers operations	110,875	142,957	311,893	26,243
Hotels operations and management	351,610	270,057	218,365	83,221
Sale of medical systems	85,824	75,713	44,049	20,313
Realization of investments	697,358	1,958	(**)28,793	165,055
Other operational income	58,035	44,409	13,238	13,736
	1,670,553	816,755	748,259	395,396
Costs and expenses
Cost of trading property sold	250,475	-	-	59,283
Commercial centers operations	144,562	157,640	271,392	34,216
Hotels operations and management	306,384	259,293	207,152	72,517
Cost and expenses of medical systems operation	72,515	(*)50,374	26,039	17,163
Other operational expenses	70,251	46,793	3,655	16,627
Research and development expenses, net	62,566	(*)59,796	38,158	14,809
General and administrative expenses	67,161	36,939	43,627	15,896
Share in losses of associated companies, net	9,665	12,028	15,968	2,288
Financial expenses, net	129,127	122,321	53,569	30,563
Other expenses, net	36,836	57,106	(**)63,806	8,719
	1,149,542	802,290	723,366	272,081

Profit before income taxes	521,011	14,465	24,893	123,315
Income taxes	5,222	7,798	15,804	1,235
Profit after income taxes	515,789	6,667	9,089	122,080
Minority interest in results of subsidiaries, net	9,691	(*)73,795	27,448	2,294
Profit from continuing operation	525,480	80,462	36,537	124,374
Profit from discontinuing operation, net	35,664	5,917	6,810	8,441
cumulative effect of accounting change at the beginning of the year	-	(622)	-	-

Net income	561,144	85,757	43,347	132,815

(*)	Retrospective implementation of new Accounting Standard - see Note 2V to our consolidated financial statements - Item 18 below.
(**)	Reclassified.

Fiscal 2006 compared to Fiscal 2005

Most of our businesses, which operate in various countries, report their operational results in their functional currency, being other than NIS (our reporting currency). We translate our subsidiaries’ result of operations into NIS based on the average quarterly exchange rate of the functional currency against the NIS. Therefore, a devaluation of the NIS against each functional currency would cause an increase in our reported revenues and the costs related to such revenues in NIS while a revaluation of the NIS against each functional currency would cause a decrease in our revenues and costs related to such revenues in NIS.

Revenues

Total consolidated revenues for 2006 were NIS 1,670.5 million ($395.4 million) compared to NIS 816.8 million for 2005, an increase of NIS 853.7 million, or 104.53%.

Revenues from sale of real estate assets and investments, net, for 2006 were NIS 80.2 million ($19 million) compared to NIS 281.6 million in 2005.

Revenues from sale of real estate assets and investments, net in 2006 were derived mainly from purchase price adjustments in respect of the Polish commercial and entertainment centers sold to Klepierre in July 2005.

Revenues from sale of real estate assets and investments in 2005 were derived from (i) sale of four Polish commercial and entertainment centers to Klepierre in July 2005, which contributed net revenue of NIS 166.4 million; (ii) purchase price adjustment to the sale transaction of 12 Hungarian commercial and entertainment centers to Klepierre in July 2004, which contributed net revenues of NIS 53.4 million (iii) sale of four Hungarian commercial and entertainment centers to Dawney Day in April 2005, which contributed net revenues of NIS 3.5 million and (iv) sale of our interest (30%) in Shaw in December 2005, which contributed net revenues of NIS 58.3 million.

For further elaboration of these transactions see “Item 10. Additional Information - Material Contracts - Shopping and Entertainment Centers” of our 2006 Form 20-F.

Revenues from sale of trading property in the amount of approximately NIS 286.6 million (approximately $67.8 million) derived mainly from consummation and delivery of Novo Plaza commercial and entertainment center to Klepierre as part of an agreement signed in July 2005 for sale of 2 commercial and entertainment centers in the Czech Republic (Novo Plaza and Pilzen Plaza) and 2 commercial and entertainment centers in Poland (Rybnik Plaza and Sosnowiec Plaza) (“Stage B" transaction).

Revenues from commercial and entertainment centers operations in 2006 were NIS 110.9 million ($26.2 million) compared to NIS 143.0 million in 2005, a decrease of NIS 32.1 million or 22.4%. Such decrease resulted mainly from (i) the sale of four operational centers in Hungary which were sold to the Dawny Day Group at the beginning of the second quarter of 2005, which contributed revenues of NIS 11.5 million in first quarter 2005 and which did not contribute any revenues in 2006; and (ii) the sale of four operational centers in Poland which were sold to Klépierre at the beginning of the third quarter of 2005 and which contributed revenues of NIS 40.0 million in the first half of 2005 and which did not contribute any revenues in 2006; and (iii) offset by revenues of NIS 13.2 million from the operations of the  Novo Plaza commercial and entertainment center during the second quarter of 2006 (prior to its delivery to Klepierre in June 2006). As of December 31, 2006 we have only one operational commercial center (the Arena in Herzlia, Israel).

Revenues from our hotel operations and management for 2006 were NIS 351.6 million ($83.2 million) as compared to NIS 270.1 million for 2005, an increase of NIS 81.5 million or 30.2%. The

increase in revenues in the hotel division resulted primarily from (i) full scale   operation of the Riverbank Park Plaza Hotel compared to part scale operation in 2005 , which contributed additional revenues of NIS 55.1 ($13.0 million) in 2006; (ii) an increase in revenues from the operations of our other hotels in the UK ,the Netherlands and Belgium   mainly attributed to higher average room rate and/or higher occupancy rate and (iii) an increase in the revenues from Centerville apartments hotel in Bucharest attributable to increase in average rate per apartment and to increase of additional 60 apartments available from the end of 2005.

Revenues from InSightec’s sale of medical systems in fiscal 2006 were NIS 85.8 million ($20.3 million) as compared to NIS 75.7 million in 2005. The sales in fiscal 2006 represent sales of 19 "ExAblate 2000" Systems as compared to 15 systems in 2005.

Revenues from realization of investments in 2006 were NIS 697.4 million ($165.0 million) compared to NIS 2.0 in 2005. Revenues from realization of investments in 2006  derived from (i) gain from decrease in our shareholding (from 100% shareholding to approximately 68%) in Plaza Centers N.V. (“PC”) in the amount of NIS 668.0 million ($158.1 million) as result of Initial Public Offering of PC’s ordinary shares on the Official List of the London Stock Exchange; (ii)realization of capital reserve from foreign currency translation adjustment in the amount of NIS 29.4 million ($7.0 million) derived from repayment of monetary balances of a capital-nature as result of refinance loan provided to 3 hotels companies in the UK.

Revenues from other operational income in 2006 were NIS 58.0 million ($13.7 million) compared to NIS 44.4 million in 2005. This increase is attributed to increase in retail activities preformed by Mango Israel Clothing and Footwear Ltd (“Mango”) which was initially consolidated in May 2005, offset by decrease in revenues from lease of assets as a result of the sale of the Shaw hotel in December 2005.

Profits before Income Taxes

Set forth is an analysis of our profits before income taxes and the analysis of the increase in our profits before income taxes from NIS 14.5 million in 2005 to NIS 521.0 million ($123.3  million) in 2006:

Profit from the sale of real estate assets and investments is presented net, after cost of assets or investments sold, therefore; the profits from such sales are equal to the revenues derived therefrom.

Revenues from sale of trading property less cost of trading property sold in 2006 were NIS 36.2 ($8.6 million) compared to no revenues or costs of trading property recorded in 2005. This gain is attributable to consummation and delivery of Novo Plaza commercial and entertainment center to Klepierre as part of Stage B transaction.

Costs and expenses from commercial and entertainment centers operations less revenues from commercial and entertainment centers in 2006 were NIS 33.8 million ($ 8.0 million) compared to NIS 14.7 million in 2005. This increase was attributable mainly to:

(i) Implementation of Accounting Standard No. 24 (“Standard 24”) of the Israel Accounting Standards Board which is effective commencing January 1, 2006. Standard 24 provides to measure share based payments arrangements at their fair value and to include an expenses in the statement of operation over their vesting period. In previous years the Company did not record expenses in respect of share based payments arrangements. As a result of the implementation of Standard 24, PC recorded stock-based compensation expenses in the amount of NIS 6.6 million ($1.6 million) in 2006 while no stock-based compensation expense was recorded in 2005;

(ii) a decrease in the revenues from the commercial and entertainment centers as a result of the sales of commercial and entertainment described above. The decrease in revenues was not followed by a matching decrease in other operational expenses related to the commercial and entertainment centers operations since we are currently in a period in which we are developing our commercial centers real estate assets and we do not record revenues yet from these assets, although our operating expenses (i.e.: initiation, selling & marketing as well as general and administrative expenses) which are not qualified for capitalization under Israeli GAAP to the cost of these assets are expensed into the statements of operations as incurred;

(iii) Increase in the administrative costs mainly as result of hiring new employees and higher use of legal and professional consultants after PC became a public company.

  Revenues from hotel operations less costs and expenses related to such revenues in 2006 were NIS 45.2 million ($10.7 million) compared to NIS 10.8 million in 2005. This increase is attributable mainly to: (i) Riverbank Hotel operations which was operating on a full-scale basis in 2006 while in the previous year its fixed expenses (i.e.: rent, insurance, property tax, depreciation, etc.) corresponded to full-scale operations of such hotel, resulting in losses of approximately NIS 12 million from this hotel which are typical to hotel in its preliminary stages of operation; (ii) significant increase in the hotel’s revenues with no corresponding increase in the hotel variable costs and with no change in the hotels fixed costs (i.e. rent, insurance, property taxes and depreciation).

Revenues from sale of medical systems less costs and expenses related to such revenues in 2006 were NIS 13.3 million ($3.2 million) compared to NIS 25.4 million in 2005. This decrease is attributable mainly to small growth in sales, as described in preceding paragraphs, offset by higher increase in selling and marketing expenses and general and administrative expenses attributable to sale of medical systems from NIS 31 million in 2005 to NIS 42.7 million ($10.1 million) in 2006. The increase in selling and marketing expenses was attributable to InSightec’s extensive efforts and resources devoted to expand its scope of sales and to an increase in InSightec’s headquarters personnel in order to expand InSightec’s activities. In addition cost of medical systems in 2006 include stock-based compensation expenses which were recorded according to standard 24 in the amount of NIS 4.7 million ($1.1 million) compared to NIS 0.8 million in 2005.

Profit from realization of investments is presented net, after cost of the investments sold and therefore the profit from such item is equal to the revenues derived therefrom.

Costs and expenses from other operational expenses less revenues from other operational income in 2006 were NIS 12.2 million ($2.9 million) compared to loss in 2005 of NIS 2.4 million which include the following: (i) gain from Shaw hotel activity in the amount of NIS 9.8 million in 2005 compared to no gain in 2006; (ii) costs and expenses of Mango less revenues of Mango of NIS 9.8 million ($2.3 million) in 2006 compared to NIS 4.4 million in 2005; (iii) project initiation expenses of NIS 2.4 million ($0.6 million) in 2006 compared to NIS 7.7 million in 2005 mainly relating to our initiation costs in East and West Europe.

Research and development expenses, net in 2006 totaled to NIS 62.6 million ($14.8 million), after deducting NIS 9.4 million ($2.22 million) granted by the Israeli Office of the Chief Scientist (“OCS”), compared to NIS 59.8 million in 2005, after deducting NIS 3.9 million granted by the OCS. The increase in expenses attributable to: (i) InSightec expanded its scope of research and development in 2006 to new oncology applications as well as costs related to the developing of new systems; (ii) stock-based compensation expenses in the amount of NIS 4.1 million ($0.97 million) in 2006 compared to NIS 0.9 million in 2005.

General and administrative expenses increased in 2006 to NIS 67.2 million ($15.9 million) from NIS 36.9 million in the previous year. This increase is attributable mainly to stock-based compensation expenses and bonuses in respect of employees and directors amounted to NIS 23.1 million ($5.5 million) and to an increase in professional services expenses mainly as a result of implementation of the Sarbanes Oxley act. General and administrative expenses include corporate executive, administrative, legal and accounting activities, rental expenses and professional fees. General and administrative expenses related directly to our operations are included in the cost and expenses of same operations, in accordance with the Single - Step Form, as described above.

Share in losses of associated companies, net, totaled NIS 9.7 million ($2.3 million) in 2006, compared to NIS 12.0 million in 2005. Such losses are attributable mainly to our share in losses resulted from the operations of our venture capital investments: Gamida, Olive, Easyrun, Ercorner (the company holding the Dream Island project) and Varcode.

Finance expenses, net increased to NIS 129.1 million ($30.6 million) in 2006 from NIS 122.3 million in 2005. Such increase resulted from a combination of the following factors:

In 2006, we incurred interest expenses from bank loans and debentures of  NIS 164.7 million ($39.0 million) as compared to NIS 127.3 million in 2005, which was attributable to the following:

From February through August 2006 we issued 3 series of debentures (Series A, B and C). The interest expenses derived from these debentures amounted to NIS 38.8 million ($9.2 million) in year 2006 compared to no such expenses in 2005.

Corporate loans interest decreased to NIS 17.9 million ($4.2 million) in 2006 compared to NIS 41.1 million in 2005. This decrease is attributable mainly to repayment of two loans by Elscint (full repayment of loan linked to British pound and partial repayment of loans linked to the Euro) and a decrease in the scope of loans by EMI. In addition the interest on our corporate loans decreased in 2006 compared to 2005.

Our hotels segment recorded interest expenses of NIS 75 million ($17.7 million) compared to NIS 52.7 million in 2005, which is attributable mainly to increase in  the scope of loans and interest rate of a refinancing loan granted in March 2006 to our three UK hotels ; and

On 2006, our commercial and entertainment centers segment recorded interest expenses of NIS 30.7 million ($7.3 million), compared to NIS 32.3 million in 2005 mainly due to a decrease in the scope of loans following the sale of the commercial and entertainment centers by PC offset by, increase in interest rate of the commercial centers loans.

On 2006, we incurred interest income from bank deposits and marketable securities of NIS 49.5 million ($11.7 million) as compared to NIS 10.5 million in 2005, an increase of NIS 39.0 million as result of funds received from PC’s IPO and funds raised from issuance of debentures in 2006 which were deposited in such deposits.

Gain from forward transactions amounted to NIS 4.5 million ($1.0 million) in 2006 compared to NIS 14.7 in 2005. Such forward transactions were designed in order to hedge payments or proceeds that should have been paid or received in other currencies and which for accounting purposes do not constitute hedge transactions and therefore, their results were recorded in the statement of operations;

On 2006, we had an exchange rate differences (including change in the Israeli CPI) loss of NIS 18.4 million ($4.35 million) as compared to NIS 20.2 million in 2005. The exchange rate differences in 2006 are attributable mainly to revaluation of the US Dollar against the NIS which effected our net liquid assets (i.e.: deposits less bank loans and debentures). The exchange differences in 2005 are attributed mainly to devaluation of the US Dollar against the NIS which effected the loss from loans of the commercial and entertainment segment and from loans of the Hotel segment.

Other expenses, net, in 2006 totaled NIS 36.8 million ($8.7 million) compared to NIS 57.1 million in 2005. Our expenses in 2006 include the:

Impairment loss in the amount of NIS 16.1 million ($3.8 million) in respect of Aquatopia (an attraction within the Astrid Plaza hotel in Antwerp, Belgium) due to significant decrease in the number of visitors in the Aquatopia as compared to the Company’s forecasts.

Loss from disposal of fixed assets in the amount of NIS 17.4 million ($4.1 million) attributable to abandonment of leasehold improvements of our previous headquarter as well as renovation and refurbishment of Mango’s fashion stores.

As a result of the foregoing factors, profit before income tax totaled in 2006 NIS 521.0 million ($123.3 million), compared to NIS 14.5 million in 2005.

Certain factors affecting our profit from continuing operation for 2006 and 2005 included the following:

Income taxes in 2006 totaled NIS 5.2 million ($1.2 million) compared to NIS 7.8 million in 2005;

Minority interest in results of subsidiaries, net, totaled NIS 9.7 million ($2.3 million) compared to NIS 73.8 million in 2005. The minority interest is attributable mainly to the share of minority in Insightec loss amounted to NIS 17.7 million ($4.2 million) offset by the share of minority in PC profit (starting October 2006) amounted to NIS 5.7 million ($1.3 million) in 2006 compared to minority share in Insightec loss in the amount of NIS 19.5 million add by minority interest in Elscint loss in the amount of NIS 47.4 million in 2005.

The above resulted in profit from continuing operation totaling NIS 525.5 million ($124.4 million) in 2006, compared to NIS 80.5 million in 2005.

Certain additional factors affecting our net profit for 2006 and 2005 included the following:

Profit from discontinued operations, net, totaled NIS 35.7 million ($8.4 million) in 2006, compared to NIS 5.9 million in 2005. Our discontinued operation is attributable mainly to the medical imaging area and the sub-assemblies and component segment which were sold in previous years. This profit resulted mainly from the collection of receivables previously written off, income from royalties on patents rights and to exchange rate differences income attributable to monetary assets pertaining to discontinued operations

Cumulative effect from the application of a new accounting standard, resulted in loss of NIS 0.6 million in 2005;

The above resulted in net profit of NIS 561.1 million ($132.8 million) in 2006, compared to NIS 85.7 million for fiscal 2005.

Fiscal 2005 compared to Fiscal 2004

Revenues

Total consolidated revenues for 2005 were NIS 816.8 million compared to NIS 748.3 million for 2004, an increase of NIS 68.5 million, or 9.15%.

Revenues from sale of real estate assets and investments, net, for 2005 were NIS 281.7 million compared to NIS 131.9 million in 2004.

Revenues from sale of real estate assets and investments in 2005 were derived from (i) sale of four Polish commercial and entertainment centers to Klepierre in July 2005, which contributed net revenue of NIS 166.4 million; (ii) purchase price adjustment to the sale transaction of 12 Hungarian commercial and entertainment centers to Klepierre in July 2004, which contributed net revenues of NIS 53.4 million; (iii) sale of four Hungarian commercial and entertainment centers to Dawney Day in April 2005, which contributed net revenues of NIS 3.5 million; and (iv) sale of our interest (30%) in Shaw in December 2005, which contributed net revenues of NIS 58.4 million.

Revenues from sale of real estate assets and investments in 2004 derived from the sale of twelve Hungarian commercial and entertainment centers to Klepierre in July 2004.

For further elaboration of these transactions see “Item 10. Additional Information - Material Contracts - Commercial and Entertainment Centers” 2006 Form 20-F.

Revenues from commercial and entertainment centers operations in 2005 were NIS 143.0 million compared to NIS 311.9 million in 2004, a decrease of NIS 168.9 million or 54%. Such decrease resulted mainly from (i) the sale of the activities of 12 commercial and entertainment centers in Hungary, which were sold to Klépierre Group at the beginning of the third quarter of 2004 and which did not contribute any revenues in 2005 in comparison with NIS 115.5 million in the first half of 2004; (ii) the sale of the activities of four operational commercial and entertainment centers in Hungary which were sold to the Dawny Day Group at the beginning of the second quarter of 2005, which contributed revenues of NIS 11.5 million in the first quarter of 2005 compared to NIS 46 million in 2004; and (iii) the sale of the activities of four operational commercial and entertainment centers in Poland which were sold to Klépierre at the beginning of the third quarter of 2005 and which contributed revenues of NIS 40.0 million in the first half of 2005 compared to NIS 60.0 million in 2004.

Revenues from our hotel operations and management for 2005 were NIS 270.1 million as compared to NIS 218.4 million for 2004, an increase of NIS 51.7 million or 23.7%. The increase in revenues in the hotel division resulted primarily from the commencement of operations of the Riverbank Park Plaza Hotel in April 2005, which contributed additional revenues of NIS 39.1 in 2005; from an increase in revenues from the operations of Victoria London hotel mainly attributed to higher occupancy rate and higher average room rate; and from an increase in revenue from the Centerville apartments hotel in Bucharest mainly attributed to renovation and commencement of operations of an additional 60 apartments during 2005.

Revenues from InSightec’s sale of medical systems in fiscal 2005 were NIS 75.7 million as compared to NIS 44.0 million in 2004. The sales in fiscal 2005 represent sales of 15 "ExAblate 2000" Systems as compared to 10 systems in 2004.

Revenues from realization of investments in 2005 were NIS 2.0 million as compared to NIS 28.8 in 2004. The revenues in 2005 were attributed to additional proceeds received from the sale of our interest in Algotech in November 2003. The revenues in 2004 were attributable to: (i) Gain of NIS 12.4 million deriving from realization of investment-type monetary balances (i.e. foreign currency exchange rates results with respect to shareholder loans provided to our investee company previously recorded directly as cumulative foreign currency translation adjustments within shareholder equity and which, as a result of a repayment of such shareholder loans, were realized into the statement of operations); (ii) Gain deriving from decrease in shareholding of our interest in InSightec amounting to NIS 13.0 million (iii) Additional proceeds received from the sale of Algotech amounting to NIS 3.4 million.

Revenues from other operational income in 2005 were NIS 44.4 million, out of which NIS 31.8 million being revenues from the operation of Mango which was acquired in May 2005 and NIS 12.7 million representing lease of assets, as compared to NIS 13.2 million in 2004, all of which deriving from lease of assets.

Profits before Income Taxes

Set forth is an analysis of our profits before income taxes and the analysis of the decrease in our profits before income taxes from NIS 24.9 million in 2004 to NIS 14.4 million in 2005:

Profit from the sale of real estate assets and investments is presented net, after cost of assets or investments sold, therefore; the profits from such sales are equal to the revenues derived therefrom.

Costs and expenses from commercial and entertainment centers operations less revenues from commercial and entertainment centers in 2005 was NIS 14.7 million compared to revenues from commercial and entertainment centers operations less costs and expenses related to such revenues in 2004 of NIS 40.5 million. This decrease was attributable mainly to a decrease in the revenues of the commercial and entertainment centers as a result of the projected sales described above. The decrease in revenues was not followed by a matching decrease in other operational expenses related to the commercial and entertainment centers operations (i.e. initiation, selling & marketing as well as general and administrative expenses).

Revenues from hotel operations less costs and expenses related to such revenues in 2005 was NIS 10.7 million compared to NIS 11.2 million in 2004. This decrease is attributable mainly to the fact that the Riverbank Hotel which commenced operation in April 2005 was not operating on a full-scale basis while its fixed expenses (e.g. property tax, insurance, depreciation, etc.) corresponded to full-scale operations of such hotel resulting in losses of approximately NIS 12 million from this hotel which are typical to hotel in its preliminary stages of operation. Such losses were partially offset by an increase in profits of the Centerville apartment’s hotel in Bucharest and the Victoria London Hotel.

Revenues from sale of medical systems less costs and expenses related to such revenues in 2005 was NIS 25.4 million compared to NIS 18.0 million in 2004. This increase is attributable mainly to a growth in sales, as described in preceding paragraphs, offset by increase in selling and marketing expenses and general and administrative expenses attributable to sale of medical systems from NIS 16.2 million in 2004 to NIS 31.0 million in 2005. This increase in selling and marketing expenses was attributable to InSightec’s extensive efforts and resources devoted to expand its scope of sales and the increase in general and administrative expenses attributable to an increase in InSightec’s headquarters personnel in order to expand InSightec’s activities.

Profit from realization of investments is presented net, after cost of the investments sold and therefore the profit from such item is equal to the revenues derived therefrom.

Costs and expenses from other operational income less revenues from other operational income in 2005 was NIS 2.4 million compared to revenues from other operational income less costs and expenses related to such revenues in 2004 of NIS 9.6 million. which include the following: (i) revenues of Mango less costs and expenses of Mango of NIS 4.4 million; (ii) project initiation expenses of NIS 7.8 million mainly relating EMI’s tender offer to participate in Israel’s Channel 2 broadcasting; and (iii) revenues from lease of assets less costs and expenses of related to such revenues was NIS 9.8 million. Revenues from other operational income in 2004 less costs and expenses related to such revenues resulted from lease of assets and amount of NIS 10.0 million.

Research and development expenses, net in 2005 totaled NIS 59.8 million, after deducting NIS 3.9 million granted by the Israeli Office of the Chief Scientist (“OCS”), compared to NIS 38.2 million in 2004, after deducting NIS 7.7 million granted by the OCS. All research and development expenses derived from InSightec’s operations. InSightec expanded its scope of research and development in 2005 to new applications of the ExAblate 2000 systems as well as costs related to the developing of new systems.

General and administrative expenses decreased in 2005 to NIS 36.9 million from NIS 43.6 million in the previous year. This decrease is attributed mainly to a decrease in legal and other professional fees including, inter alia, a one-time write off of a provision previously recorded for such expenses as well as a decrease in headquarters salary expenses. General and administrative expenses include corporate executive, administrative, legal and accounting activities, rental expenses and professional fees. General and administrative expenses related directly to EMI’s operations are included in the cost and expenses of same operations, in accordance with the Single - Step Form, as described above.

Share in losses of associated companies, net, totaled NIS 12.0 million in 2005, compared to NIS 16.0 million in 2004. Such losses are attributable mainly to EMI’s share in losses resulted from the operations of our venture capital investments: Gamida, Olive and Easyrun, partially offset by net income deriving from Ercorner (the company holding the Dream Island project).

Finance expenses, net increased to NIS 122.3 million in 2005 from NIS 53.6 million in 2004. Such increase resulted from a combination of the following factors:

On 2005, EMI had an exchange rate differences loss of NIS 20.2 million as compared to an exchange rate differences gain of NIS 87.8 million in 2004 which was attributable to:

On 2004, our commercial and entertainment centers segment recorded an exchange rate differences gain of NIS 76.8 million, generated mainly by the significant re-valuation (5%) of the Hungarian Forint in Hungary (which until April 1, 2004 was the functional currency of the operations in that country), in relation to the Euro, which is the currency used in financing these activities. This compares to PC’s exchange rate differences losses in 2005 which amounted to NIS 2.1 million, since the Euro is both the functional currency of PC’s subsidiaries and the currency of its monetary net assets. In addition, in 2005, we had an exchange rate differences loss of NIS 12.6 million which resulted mainly from the Arena commercial and entertainment center in Israel as a result of an evaluation of the US dollar against the NIS which constitute Arena’s functional currency;

Our hotel segment (mainly its Romanian subsidiary) accrued exchange rate differences loss amounting to NIS 6.0 million in 2005 compared to exchange rate differences gain of NIS 17.4 million in 2004, attributed to the fluctuations of the US dollar against the Romanian Lei, being the subsidiary’s functional currency;

On 2005, we recorded an exchange rate differences loss of NIS 10.3 million, which is attributable to corporate loans provided to us in foreign currencies (mainly the US dollar) against the NIS. This compares to an exchange rate differences gain of NIS 13.0 million in 2004; and

An increase in our exchange rate differences gain from cash and bank deposits to NIS 10.8 million in 2005, compared to an exchange rate differences loss of NIS 19.4 million in 2004.

On fiscal 2005, we incurred interest expenses and a gain/loss from forward transactions of NIS 102.1 million as compared to NIS 141.4 million in 2004, which was attributable to the following:

On 2005, we recorded a gain from a forward transaction of NIS 14.7 million compared to a loss from such transaction of NIS 14.9 million in 2004; Such forward transactions were designed in order to hedge payments or proceeds that should have been paid or received in other currencies and which for accounting purposes do not constitute hedge transactions and therefore, their results were recorded in the statement of operations;

On 2005, our commercial and entertainment centers segment recorded interest expenses of NIS 27.3 million, compared to NIS 66.4 million in 2004 mainly due to a decrease in the scope of loans following the sale of the commercial and entertainment centers;

Our hotels segment recorded interest expenses of NIS 52.7 million compared to NIS 35.7 million in 2004, mainly due to the commencement of operations of the Riverbank Park Plaza hotel; and

Interest expenses in respect of our corporate loans less interest income on our deposits increased to NIS 35.5 million compared to NIS 24.4 million in 2004. This increase is mainly attributable to an increase in our scope of loans and an increase in the basic LIBOR rates for all currencies.

Other expenses, net, amounted to NIS 57.1 million in 2005 which are attributable mainly to: (i) disposition of assets and investment in the amount of NIS 21.8 million, part of which in the amount of NIS 13.0 million attributable to our investment in one of our investee company (Vcon Telecommunications Ltd., (ii) Other impairments losses mainly in respect of our real estate assets of in our hotel and commercial and entertainment centers segments.

As a result of the foregoing factors, profit before income tax totaled in 2005 NIS 14.5 million, compared to NIS 24.9 million in 2004.

Certain additional factors affecting our net profit for 2005 and 2004 included the following:

Income taxes in 2005 totaled NIS 7.8 million compared to NIS 15.8 million in 2004;

Minority interest in results of subsidiaries, net, totaled NIS 73.8 million compared to NIS 27.4 million in 2004, mainly resulting from an increase in EMI’s share in Elscint’s and InSightec’s losses;

The above resulted in profit from continuing operation totaling NIS 80.5 million in 2005, compared to NIS 36.5 million in 2004.

Profit from discontinuing operations, net, totaled NIS 5.9 million in 2005, compared to NIS 6.8 million in 2004; this profit resulted mainly from the collection of receivables previously written off and to exchange rate differences income attributable to monetary assets pertaining to discontinuing operations;

Cumulative effect from the application of a new accounting standard, resulted in loss of NIS 0.6 million in 2005;

The above resulted in net profit of NIS 85.7 million in 2005, compared to NIS 43.3 million for fiscal 2004.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

In 2003, the Israeli Bank Controller instituted new regulations governing lending by Israeli banks to groups of affiliated borrowers. Under these regulations, the banks are limited in their maximum exposure to groups of affiliated companies under a combined lending ceiling based on objective and subjective guidelines. As a result, our borrowing capacity may be limited under certain circumstances even if we have unused lines of credit, due to borrowing by companies affiliated with shareholders that are defined by the Controller of the Banks as controlling shareholders of EMI. In anticipation of such developments, we are developing credit facilities that will not be affected by the new regulations.

Our capital resources include the following: (a) private and public issuance of non-convertible debentures and shares; (b) Issuance of PC’s share in the London Stock Exchange; (c) lines of credit obtained from Israeli banks; (d) proceeds from sales of assets; (e) financing margins resulting from the refinancing of loans extended to the subsidiaries building the centers; and (f) available cash and cash equivalents. Such resources are used for one or more of the following purposes:

Equity investments in our commercial and entertainment centers and hotels constructed by our wholly owned and jointly controlled subsidiaries (special purpose entities that are formed for the construction of the various centers and hotels (“Projects Companies”)). We generally finance approximately 25%-30% of such projects through equity investments in the Project Companies, while the remaining 70%-75% is financed through a credit facility secured by a mortgage of the project constructed by the respective Project Company, registered in favor of the financial institution that provides such financing. The equity investments in the Project Companies are typically provided by us through shareholder loans that are subordinated to the credit facilities as therein provided;

Additional investments in InSightec if necessary. InSightec’s capital resources are obtained primarily from additional investments in equity or in convertible notes by its shareholders and from its revenues from sale of medical systems. Such amounts are used for research and development activities aimed at obtaining FDA approvals for further treatments and other general corporate expenses such as cost of revenues, marketing and selling and general and administrative expenses;

Additional investment in our investees (mainly venture capital investments); and

Other investments such as project initiation (mainly in India).

LIQUIDITY

The followings items elaborate on the major transactions and events carried out by us in 2006 and onwards, which resulted in material changes in our liquidity:

Sources of Cash from Major Transactions and Events - 2006 and 2007 to Date:

Between February and July 2006, we raised NIS 516.0 million ($122.1 million) and NIS 59.0 million ($14.0 million) aggregate principal amounts of unsecured non-convertible debentures Series A and B, respectively, from institutional investors in Israel. In August 2006 we filed prospectus for the registration of Series A and Series B for trade on the TASE. On the same date we filed an offering prospectus for the offering to the public in Israel of Series C, Series B and Series A debentures in a principal amount of NIS 459.0 million ($108.6 million), NIS 10.0 million ($2.4 million) and NIS 51.0 million ($12.0 million) respectively.

Series A, B and C were rated By Midroog Ltd. ("Midroog") at an A1 rating and by Maalot at an A rating, on a local scale.

On March 2007 Midroog had approved an additional series of debentures (Series D) of up to NIS 620.0 million ($146.7 million). Series D were rated at an A1 on local scale. In addition, Midroog had approved an upgrade to its rating to the existing Series A, B and C from A2 to A1 on a local scale

On April and May 2007, we raised NIS 514 million ($121.6 million) aggregate principal amount of unsecured non-convertible Series D debentures from institutional investors in Israel.

On October 2006 PC announced the successful pricing of the Initial Public Offering of its ordinary shares ("IPO" or "Offer") on the Official List of the London Stock Exchange. The Offer consisted of 92,346,087 ordinary shares (including over allotment options to UBS investment Bank) constituting approx 32% of PC share capital at a price of ₤1.8 per share. The total amount raised by PC (including the exercised over allotment options and net of the IPO's related expenses) amounted to €234.5 million ($303.0 million).

During 2006, PC received net cash consideration in the amount of €9.2 million ($12.0 million) from Klepierre in respect of purchase price adjustment regarding the commercial and entertainment centers sold in July 2005 (Stage A).

On June 2006 PC completed the construction of one of Czech commercial centers (The Novo Plaza) which was sold to Klepierre in July 2005 (Stage B) and in accordance with the terms of the agreement it was delivered to klepierre. The cash consideration paid to PC for Novo Plaza amounted to €5.0 million ($6.5 million).

On March 2006, through our jointly controlled subsidiaries, which hold three hotels in the United Kingdom (“Holding Companies”), we executed a refinance loan agreement together with Park Plaza. The Holding Companies and Park Plaza are jointly and severally borrowers under the agreement, while our share in the loan amounted to ₤97.5 million ($168 million) (“Refinancing Loan”).The Refinancing Loan proceeds were first used for the repayment of outstanding loans previously granted to the Holding Companies, in which our share amounted to ₤60 million ($104 million). The Holding Companies have transferred to us the surplus of the credit-received totaling ₤30.6 million ($52.7 million) out of which, ₤16.7 million ($28.7 million) was used to repay bank loans that financed our equity investments in the Holding Companies.

On May 2006, Elscint sold through a private transaction, 524,187 dormant shares of EMI in consideration for NIS 115 per share, generating net cash consideration of NIS 60.2 million ($14.2 million).

On April 2007 PC received a net cash consideration amounted to €12.5 million ($16.5 million) and € 19.6 million ($25.8 million) for the sale of Rybnik Plaza and Sosnowiec Plaza commercial and entertainment centers, respectively which were sold to Klepierre in July 2005 (Stage B).

On May 2007, Maalot, the Israel Securities Rating Company Ltd. (“Maalot”) has approved a rating of “A+/Positive”, for PC to raise new debt up to the amount of $400 million.

On June 2007, Maalot had approved an additional series of debentures (Series E) of up to NIS 530.0 million ($125.4 million). Series E were rated at an "A+/stable" on local scale. As of the date of this filling we did not raised any funds from this Series.

Use of Cash from Major Transactions and Events - 2006 and 2007 to Date:

On January 2006, we distributed to our shareholders a dividend in the amount of NIS 130.0 million ($30.8 million). Out of that amount: (i) NIS 3.1 million was paid to employees in respect of their holdings of EMI shares granted to them against non- recourse loans and therefore was recorded as compensation costs  in these financial statements; and (ii) NIS 2.7 million was paid to Elscint in respect of its shareholding in the Company’s stock.

On April 2007, we distributed to our shareholders a dividend in the amount of NIS 160.4 million ($38.0 million).

The following table sets forth the components of our cash flows statements for the periods indicated:

	Year ended December 31,
	2006	2006	2005	2004
	Convenience Translation $	NIS Thousands	NIS Thousands	NIS Thousands
Net cash used in operating activities	(123,870)	(523,367)	(99,108)	(21,562)
Net cash provided by (used in) investing activities	(46,580)	(196,787)	5,496	128,481
Net cash provided by financing activities	555,019	2,344,956	243,727	75,872
Net effect on cash due to changes in currency exchange rates	8,692	36,724	(6,516)	(522)
Increase (decrease) in cash and cash equivalents	393,261	1,661,527	143,599	182,269

Cash flow from operating activities

Net cash used in continuing operating activities for fiscal 2006 was NIS 537.2 million ($127.1 million), ascompared to NIS 102.7 million for fiscal 2005.

The repercussion of the change in our strategy mentioned above have a material affect on our consolidate cash flow from operating activities financial. Accordingly the cash flows from operating activities in 2006 include the costs of acquisition of trading property as well as the cost of construction of same. In addition, the proceeds from sale of trading property is included within the cash flows from operating activities. In previous year the cost of acquisitions and/or construction of trading property as well as the proceeds from the sale thereof were included within the cash flow from investing activities. Therefore in periods in which the cost of construction or purchase of trading property is higher than the proceeds from sale of same we will have a negative cash flow from operating activities.

Our cash flow from operating activities in 2006 influenced by the following factors:

On 2006 cash flow from operating activities included the cost of construction/acquisitions of several properties in the amount of NIS 572.7 million ($135.5 million) and NIS 133.2 million attributed to payments on the account of purchase of trading property and land inventories in Romania and  in India. This negative cash flow was offset by proceeds from sale of the Novo Plaza in the amount of NIS 286.8 ($67.9 million).

Operating activities in 2006 and 2005 also include cash expenses attributable to finance expenses in respect of our long term loans as well as other operating expenses including among others research and development expenses, sales and marketing and general and administrative expenses.

Cash flow from investing activities:

Cash flow used in investment activities amounted to NIS 196.8 million ($46.6 million) in 2006 as compared to cash flaw provided by investment activities amounted to NIS 5.5 million in 2005. This changes is mainly attributable to the following:

A decrease in the purchase of fixed assets to NIS 176.1 million in 2006 from NIS 435.8 million in 2005 mainly in respect of classifying the construction of our commercial and entertainment centers in Poland and the Czech Republic to trading property as part of the cash flow from operation activities offset by construction costs of the Bucaresti Hotel in Romania and the purchase of Victoria Monument hotel in Amsterdam.

A decrease in the proceeds from realization of investments in subsidiaries to NIS 74.5 million ($17.6 million) in 2006 from NIS 524.5 million in 2005 as a result of classifying these proceeds from cash flow from investing activities to cash flow from operating activity as part of sale of trading property.

Cash flow from financing activities

Cash flow from financing activities increased to NIS 2,345 million ($555.0 million) in fiscal 2006 from NIS 243.7 million in 2005. Such increase was attributable to:

Proceeds from the IPO of PC’s shares in October 2006 in the amount of NIS 1,280.1 million ($303.0 million) with no such cash flow in 2005.

Receipt of long term loans net of payment of long term loans in 2006 amounted of NIS 1,111 million ($263 million) compared to NIS 365 million in 2005. Such increase is attributable to issuance of non convertible debentures in the amount of NIS 1,107.8 million ($262.2 million) with no such issuance in 2005. In addition in 2006 we received other loans from banks and financial institutions in the amount of NIS 884 million ($209 million) mainly in respect of refinancing loan to our UK hotels compared to NIS 437 million in 2005. Furthermore, in 2006 we repaid long terms loans in the amount of NIS 882 million ($209 million) mainly as a result of the refinance loans mentioned above compared to NIS 72 million in 2005. A dividend payment in 2006 of NIS 124.2 million ($23.4 million) compared to NIS 153.9 million in 2005. The issuance of convertible debentures by InSightec of NIS 22.8 million in 2006 with no such issuance in 2005.

Major balance sheet changes

The following table discloses the balance sheet balances in NIS million and major balance sheet items as a percentage of total assets as of December 31, 2006 and 2005:

	2006		2005
	NIS million	%	NIS million	%
Current assets	3,539	57%	1,449	38%
Current liabilities	817	13%	887	23%
Long-term Investments and fixed assets	2,583	42%	2,206	58%
Long-term liabilities	3,047	49%	1,707	45%
Minority Interest	630	10%	11	0.3%
Shareholders’ equity	1,602	26%	1,054	28%

The increase in current assets of NIS 2,090 million ($494.7 million), or 19% of the item from total assets, was mainly as a result of funds raised from  issuance of debentures and as result of funds received from PC’s IPO in October 2006.

The increase in Long-Term liabilities of NIS 1,340 million ($317.1 million) or 4% of the item from total assets, was mainly as a result of issuance of debentures by us in 2006.

Elbit Medical Imaging Ltd.

Board of Directors (as of September  2007)

Mordechay Zisser (1)
Executive Chairman of the Board of Directors
Abraham (Rami) Goren
Vice Chairman of the Board of Directors
Shimon Yitzhaki (1) President and Director
Rachel Lavine
Director
Yehoshua (Shuki) Forer (2)
Director
David Rubner (2)
Director
Zvi Tropp (1) (2)
External Director
Yosef Apter (2)
External Director
Moshe Lion
Director
Shmuel Perets
Director

(1)           Member of the Donation Committee
(2)           Member of the Audit Committee

Registered Offices (as of September 2007) 2 Weitzman Street Tel Aviv, Israel Tel: (972-3) 608-6000, Fax: (972-3) 6086050

Corporate Officers	Investor Contact
Shimon Yitzhaki, President Marc Lavine, Corporate Secretary and General Counsel	The Global Consulting Group 22 Cortlandt Street, 14th Floor New York, NY 10007

Dudi Machluf, Chief Financial Officer Auditors Brightman Almagor & Co. Member of Deloitte Touche Tohmatsu International, Certified Public Accountants
Tel: 646-284-9439, Fax: 646-284-9494
Attention: Ms. Rachel Levin
E: rlevine@hfgcg.com
www.hfgcg.com

Transfer Agent and Registrar

American Stock Transfer and Trust Co.
59 Maiden Lane
New York, NY 10038
Tel: (718) 921-8275, Fax: (718) 921-8331

Elbit Medical Imaging Ltd.

Consolidated Financial Statements
As of December 31, 2006

ELBIT MEDICAL IMAGING LTD.
 CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006

Contents

                     Page

Reports of independent registered public accounting firm                                                                                                                                 2 - 3

Consolidated Financial Statements:

   Balance sheets                                                                                                                                                           4 - 5

   Statements of operations                                                                                                                                                       6

   Statements of changes in shareholders' equity                                                                                                                                        7 - 8

   Statements of cash flows                                                                                                                                                     9 - 11

   Notes to the consolidated financial statements                                                                                                                                     12 - 153

Appendix                                                                                                                                                            154

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS OF
ELBIT MEDICAL IMAGING LTD.
TEL AVIV, ISRAEL

We have audited the accompanying consolidated balance sheets of Elbit Medical Imaging Ltd. and its subsidiaries ("the Company"), as of December 31, 2006 and 2005, and the related consolidated statements of operations, statements of changes in shareholders' equity, and the consolidated statements of cash flows, for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain subsidiaries, whose assets included in consolidation constitute 35 % and 31% of the total consolidated assets, as of December 31, 2006 and 2005, respectively, and whose revenues included in consolidation constitute 26%, 45% and 44% of total consolidated revenues for the years ended December 31, 2006, 2005 and 2004, respectively. We also did not audit the financial statements of affiliates accounted for by use of the equity method. The Company’s equity of 22.6 NIS million and NIS 35 million in those affiliates’ net assets as of December 31, 2006 and 2005, respectively, and of NIS 4.5  million, NIS 7  million and NIS 4 million in those affiliates’ net loss for each of the three years ended December 31, 2006, respectively, are included in the accompanying financial statements. The financial statements of those companies prepared in accordance with International Financial Reporting Standards or in accordance with accounting principles generally accepted in the United States of America or in accordance with accounting principles generally accepted in Israel, as applicable, were audited by other auditors whose reports thereon were furnished to us, and our opinion, insofar as it relates to amounts included for those companies, on such basis of accounting, is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements (including the Company’s conversion of amounts in the financial statements of subsidiaries and affiliates, prepared in accordance with accounting principles generally accepted in the United States of America or accounting principles generally accepted in Israel to amounts in accordance with generally accepted accounting principles in Israel and in the United States of America). An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and on the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elbit Medical Imaging Ltd. and its subsidiaries as of December 31, 2006 and 2005, and the consolidated results of operations and cash flows, for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in Israel.

Accounting principles generally accepted in Israel vary in certain respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements.

As described in Note 2A (2), the financial statements are presented in reported amounts, in accordance with the accounting standards of the Israeli Accounting Standards Board.

As discussed in Note 17B, claims have been filed against Group companies. For some of those claims petitions have been filed for certification as class actions.

As discussed in Note 2L, the Company has adopted effective January 1, 2005, Standard No. 19 of the Israeli Accounting Standards Board, "income taxes".

As discussed in Notes 2V and 2W, the Company has adopted effective January 1, 2006, Standards No's 24 and 21 of the Israeli Accounting Standards Board, "income taxes".

Our audits also comprehended the translation of New Israeli Shekel amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2A(1).  Such U.S. dollar amounts are presented solely for the convenience of readers in the United States of America.

Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv (Israel), June 25, 2007

ELBIT MEDICAL IMAGING LTD.
CONSOLIDATED BALANCE SHEETS

		December 31
		2006	2005	2006
		R e p o r t e d
				Convenience
				translation
	Note	(in thousand NIS)		US$'000
Current Assets
Cash and cash equivalents	(3)	2,150,871	489,344	509,082
Short-term deposits and investments	(4)	279,112	240,072	66,062
Trade accounts receivable	(5)	51,141	35,404	12,105
Receivables and other debit balances	(6)	122,341	76,680	28,956
Inventories	(7)	24,710	24,132	5,849
Trading property	(7A)	910,493	583,101	215,501
		3,538,668	1,448,733	837,555

Long-Term Investments and Receivables
Deposits, loans and other long-term balances	(8)	201,493	62,139	47,691
Investments in investees and other companies	(9)	61,680	56,798	14,599
		263,173	118,937	62,290

Real Estate and other Fixed Assets	(10)	2,320,127	2,175,364	549,143

Other Assets and Deferred Expenses	(11)	24,650	30,476	5,834

Assets Related to Discontinuing Operation	(22)	12,483	12,607	2,954

		6,159,101	3,786,117	1,457,776

The accompanying notes to the financial statements constitute an integral part thereof.

ELBIT MEDICAL IMAGING LTD.
CONSOLIDATED BALANCE SHEETS

		December 31
		2006	2005	2006
		R e p o r t e d
				Convenience
				translation
	Note	(in thousand NIS)		US$'000
Current Liabilities
Short-term credits	(12)	480,771	655,407	113,792
Suppliers and service providers		107,117	82,013	25,353
Payables and other credit balances	(13)	229,000	149,995	54,201
		816,888	887,415	193,346

Long-Term Liabilities	(14)	3,047,446	1,707,254	721,289

Liabilities Related to Discontinuing Operation	(22)	40,513	62,430	9,589

Convertible Debentures		-	62,159	-

Minority Interest		630,187	11,449	149,157

Commitments, Contingencies, Liens and Collaterals	(17)

Options Issued by Subsidiaries		22,280	(*)1,186	5,274

Shareholders' Equity	(18)	1,601,787	(*)1,054,224	379,121

		6,159,101	3,786,117	1,457,776

(*)           Retrospective implementation of new Accounting Standard - see Note 2V.

Dudi Machluf Chief Financial Officer	Shimon Yitzhaki CEO, a member of the Board of Directors

Approved by the Board of Directors on:    June 25, 2007

The accompanying notes to the financial statements constitute an integral part thereof.

ELBIT MEDICAL IMAGING LTD.
CONSOLIDATED STATEMENT OF OPERATIONS

		Year ended December 31
		2006	2005	2004	2006
		R e p o r t e d
					Convenience
					translation
	Note	(in thousand NIS)			US$'000
		(Except for per-share data)

Revenues
Sale of real estate assets and investments, net	(19A)	80,218	281,661	131,921	18,986
Sale of trading property		286,633	-	-	67,842
Commercial centers operations		110,875	142,957	311,893	26,243
Hotels operations and management	(19B)	351,610	270,057	218,365	83,221
Sale of medical systems		85,824	75,713	44,049	20,313
Realization of investments	(19C)	697,358	1,958	(***)28,793	165,055
Other operational income	(19D)	58,035	44,409	13,238	13,736
		1,670,553	816,755	748,259	395,396
Costs and expenses
Cost of trading property sold		250,475	-	-	59,283
Commercial centers operations	(19E)	144,562	157,640	271,392	34,216
Hotels operations and management	(19F)	306,384	259,293	207,152	72,517
Cost and expenses of medical systems operation	(19G)	72,515	(*)50,374	26,039	17,163
Other operational expenses	(19H)	70,251	46,793	3,655	16,627
Research and development expenses, net	(19I)	62,566	(*)59,796	38,158	14,809
General and administrative expenses	(19J)	67,161	36,939	43,627	15,896
Share in losses of associated companies, net		9,665	12,028	15,968	2,288
Financial expenses, net	(19K)	129,127	122,321	53,569	30,563
Other expenses, net	(19L)	36,836	57,106	(***)63,806	8,719
		1,149,542	802,290	723,366	272,081

Profit before income taxes		521,011	14,465	24,893	123,315
Income taxes	(16)	5,222	7,798	15,804	1,235
Profit after income taxes		515,789	6,667	9,089	122,080
Minority interest in results of subsidiaries, net		9,691	(*)73,795	27,448	2,294
Profit from continuing operation		525,480	80,462	36,537	124,374
Profit from discontinuing operation, net	(22)	35,664	5,917	6,810	8,441
cumulative effect of accounting change at the beginning of the year	(2L)	-	(622)	-	-

Net income		561,144	85,757	43,347	132,815
Earnings per share - (in NIS)(**)	(19M)
Basic earnings per share:
From continuing operation		20.83	3.70	1.56	4.93
From discontinuing operation		1.41	0.27	0.29	0.33
Cumulative effect for the beginning of the year due to a change in accounting method		-	(0.03)	-	-
Basic earnings per share		22.24	3.94	1.85	5.26

(*)	Retrospective implementation of new Accounting Standard - see Note 2V.
(**)	Retrospective implementation of new Accounting Standard - see Note 2W.
(***)	Reclassified.

The accompanying notes to the financial statements constitute an integral part thereof.

ELBIT MEDICAL IMAGING LTD.
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

		Cumulative foreign currency				Loans to employees to acquire	Dividend declared after balance
Share	Capital	translation	Retained	Gross	Treasury	Company	sheet
Capital	reserves	adjustments	earnings	Amount	stock	Shares	date	Total
(In thousand NIS)
R e p o r t e d

Balance - January 1, 2004	33,028	466,839	139,939	369,647	1,009,453	(40,291)	(15,516)	-	953,646

Net income for the year	-	-	-	43,347	43,347	-	-	-	43,347
Issuance of shares (Note 18B(ii))	623	18,283	-	-	18,906	-	-	-	18,906
Differences from translation of autonomous foreign entities' financial statements (1)	-	-	(89,321)	-	(89,321)	-	-	-	(89,321)
Self-purchase of Company's shares (Note 18B(iv))	-	-	-	-	-	(138,519)	-	-	(138,519)
Sale of treasury stock (Note 18B(iii))	-	(2,725)	-	-	(2,725)	16,427	-	-	13,702
Employee shares premium	-	1,821	-	-	1,821	-	386	-	2,207
Declared dividend in respect of shareholders outside the group, other than employees (Note 18D(i))	-	-	-	(153,938)	(153,938)	-	-	153,938	-

Balance - December 31, 2004	33,651	484,218	50,618	259,056	827,543	(162,383)	(15,130)	153,938	803,968

Net income for the year	-	-	-	85,757	85,757	-	-	-	85,757
Issue of shares to the minority shareholders of Elscint (Note 9B(1))	3,479	288,728	-	-	292,207	-	-	-	292,207
Exercise of warrants (Note 20A(4))	350	15,645	-	-	15,995	-	-	-	15,995
Differences from translation of autonomous foreign entities' financial statements (1)	-	-	23,806	-	23,806	-	-	-	23,806
Dividend paid (Note 18D(i))	-	-	-	-	-	-	-	(153,938)	(153,938)
Repayment of loans as a result of the realization by employees of rights to shares	-	-	-	-	-	-	6,781	-	6,781
Loans to employees of Elscint in relation to shares issued as part of the merger	-	-	-	-	-	-	(10,112)	-	(10,112)
Employee shares premium	-	573	-	-	573	-	(573)	-	-
Declared dividend in respect of shareholders outside the group, other than employees (Note 18D(ii))	-	-	-	(124,160)	(124,160)	-	-	124,160	-
	37,480	789,164	74,424	220,653	1,121,721	(162,383)	(19,034)	124,160	1,064,464
Cumulative effect of accounting change at the beginning of the year (Note 2L)	-	-	(6,552)	(3,688)	(10,240)	-	-	-	(10,240)

Balance - December 31, 2005	37,480	789,164	67,872	216,965	1,111,481	(162,383)	(19,034)	124,160	1,054,224

 (1)               Net, after realization of capital reserves (see Note 19A. and 19C. below).

The accompanying notes to the financial statements constitute an integral part thereof.

ELBIT MEDICAL IMAGING LTD.
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (CONT.)

			Cumulative foreign currency				Loans to employees to acquire	Dividend declared after balance
	Share	Capital	translation	Retained	Gross	Treasury	Company	sheet
	Capital	reserves	adjustments	earnings	Amount	stock	Shares	date	Total
	(In thousand NIS)
	R e p o r t e d

Balance - January 1, 2006	37,480	789,164	67,872	216,965	1,111,481	(162,383)	(19,034)	124,160	1,054,224

Net income for the year	-	-	-	561,144	561,144	-	-	-	561,144
Exercise of warrants (Note 18B(viii))	28	1,105	-	-	1,133	-	-	-	1,133
Differences from translation of autonomous foreign entities' financial statements (1)	-	-	31,553	-	31,553	-	-	-	31,553
Dividend paid (Note 18D(ii))	-	-	-	-	-	-	-	(124,160)	(124,160)
Repayment of loans as a result of the realization by employees of rights to shares	-	-	-	-	-	-	16,970	-	16,970
Sale of treasury stock (Note 18B(vii))	524	23,055	-	-	23,579	23,864	-	-	47,443
Stock-base compensation expenses	-	13,480	-	-	13,480	-	-	-	13,480
Employees share premium	-	1,789	-	-	1,789	-	(1,789)	-	-
Declared dividend to shareholders other than employees	-	-	-	(159,767)	(159,767)	-	-	159,767	-

Balance - December 31, 2006	38,032	828,593	99,425	618,342	1,584,392	(138,519)	(3,853)	159,767	1,601,787

	Convenience translation into US$'000

Balance - January 1, 2006	8,871	186,784	16,064	51,353	263,072	(38,434)	(4,505)	29,387	249,520

Net income for the year	-	-	-	132,815	132,815	-	-	-	132,815
Exercise of warrants (Note 18B(viii))	7	261	-	-	268	-	-	-	268
Differences from translation of autonomous foreign entities' financial statements (1)	-		7,468	-	7,468	-	-	-	7,468
Dividend paid (Note 18D(ii))	-	-	-	-	-	-	-	(29,387)	(29,387)
Repayment of loans as a result of the realization by employees of rights to shares	-	-	-	-	-	-	4,017	-	4,017
Sale of treasury stock (Note 18B(vii))	124	5,457	-	-	5,581	5,648	-	-	11,229
Stock-base compensation expenses	-	3,191	-	-	3,191	-	-	-	3,191
Employees share premium	-	423	-	-	423	-	(423)	-	-
Declared dividend to shareholders other than employees	-	-	-	(37,814)	(37,814)	-	-	37,814	-

Balance - December 31, 2006	9,002	196,116	23,532	146,354	375,004	(32,786)	(911)	37,814	379,121

 (1)               Net, after realization of capital reserves (see Note 19A. and 19C. below).

The accompanying notes to the financial statements constitute an integral part thereof.

ELBIT MEDICAL IMAGING LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	561,144	(*)85,757	43,347	132,815
Adjustments required to present cash and cash equivalents from continuing operating activities (Appendix A)	(1,098,383)	(*)(188,454)	(64,553)	(259,968)
Net cash used in continuing operating activities	(537,239)	(102,697)	(21,206)	(127,153)
Net cash provided by (used in) discontinuing operating activities	13,872	3,589	(356)	3,283
Net cash used in operating activities	(523,367)	(99,108)	(21,562)	(123,870)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in initially-consolidated subsidiaries (Appendix C)	-	(117,666)	(35,546)	-
Purchase of fixed assets and other assets	(176,118)	(435,810)	(373,454)	(41,685)
Proceeds from realization of fixed assets, investments and loans	1,095	7,811	59,310	260
Proceeds from realization of investments in subsidiaries (Appendix D)	74,533	524,482	412,005	17,641
Investments (including by loans) in investee and other companies	(17,326)	(10,815)	(3,090)	(4,100)
Investment in long-term deposits, debentures and long-term loans	(35,000)	-	-	(8,284)
Proceeds from realization of long term deposits	657	18,579	8,965	157
Purchase of minority shares in subsidiaries	(446)	-	-	(112)
Short-term deposits and marketable securities, net	(44,182)	18,915	58,147	(10,457)
Net cash provided by (used in) continuing investing activities	(196,787)	5,496	126,337	(46,580)
Net cash provided by discontinuing investing activities	-	-	2,144	-
Net cash provided by (used in )investing activities	(196,787)	5,496	128,481	(46,580)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares, by a subsidiary, to its minority shareholders	1,280,108	-	13,492	302,984
Excercise of options into shares	1,133	15,995	-	268
Dividend Paid	(124,160)	(153,938)	-	(29,387)
Self-purchase of Company's shares	-	-	(138,519)	-
Issuance of convertible debentures by a subsidiary to its minority shareholders	22,979	-	60,234	5,439
Receipt of long-term loans	1,992,109	437,407	722,089	471,505
Repayment of long-term loans	(881,616)	(71,669)	(503,706)	(208,667)
Proceeds from income of treasury stocks	59,657	-	-	14,120
Proceeds from repayments of loans as a result of realization by employees of rights to shares	16,970	-	-	4,017
Short-term credit, net	(22,224)	15,932	(77,718)	(5,260)
Net cash provided by financing activities	2,344,956	243,727	75,872	555,019

Net effect on cash due to currency exchange rates changes	36,725	(6,516)	(522)	8,692

Increase in cash and cash equivalents	1,661,527	143,599	182,269	393,261

Cash and cash equivalents at the beginning of the year	489,344	345,745	163,476	115,821

Cash and cash equivalents at the end of the year	2,150,871	489,344	345,745	509,082

(*)           Retrospective implementation of new Accounting Standard - see Note 2V.

The accompanying notes to the financial statements constitute an integral part thereof.

ELBIT MEDICAL IMAGING LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS (CONT.)

Year ended December 31
2006	2005	2004	2006
R e p o r t e d
			Convenience
			translation
(in thousand NIS)			US$'000

Appendix A -
Adjustments required to present cash and cash equivalents from continuing operating activities

Income and expenses not involving cash flows:
Discontinuing operation	(35,664)	(5,917)	(6,810)	(8,441)
Depreciation and amortization (including impairment of investments and assets)	124,540	129,356	191,752	29,477
Share in losses of associated companies	9,665	12,028	15,968	2,288
Minority interest in results of subsidiaries	(9,691)	(*)(73,795)	(27,448)	(2,294)
Loss from realization of assets and liabilities	11,970	21,836	12,201	2,834
Exchange-rate differences on loans and deposits, net	7,107	25,677	(104,679)	1,682
Stock base compensation expenses	28,986	(*)1,694	-	6,861
Profit from realization of investments	(80,218)	(283,619)	(148,334)	(18,986)
Profit from decrease in holding in subsidiary	(667,971)	-	-	(158,099)
Profit from realization of monetary balances of a capital-nature in investee companies	(29,387)	-	(12,378)	(6,955)
Deferred taxes	334	2,682	12,516	79
Others	478	3,761	(274)	113

Changes in assets and liabilities:
Trade accounts receivables	(18,351)	(24,140)	(6,023)	(4,342)
Receivables and other debit balances	206	(10,142)	15,102	48
Long-term receivables	6,107	(2,946)	(5,354)	1,445
Inventories	(2,105)	(12,952)	(2,646)	(498)
Trading property	(321,992)	-	-	(76,211)
Payment on account of trading property	(133,256)	-	-	(31,539)
Suppliers and service providers	6,798	13,502	(1,997)	1,609
Payables and other credit balances	4,061	14,521	3,851	961
	(1,098,383)	(188,454)	(64,553)	(259,968)

Appendix B -
Non-cash transactions

Acquisition of fixed assets and other assets by credit	5,078	62,533	18,570	1,202

(*)           Retrospective implementation of new Accounting Standard - see Note 2V.

The accompanying notes to the financial statements constitute an integral part thereof.

ELBIT MEDICAL IMAGING LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS (CONT.)

Year ended December 31
2006	2005	2004	2006
R e p o r t e d
			Convenience
			translation
(in thousand NIS)			US$'000

Appendix C -
Initially consolidated subsidiaries

Deficit in working capital (excluding cash), net	-	1,769	28	-
Long-term receivables, investments and deposits	-	(387)	-	-
Fixed assets and other assets	-	(226,469)	(35,706)	-
Long-term liabilities	-	107,421	132	-
	-	(117,666)	(35,546)	-

Appendix D -
Proceeds from realization of investments in subsidiaries

Working capital (excluding cash), net	(7,773)	17,775	1,347	(1,840)
Long-term receivables, investments and deposits	753	-	-	178
Fixed assets and other assets	2,052	1,167,940	1,585,181	486
Long term loans	(3,382)	(1,022,113)	(1,091,661)	(800)
Other long term receivables	-	39,563	(61,452)	-
Profit from realization of subsidiaries	5,429	228,258	131,921	1,285
Realization of capital reserves from foreign currency translation adjustments	2,665	39,656	(153,331)	631
	(256)	471,079	412,005	(60)
Profit from realization of subsidiaries which were disposed of in previous years	74,789	53,403	-	17,701
	74,533	524,482	412,005	17,641

The accompanying notes to the financial statements constitute an integral part thereof.

        ELBIT MEDICAL IMAGING LTD.
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -	GENERAL

A.	The Company engages, directly and through its investee companies, in Israel and abroad, mainly in the following areas:

-	Initiation, construction, operation, management and sale of commercial and entertainment centers in Israel, in Central and Eastern Europe and in India.

-	Hotels ownership, primarily in major European cities, as well as operation, management and sale of same.

-	Long term leases of real estate property.

-	Investments in the research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment.

-	Distributing and marketing of woman's fashion and accessories.

-	Venture-capital investments.

B.	The Company's shares are registered for trade on the Tel Aviv Stock Exchange and in the United States on NASDAQ.

C.	Definitions:

The Company -	Elbit Medical Imaging Ltd. ("EMI").

Subsidiaries
(consolidated companies) -	companies which over 50% of voting rights thereof or of rights to appoint directors therein are vested with the Company.

Proportionately consolidated
companies -
companies and joint ventures (including partnerships) which the Company holds, together with other entities, among which there exists a contractual agreement for joint control, and the decision making in areas vital to the joint venture is to be made jointly and with the consent of all interest-holders, and which financial statements are consolidated with those of the Company by the proportionate consolidation method.

Associated companies -
companies in which the Company's (direct or indirect) rights entitle it to exercise significant influence on their financial and operational policies, which have been included on the basis of the equity method in accordance with the principles established by Opinion No. 68 of Institute of the Certified Public Accountants in Israel ("ICPAI") and which are not fully or proportionately consolidated.

Investee companies -	consolidated companies, proportionately consolidated companies and associated companies. For a list of principal investee companies - see Appendix to these financial statements.

Acquisition and/or holding
and/or ownership
and/or control -	whether directly or indirectly, through Israeli or foreign subsidiaries.

Group -	the Company and its investee companies.

        ELBIT MEDICAL IMAGING LTD.
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -        GENERAL  (CONT.)

C.    Definitions (cont.):

    Parent company -Europe Israel (M.M.S.) Ltd. ("EIL").

    Europe Israel Group -Europe Israel (M.M.S.) Ltd. and its investee companies.

    Control Centers  -Control Centers Ltd. - the controlling shareholder of Europe Israel (M.M.S.) Ltd. ("CC").

    Control Centers Group -Control Centers and its investee companies.

    Related parties -as defined in terms of Opinion No. 29 of the ICPAI.

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES

A.	Financial statements in reported amounts

(1)	General

On January 1, 2004, Accounting Standard No. 12 of the Israel Accounting Standards Board ("IASB") ("Standard 12") came into force and effect. In accordance with the provisions of Standard 12, adjustment of financial statements to the inflation ceased commencing January 1, 2004, with adjusted amounts of non-monetary items which were included in the balance sheet as of December 31, 2003, used as basis for the nominal financial reporting as and from January 1, 2004. Amounts presented in the financial statements for all periods were, therefore, included in values to be hereinafter referred to as - "Reported amounts".

The term "cost" in the financial statements indicates cost in reported amounts, unless otherwise stated.

Convenience translation

The financial statements as of December 31, 2006 and for the year then ended have been translated into U.S. dollar using the representative exchange rate as of that date (U.S.$1.0 = NIS 4.225). Such translation was made solely for the convenience of the U.S. readers. The dollar amounts so presented in these financial statements should not be construed as representing amounts receivable or payable in dollars or convertible into dollars but rather a translation of reported amounts into U.S. dollars, unless otherwise indicated.

        ELBIT MEDICAL IMAGING LTD.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

A.	Financial statements in reported amounts (cont.)

(2)	Principles of adjustment of nominal value amounts to their respective reported amount

Balance sheet

The balance-sheet items have been included in the following manner:

Non-monetary items (mainly fixed assets and other assets, depreciation thereof, and share capital) have been adjusted according to the changes in the CPI from their respective acquisition or formation date, as the case may be, through December 2003 and from such date (or the acquisition or formation date, whichever be the later) through the balance-sheet date - with no further adjustment (in nominal values).

Monetary items (representing amounts receivable or payable at par value or which are presented in realizable values) are included in their nominal values.

The value of investments in investee companies and minority interest in subsidiaries have been determined on the basis of the financial statements of those companies, in reported values. As to foreign autonomous investee companies - see section (3) below.

Reported values of non-monetary assets do not necessarily represent realizable or actual economic value, but rather the original values calculated in accordance with the above stated principles.

Statement of operations

Statement of operations’ items have been included in the following manner:

Revenues and expenses, including financial expenses and excluding those generated from non-monetary items, have been recorded in their nominal values.

Income and expenses stemming from non-monetary items (mainly depreciation and  amortization) have been recorded on the basis of principles used for the inclusion in the balance sheet, of the items to which they relate.

The Company's share as well as minority interest in the results of investee companies were determined on the basis of the financial statements thereof in reported amounts. As to foreign autonomous investee companies - see section (3), below.

        ELBIT MEDICAL IMAGING LTD.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

A.	Financial statements in reported amounts (cont.)

(3)	Foreign Investee Companies

(i)	Financial statements of autonomous foreign entities were prepared based on principles detailed in section (2) above and were translated into the Company’s reporting currency as follow:

•
Balance sheet items were translated using the exchange rate prevailing as at the balance sheet date. Goodwill generated upon acquisition of an "autonomous foreign entity" is regarded as an asset of such autonomous foreign entity and is translated based on closing rates.

•	Revenues and expenses were translated based on exchange rate as at the date of transaction or for sake of practicality - using average exchange rate for the period.

•
Exchange rate differences resulting from such translation are charged to the "Capital reserve from foreign currency translation adjustments of autonomous foreign entities’ financial statements" within the shareholders' equity.

•
Exchange rate differences resulting from (i) monetary balance of a capital-nature provided  to autonomous foreign entities; (ii) loans used to finance investments in autonomous foreign entities in same currency have been included also in that item of shareholders' equity.

•	Income taxes relating to such exchange differences have also been included in that item of shareholders’ equity.

•
Adjustment of financial statements of "autonomous foreign entities" prior to translation thereof to the reporting currency of the reporting entity, shall only be carried out when the "autonomous foreign entity" operates in a hyper-inflationary environment. In such instances, translation of the entire financial statements shall be carried out based on closing rates.

•
Upon the realization of an autonomous foreign entity, in whole or in part (including realization as a result of a decline in holding percentage arising from the issuance of shares to a third party or through the repayment of monetary balances of a capital-nature), such foreign currency translation adjustments relating to the realized investment are charged to the statement of operations as other income (expense).

        ELBIT MEDICAL IMAGING LTD.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

A.	Financial statements in reported amounts (cont.)

(3)	Foreign Investee Companies (cont.)

(ii)
On May 1, 2004, several countries, among them Hungary, Poland and the Czech Republic, joined the European Union. The joining countries undertook to manage an economic policy that conforms to certain monetary and regulatory targets, aiming at implementing required conditions for the adoption of the Euro as the country’s legal currency. As a result, the PC Group companies that are incorporated and operate in these countries (the "Companies") deemed it necessary to reconsider their settlement currency with lessees the nature and scope of protection of the value of their financial assets and liabilities, their currency risk management policy, etc. Following examination of the criteria stipulates in International Accounting Standard No. 21 (as revised) (IAS- 21) and SIC19 (given the absence of any specific standard in Israel as to the "functional currency" of autonomous foreign entities)  and  according to the nature of the companies’ operations and the changes in the economic environment in which they operate, PC’s management is of the opinion that as of April 1, 2004 and thereafter, the Euro, rather than the local currency, reflects, more adequately, the business condition and the results of operations of the companies. Accordingly, the Euro serves as the functional currency of these companies starting from April 1, 2004.

B.	Consolidated financial statements

The consolidated financial statements include the financial statements of the Company and its subsidiaries. Results of operations of subsidiaries are included, as from the date of incorporation or proximate to the date of acquisition thereof by the Company, as the case may be, through each balance-sheet date, or a date proximate to sale thereof (or voluntary liquidation), whichever be the earlier. As for an investment in a company in which control has not been attained through December 31, 2006 - see Note 9B.(3)l.

Assets, liabilities and operations of jointly controlled companies and ventures have been included in the consolidated financial statements, on the basis of the proportionate-consolidation method, in accordance with principles established by Opinion no. 57 of the ICPAI.

Data extracted from amounts included in financial statements of subsidiaries, have been included within the consolidated financial statements following adjustments required for compliance with unified accounting principles used by the Group.

Material inter-company balances and transactions have been eliminated in the consolidated financial statements.

Profits generated from intercompany transactions, the results of which are attributable to assets, which at the respective balance-sheet date had not been realized to third parties, were eliminated in the consolidated financial statements.

        ELBIT MEDICAL IMAGING LTD.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

C.	Presentation method of the financial statements and the change thereof

Significant recent global changes, particularly in the real estate business in which the Company operates, enable it to utilize its relative advantage therein. Such changes include, among others, decrease in commercial assets' long-term yield rates, low short term interest rates, rapid financial progress in developing markets and transformation thereof to more readily accessible geographical targets. Concurrently with such changes and consequently thereto, a significant increase was noted in the demand for real assets, both by private, as well as by institutional investors, pension funds, REIT funds, and others. The above mentioned global changes led the management to reexamine the Company’s nature of activity while attempting to strategically alter its business. The core of such change is expressed in evolving the major part of the Company's business activities from the entrepreneurship, development and operation of various commercial real estate assets in the medium to long term, into the entrepreneurship and development of such assets supported by short term management and operation activities with the principal objective of founding and stabilizing the assets for the sale thereof, as closely as possible to completion of construction, and/or into the construction of assets under pre-sale development agreements executed with third parties. The reexamination resulted in redefinition of the Company's operations and business, such that sales of its operational assets, are included therein.

Following the consummation of the various "exit" transactions which commenced during 2004 and continued in 2005 and 2006, and in consequence of the change to the Company’s business model as specified above, the Company’s management believes that the presentation of its statement of operations in “Multiple - step form” is no longer an appropriate method . The Company's management believes that all costs and expenses (including selling and marketing, general and administrative and financial expenses) should be considered as continuously contributing to the generation of the overall income and profits, and attributing only part of the expenses directly to revenues, would properly represent the Company’s results of operations. Management also believes that dividing those operational costs, which directly relate to identified operations, to separate items such as "cost of sales", "selling and marketing expenses", and "general and administrative expenses", is no longer  appropriate to the Company, (having a wide range of different activities), and alternative classification should be applied which recognizes two types of costs: (i) those directly related to revenues; and (ii) overhead expenses which serve the business in general and are to be determined as general and administrative expenses. Moreover, distinction between those costs, which are or are not taken into account in determining the gross profit, requires significant discretion, often entailing inconsistent and insufficiently reliable accounting classification. The Company's management believes this new method of presentation reflects more appropriately and suitably the nature of the Company’s operations on a consolidated basis, in the light of the Company’s modified strategy and goals.

Accordingly, from the third quarter of 2005, the Company has adopted a new method for the presentation of its consolidated statement of operations reports, whereby all expenses are presented in one group, which is deducted as a whole from the total revenues which are also, in turn, represented in one group (“Single - Step Form”), as opposed to the former presentation method ("Multiple - Step Form").

In addition part of the Company’s real estate assets (mainly real estate assets under construction which are designated to use as commercial centers) were reclassified from fixed assets to trading property (inventories) within the currents assets (See Note 7A) and part of the long term bank loans related to theses trading properties were also reclassified to short term credits within the current liabilities.

Furthermore, cash flow from operating activities in 2006 include the acquisition and/or construction costs in respect of trading property as well as  the proceed from the disposal of same as opposed to inclusion of these  items within cash flows from investing activities in the cash flows of 2005 and 2004.

        ELBIT MEDICAL IMAGING LTD.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

D.	Cash and cash equivalents

Cash equivalents include unrestricted liquid deposits, maturity period of which, as at the date of investments therein, does not exceed three months.

E.	Allowance for doubtful debts

The allowance has been specifically determined in relation to debts, the collection of which, in the opinion of management of the companies, is doubtful.

F.	Marketable securities

Investments in marketable securities, designated by management for sale in the short term, are included in current assets at their market value as at the balance-sheet date. Changes in the value of such securities are recorded in the statement of operations as incurred. Investments in marketable securities not designated by management for sale in the short term and which are not part of the Group's liquid resources are presented at cost excluding events when, in the opinion of management, there exists a decline in value of other - than -temporary nature.

G.	Inventories and trading property

1.	Inventories

Inventory is stated at the lower of cost or market value, with cost determined in the following manner:

Hotel inventory and merchandise - by the "first-in, first-out" method;

Raw materials - by the weighted average method;

Work-in-process and finished goods - by cost of material, labor and indirect manufacturing costs.

As for Accounting Standard No. 26, which is effective from January 1, 2007 - see Note 2AA(i).

2.	Trading property

Properties that are being constructed or developed for future sale (inventory) are classified as trading properties and stated at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Financing costs in respect of credit used for acquisition or construction of trading property as well as all costs directly associated with the purchase of trading properties and all subsequent expenditures for the development of such properties are capitalized to the cost of the trading property. As to borrowing costs capitalization principles – see also item U. below. Cost of trading properties is determined on the basis of specific identification of their individual costs.

        ELBIT MEDICAL IMAGING LTD.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

H.	Investments in investee and other companies

Investments in associated companies are presented by the equity method.

In circumstances where the Company's ownership in an investee company (mainly, venture capital investments) is in the form of preferred securities or other senior securities, the Company records equity losses based on the ownership level of the specific investee’s securities or loans extended by the Company to which the equity method losses are being applied.

Through December 31, 2005, losses (if any) deriving from expected realization of convertible securities or exercise of vested rights to shares issued by such investee companies (including shares financed by loans, when such securities constitute the sole security for repayment of loans), were taken into consideration, if such conversion or exercise is probable. In accordance with the provision of Standard no. 22, which is effective from January 1, 2006, the Company should recognize losses from decrease in holding in investee company, only when such convertible securities or vested right of the investee were converted or exercised into investee's shares.

The excess of the investment's cost over the Company's share in the fair value of the investee companies’ net identified assets at acquisition (or upon the change from the cost method to the equity method, as applicable), is recorded as goodwill. Through December 31, 2005, goodwill was amortized over its estimated economic benefit period, (generally 10 years). In accordance with the provisions of accounting standard No. 20, which is effective from January 1, 2006, goodwill attributed to investment in subsidiaries, will not be amortized but will be examined for impairment once a year or more frequently should there be an indications of goodwill impairment. Impairment of goodwill, attributed to investment in associated companies, will be examined in circumstances which may indicate goodwill impairment in respect of the investment in the associated company, as a whole.

Financing costs in respect of credit used for investment (shares and loans) in companies engaged solely in the construction of projects, have been capitalized to cost of investment.

Gain from issuance of shares to a third party by a research-and-development stage investee company, has been recorded as deferred income and charged to the statements of operations as other income, over three years or up to the holding entity’s share in the losses of the investee company, whichever is higher on a cumulative basis for each given year.

I.	Fixed assets

(1)	Fixed assets are stated at cost. Investment grants have been deducted from cost of assets for which they have been granted.

The cost of the land and building construction includes, among other things, costs in respect of contractual obligations for the acquisition of land when the group companies' obligations thereunder are substantially finalized at the financial statement date (i.e., all major conditions required for the conclusion of the transaction and its implementation had been fulfilled) and the amounts thereof are determined. Amounts not yet paid as at each respective balance-sheet date, are presented, accordingly, as a liability.

Improvements and renovations are charged to cost of assets. Maintenance and repair costs are charged to the statement of operations as incurred.

Consideration paid for multiple assets acquired at an aggregate amount ("package") is allocated to the cost of the assets on the basis of value estimation and relatively to their fair value in that package.

        ELBIT MEDICAL IMAGING LTD.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

I.	Fixed assets (cont.)

(1)	(Cont.)

Financing costs in respect of credit used for acquisition or construction of buildings (including acquisition of related land) as well as direct supervision and construction costs incurred in the pre-operating period, have been capitalized to the cost of the buildings. As to borrowing costs capitalization principles - see item U below.

Fixed assets acquired from controlling shareholders of the Company are included according to their reported book value in the controlling shareholders' financial statements immediately prior to acquisition thereof.

(2)
Depreciation is calculated by the straight-line method at annual rates deemed sufficient to depreciate the assets over their estimated useful lives. Leasehold improvements are amortized over the estimated useful period of use not exceeding the lease period (including the period of renewal options that the company intends to exercise).

Annual depreciation rates are as follows:

%

Freehold land	0
Leasehold land	Over lease period
Hotels	1.1 - 1.5
Commercial centers	2.0
Other buildings	2.0 - 2.5
Building operating systems	7.0 (average)
Other fixed assets (*)	6.0 - 33.0

(*)	Consists of motor vehicles, aircraft, office furniture and equipment, machinery and equipment, electronic equipment, computers and peripheral equipment, software, leasehold improvements, etc.

(3)	As for Accounting Standards No. 27 and No. 16, which are effective from January 1, 2007 - see Note 2AA.(v) and 2AA.(ii).

J.	Other assets and deferred expenses

(1)	Acquired patent rights, technical know-how, intellectual property and distribution rights - are stated at cost and amortized by the straight-line method over their estimated benefit period (10 years).

(2)
Hotel and/or commercial center pre-opening costs - mainly: employee training, testing of systems and preparation of the hotel/center for opening, operation and occupancy, are stated at cost and amortized over a three-year period from commencement of full-scale operations.

(3)	Entertainment and leisure facilities operating rights - are included at cost and amortized by the straight line method over their estimated benefit period.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

J.	Other assets and deferred expenses (cont.)

(4)
Costs of obtaining loans - Includes costs related to refinancing loans, which in effect constitutes an extension of previous loans (including costs deriving from prepayment of loans), are capitalized as incurred and are charged to the statement of operations over the loans' period of benefit and in relation to their balance. Through December 31, 2005, such costs were presented in the balance sheet as "Other assets and deferred expenses". Commencing January 1, 2006, the Company prospectively applies the provision set forth in standard No. 22 and accordingly such costs were offset from the related long term loans and should be depreciated using the effective interest method.

(5)
Operating costs relating to initiation activities - (prior to finalization of the investment transaction or land acquisition, etc.) are capitalized as incurred, when an investment or a property acquisition transaction is reasonably foreseeable, and are charged to the cost of the investment or the real estate project cost upon the execution of the investment or the acquisition. In circumstances where execution of investment or transaction is not probable or the expected economic benefit is doubtful, these costs are charged to the statement of operations.

(6)
Costs of obtaining long-term leases - are capitalized as incurred and charged to the statements of operations over the respective lease period or on an average basis, as applicable. When a termination of a contract, or a group of contracts is reasonably expected, or when the expected economic benefit of these costs is doubtful, these costs are charged to the statement of operations.

(7)	Costs of a long-term service contract - are stated at cost and amortized over the service period (5 years).

As for accounting standard No. 30 which is effective from January 1, 2007 - see Note 2AA.(vi).

K.	Long-term receivables and liabilities

(1)
Long-term fixed period liabilities, which do not bear specified interest or that bear interest, are stated at present value (discounted at market interest rates customary for similar loans). The effective interest is charged to the statement of operations over the term of the liability.

(2)
Suppliers credits and other short term liabilities, as well as short-term bank borrowings used for construction of commercial centers and/or hotels and whose repayment sources are funded by long-term financing agreements with financial institutions, have been included as long-term liabilities. Repayment schedules of such loans are included in accordance with the terms of the respective long-term credits, according to agreements with the lenders.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

L.	Income taxes

Deferred taxes are calculated in respect of all temporary differences, including (i) differences between the timing of record of income and expenses in the financial statements and the recognition thereof for income tax purposes; (ii) differences between the reported value of non-monetary assets (through December 31, 2004 - excluding the adjustment component for buildings - see below) and the amount deductible for income tax purposes other than for temporary differences generated upon initial recognition of goodwill and/or asset or liability, not in connection with a business combination and that which at the initial recognition thereof had no effect on the accounting or tax net income; (iii) tax losses and deductions that may be carried forward for future years or used against previous years; and (iv) differences between fair value of identified assets and liabilities of subsidiaries upon acquisition of the investment therein, and their value for tax purposes. Deferred taxes in respect of assets depreciation of which is not tax deductable and which were acquired through business combination occurred before January 1, 2005, were not provided. Deferred taxes have also been calculated in respect of temporary differences generated from the measurement currency in the financial statements being other than that according to which profit (loss) is determined for tax purposes.

The calculation of tax liabilities (current and deferred) does not include taxes that would have arisen in the event of a realization of investments in investee companies (except those that are to be liquidated), or upon receiving their retained earnings as dividends, since, in respect of some, dividends from profits thereof and/or gains to be generated from their realization, are tax exempt, and in respect of others, it is management's policy not to realize and/or to declare dividend out of their retained earnings, or other form of profit distributions, in the foreseeable future, in a manner which entails additional substantial tax burden on the group, except for the effect of the Israeli tax laws that would apply to undistributed profits of foreign investee companies as from January 1, 2003 - See Note 16B(1)(b).

A tax benefit is recorded as an asset, only when its realization against future taxable income is probable, or when sufficient taxable temporary differences, the timing of reverse of which does not precede the realization timing of the tax benefit, as aforestated, exist. Tax assets and liabilities (current and deferred), are calculated according to the tax rates and relevant laws expected to apply upon utilization thereof, as are in effect (or enactment thereof is practically completed) as at the balance sheet date. Current and deferred taxes relating to capital reserve from foreign currency translation adjustments or to other capital items are charged directly to shareholders' equity. Deferred taxes deriving from changes in the tax rate (including those in respect of balances previously created on temporary differences within a business combination) are charged to the income tax item in the statement of operations, or in the capital reserve from foreign currency translation adjustments, as applicable.

In accordance with the provision of Standard No. 19, as effective from January 1, 2005, the Company initially included in its financial statement for the year ended December 31, 2005 deferred taxes mainly in respect of the adjustment component of land and buildings which was recorded as "cumulative effect for the beginning of the year due to a change in accounting method" in the statement of operations and in the statement of changes of shareholders’ equity.

Deferred taxes in respect of exempt profits of an approved enterprise - see Note 16B.(1).d.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

M.	Exchange rates and linkage bases

Foreign currency balances or those linked thereto are included in the financial statements on the basis of the exchange rate in effect as at the balance-sheet date.

Balances linked to various indices or security rates, are included on the basis of the relevant index or rate, as applicable to each linked asset or liability.

Rate of exchange of NIS, in effect, in relation to foreign currency (in NIS)

	December 31
	2005	2006

US Dollar ($)	4.603	4.225
EURO (€)	5.446	5.564
British Pound (£)	7.940	8.228
Romanian New Lei (RON)	1.480	1.645
Indian Rupee (INR)	0.101	0.095

Scope of change in the exchange rate, in effect, of the NIS in relation to the foreign currency (%)

	Year ended December 31
	2004	2005	2006
US Dollar ($)	(8.21)	6.84	(1.62)
EURO (€)	2.16	(7.32)	6.21
British Pound (£)	3.62	(4.42)	5.85
Romanian New Lei (RON)	11.10	(0.03)	9.63
Indian Rupee (INR)	(5.94)	2.21	2.76

N.	Financial instruments

(1)	Financial instruments - see Note 23.

(2)
Results of derivatives and financial instruments designated for hedging purposes of existing assets and liabilities, or against fluctuations in the exchange rates in which firm commitments are denominated, as well as those designated as a hedge against fluctuations of interest rates of variable-interest loans, are charged to the statement of operations concurrently with the charging of the results from the hedged assets and liabilities and/or the realization of the relevant transaction and/or the charging of the interest according to the interest rate specified in the loan agreement, as applicable.

Derivative financial instruments not designated for hedge purposes are presented at their estimated fair value. Changes in their fair value during the reported period are charged to the statement of operations.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

O.	Impairment of long-lived assets

The Company applies Standard No.15 of the IASB - "Impairment of Assets", which sets forth the accounting treatment and method of presentation required in the event of asset impairment (including investments in associated companies), and provides for the assets of a corporation not to be presented in amounts exceeding the higher of their net selling price or their value in use based on future discounted cash flow expected to be generated from such an asset ("recoverable amount"). Standard No. 15 stipulates that the recoverable amount must be assessed whenever indicators point to a possible impairment of an asset. Any impairment of assets is to be recorded as a loss in the statement of operations.

P.	Convertible debentures

Through December 31, 2005, convertible debentures of a subsidiary were included based on conversion probability tests, as set out in Opinion No. 53 of the ICPAI. Debentures, whose conversion was not probable, were presented at their liability value. Debentures, whose conversion were probable were included as a quasi-equity item between liabilities and shareholders equity, at the higher of their monetary or non-monetary value. In accordance with the provision of Standard No. 22, as effective from January 1, 2006, the liability component and the conversion option component should be measured at the date of their issuance and should be recognized separately in the balance sheet. The fair value of the liability component is determined based on the interest rates customary to similar debentures having no conversion rights. The difference between the convertible debenture's proceeds and the fair value of the liability component is attributed to the conversion option and is recognized in the consolidated financial statements as quasi-equity item.

Q.	Share capital

Company shares held (directly or through a subsidiary) by the Company (“dormant shares"), are presented at cost and deducted from share capital of the Company according to the "treasury stock" method.

The sale of "treasury stock" or the issuance of Company’s shares to third parties is recorded based on the fair value of the assets or cash received in consideration thereof or the fair market value of shares issued, as applicable. Income taxes resulting from sale of "treasure stock" (if any) are charged directly to the shareholders' equity.

Loans granted to employees for purchasing the Company's shares which constitute the sole security for the loans' repayment, and which shall be repaid out of proceeds of the sale thereof, are included in the balance sheet as a deduction from shareholders' equity.

R.	Revenue recognition

(i)
Revenues from the leasing of property and management fees, as well as other revenue relating to the operations of commercial and entertainment centers, are recorded pro rata over the term of the lease and/or the service.

(ii)	Revenues from hotel operations are recorded upon performance of service.

(iii)
Revenues from operating leases (based on a long term firm commitment with a fixed period), which increase gradually over the respected period of the lease, are charged to the statement of operations by the straight-line method throughout the period of the lease.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

R.	Revenue recognition (cont.)

(iv)	The Company recognizes revenues on sales of real estate assets and trading properties when all the following conditions are satisfied:

a.	the sale has been consummated ;
b.	the enterprise has transferred to the buyer the significant risks and rewards of ownership of the goods;
c.	the enterprise retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
d.	the amount of revenue can be measured reliably
e.
it is probable that the economic benefits associated with the transaction will flow to the enterprise (including the fact that the buyer's initial and continuing investment is adequate to demonstrate commitment to pay); and

f.	the costs incurred or to be incurred in respect of the transaction can be measured reliably,

For the company, these conditions are usually fulfilled upon the closing of a binding sales contract.

For sales transactions with a certain degree of continuing involvement (for example, in a form of a guarantee to the buyer), revenues is reduced  by the estimated exposure to loss related to the continuing involvement.

In circumstances, where the terms of the transaction provide for the Company to participate in future profit from the property without risk of loss, and the transaction otherwise qualifies for profit recognition under the full accrual method, the contingent future profits are recognized when they are realized.

(v)
Revenues from sale of medical products  are recognized in accordance  with Standard 25 of the IASB, accordingly revenue is recognized when all the following conditions have been satisfied: (a) the entity has transferred to the buyer the significant risks and rewards of ownership of the goods; (b) the entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; (c) the amount of revenue can be measured reliably; (d) it is probable that the economic benefits associated with the transaction will flow to the entity; and (e)  the costs incurred or to be incurred in respect of the transaction can be measured reliably. For sale arrangements which include multiple deliverables such as system sales, installation at the customer's site and training, the revenue is recognized by reporting the consideration to the deliverables. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the Company allocates the arrangement consideration to the separate units of accounting based on their relative fair value. In instances, which there is objective and reliable evidence of the fair value of the undeliverable item in an arrangement but no such evidence for the delivered item, the Company allocates the arrangement consideration to the deliverables using the residual method.

(vi)	Service revenues from product support agreements are recognized ratably over the service period.

(vii)	Revenues from the sale of goods in the retail industry are recognized upon delivery.

S.	Accrued warranty costs

One of the Company's subsidiaries provides a warranty, for a specified term, as to the quality of its products sold thereby, for a limited period of time. In order to allow for the fulfillment of this liability, a provision is included based on past experience and management estimation.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

T.	Research and development costs

Research and development costs, net of grants and third party participation (mainly the Government of Israel - the OCS), are charged to the statement of operations, as incurred. The accrual for grant receivable is determined based on the terms of the project, provided that the criteria for entitlement have been met.

As for accounting standard No. 30 which is effective from January 1, 2007 - see Note 2AA.(vi).

U.	Capitalization of borrowing costs

Borrowing costs are capitalized in accordance with the provisions of Standard No. 3 of the IASB. Accordingly, both specific and non-specific borrowing costs are capitalized to qualified assets (assets in preparation or under construction not yet in their designated use and whose preparation for this purpose requires a prolonged period of time). Non-specific borrowing costs are capitalized to qualified assets (or portion thereof) not financed by specific borrowing, by using a rate constituting a weighted average of the costs in respect of the Group's borrowings not specifically capitalized. Capitalization of borrowing to assets continues, generally, until the completion of all the activities necessary to prepare the asset for its designated use, except in events where capitalization is suspended as a result of a prolonged interruption of the asset’s construction, as aforestated.

V.	Share-based payment

Share-based payment is calculated in accordance with the provisions of Standard No. 24 of the IASB ("Standard 24"), the objective of which is to specify the principles of financial reporting by an entity where it enters into a share-based payment transaction. For equity-settled share-based payment transactions, the goods or services received, and the corresponding increase in equity, are measured directly, at the fair value of the goods or services received. If such fair value cannot reliably be estimated their value and corresponding increase in equity are to be measured indirectly, by reference to the fair value of the equity instruments granted based on market prices if available. If market prices are not available, fair value of the equity instruments granted is estimated using a valuation technique consistent with generally accepted valuation methodologies for pricing financial instruments, taking into account the terms and conditions upon which those equity instruments were granted. For transactions with employees and others providing similar services, the fair value of the transaction is measured directly by reference to the fair value of the equity instrument granted, at the date of grant.
Share based payment transactions in which the terms of the arrangement provide the counterparty with the choice of whether the transaction will be settled in cash (or other assets) or by issuing equity instrument, the  fair value is measured by the goods or services acquired and the liability incurred at the fair value of the liability.  Through the liability settlement, the Company shall re-measure the fair value of the liability at each reporting date and at the date of settlement, with any changes in the fair value is to be recognized in profit or loss for the period.

Standard 24 is effective for periods beginning on or after January 1, 2006 ("effective date"). Pursuant to the transition provisions set forth in the Standard, the Company applied this standard to grants of shares, stock options or other equity instruments that were granted after March 15, 2005 and had not yet vested at the effective date.

In accordance with the provision of Standard 24 the Company retrospectively applied its guidance in the financial statements for the year ended December 31, 2005 and recorded an additional expenses in the amount of NIS 1.7 million (net of minority interest NIS 1.2 million).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

W.	Earnings (loss) per share

Earnings (loss) per share is calculated in accordance with the provisions of Standard No. 21, “Earnings per Share” (“Standard 21”). Standard 21 establishes that an entity is to compute its basic earnings (loss) per share in regard to income or loss attributable to its ordinary shareholders, and that the entity shall compute its basic earnings per share with respect to income or loss from continuing operations attributable to the ordinary shareholders of the reported entity, should such be presented. Basic earnings per share is to be computed by dividing income or loss attributed to holders of ordinary shares of the reporting entity (numerator), by the weighted average of the outstanding ordinary shares (denominator) during the period.

In the computation of diluted earnings per share, the Company should adjust both its income or loss attributable to its ordinary shareholders and the weighted average of the outstanding shares for the effects of all the dilutive potential ordinary shares.

The entering into effect of Standard 21 had terminated the provisions of Opinion No. 55 of the ICPAI regarding Earnings Per Share.

Following the implementation of Standard 21, the comparative data regarding the earnings (loss) per share for prior periods were retrospectively adjusted. The effects of the initial implementation of the Standard 21 amounted to a decrease in the earnings per share in the amount of NIS 0.03 for the year ended December 31, 2005 and an increase of NIS 0.04 for the year ended December 31, 2004.

X.	Offsetting of financial instruments

Financial assets and financial liabilities are presented in the balance sheet at their net amount only when the Company is legally entitled to offset same, and it intends to dispose of both asset and liability on a net basis or, alternatively intends to realize the asset concurrently with the settlement of the liability.

Y.	Reclassification

Certain comparative figures for prior years have been reclassified so as to achieve conformity with classifications used in the reported period.

Z.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires of Group companies' managements to make estimates and rely upon assumptions and assessments affecting the reported balance-sheet amounts of assets and liabilities, the disclosure of contingent assets and liabilities as at the financial statements date, and the amounts of revenues and expenses during the reporting periods. Actual data and operating results may differ from these estimates.

AA.	Recently issued accounting standards

(i)
In August 2006 ISAB published Accounting Standard No. 26, “Inventory” (“Standard 26”). Standard 26 applies to all types of inventory, save the following: (i) inventory of work in process which is subject to Accounting Standard No. 4 applies, “work executed by contract” ; (ii) inventory of buildings held for sale which is subject to Accounting Standard No. 2, “construction of buildings for sale”; and (iii) financial instruments.

Standard 26 provides that inventory is to be measured at the lower of either cost or its net realizable value. The cost of the inventory is to be determined on the basis of the “First-In - First-Out” (FIFO) method or by using a weighted average of cost, while maintaining consistency in terms of all inventory having a similar nature and use. Standard 26 also provides guidelines regarding the allocation of conversion costs to inventory and for determining impairment in value of inventory written down to net realizable value of the inventory.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

AA.	Recently issued accounting standards (cont.)

(i)	(cont.)

Standard 26 will apply to financial statements for periods beginning on January 1, 2007 or thereafter and it should be implemented retroactively by restating the comparative data relating to prior periods.

In the opinion of the Company, implementation of the Standard 26 is not anticipated to have a material effect on the Company’s results of operations and financial position.

(ii)
In September 2006 the IASB published Accounting Standard No. 27, “Fixed Assets” (“Standard 27”). Standard 27 stipulates rules for the presentation, measurement and recognition of fixed assets and for the disclosure required in respect thereto. Standard 27 provides, inter alia, that upon the initial recognition of a fixed asset, the entity should estimate and include in the cost of the item all the costs it expects to incur in respect of a liability to dismantle and remove the item and to restore the site on which it was located. Furthermore, the Standard provides that a group of similar fixed asset items shall be measured at cost net of accumulated depreciation, and less impairment losses, or alternatively, at its revalued amount less accumulated depreciation, whereas an increase in the value of the asset to above its initial cost as a result of the revaluation will be directly included in the shareholders’ equity under a revaluation reserve.

Any part of a fixed asset item with a cost that is significant in relation to the total cost of the item shall be depreciated separately, including the costs of significant periodic examinations. Standard 27 also provides that a fixed asset that was purchased in consideration for another non-monetary item in a transaction having a commercial substance shall be measured at fair value.

Standard 27 shall apply to financial statements for reporting periods commencing January 1, 2007. An entity that on January 1, 2007 elects for the first time to implement the revaluation method for measuring fixed assets, shall on this date recognize a revaluation reserve in the amount of the difference between the revalued amount of the asset on that date and its cost as recorded in the books. Furthermore, an entity that in the past, upon the initial recognition of a fixed asset, had not included in its cost the initial estimate of costs for dismantling and removing the asset and for restoring the site on which it is located, is required to follow the below instructions:

(a)	To measure the aforementioned liabilities as at January 1, 2007 in accordance with generally accepted accounting principles;
(b)
To calculate the amount that would have been included in the cost of the relevant asset on the date on which the liability was initially incurred by capitalizing the amount of the liability mentioned in item (a) above to the date on which the liability was initially incurred (“Capitalized Amount”). The liability is to be capitalized using the best estimate of the historical capitalization rates suitable to the risk that was relevant to that liability during the period that has passed; and

(c)	To calculate the accumulated depreciation on the Capitalized Amount as at January 1, 2007 on the basis of the useful life of the asset as at that date;
(d)
The difference between the amount to be charged to the asset in accordance with items (b) and (c) above, and the amount of the liability in accordance with item (a) above, shall be included in retained earnings.

Other than the aforementioned, Standard 27 will be adopted on a retroactive basis.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

AA.	Recently issued accounting standards (cont.)

(ii)	(Cont.)

In January 2008 IASB published a proposal of Accounting Standard No. 28(“Standard 28”) which provides the transitional provisions to Standard 27.  In accordance with the  provisions of  Standard 28 an entity which intends to adopt, as and from January 1, 2008, one or more of the relieves stipulated in IFRS 1 regarding fixed assets, may adopt the same relief in the financial statements for periods beginning as and from January 1, 2007.It was also determined that an entity that elects the relief of considering fair value as “deemed cost”  will not be required to restate comparative data, but shall alternatively provide a disclosure as to such relief elected as well as to the fair value of each item so treated, as at January 1, 2007.

The Company is examining Standard 27 and Standard 28, however it can not, at this stage, evaluate its effect on the Company's financial statements.

(iii)
In July 2006 IASB published Accounting Standard No. 29, “Adoption of International Financial Reporting Standards (“IFRS”)” (“Standard 29”). The initial implementation of IFRS will be effected along with the implementation of IFRS 1, “First Time Adoption of International Financial Reporting Standards”, for purposes of the transition. In accordance with Standard 29, the Company is required to include in its annual financial statements for December 31, 2007, balance sheet data as at December 31, 2007 and statement of operations data for the year then ended, that have been prepared according to the recognition, measurement and presentation principles of IFRS.

The Company is examining the effects of the transition to IFRS, including the possibility of implementing IFRS earlier than required, but at this point is unable to evaluate the effect on its financial statements of adopting IFRS.

(iv)
In December 2006 IASB published Accounting Standard No. 23, “The Accounting Treatment of Transactions between an Entity and its Controlling Shareholder” ("Standard 23"). Standard 23 provides that assets and liabilities included in a transaction between the entity and its controlling shareholder shall be measured on the date of the transaction at fair value and that the difference between the fair value and the consideration from the transaction shall be included in shareholders’ equity. A debit difference is considered as an actual dividend and accordingly reduces the retained earnings.

Standard 23 shall apply to transactions between an entity and its controlling shareholder that are executed after January 1, 2007, and to a loan that was granted to a controlling shareholder or that was received from it before the date this Standard came into effect as from the date of it coming into effect.

The Company’s management does not foresse implementation of the new standard as having a material impact on the Company’s results of operations and financial position.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

AA.	Recently issued accounting standards (cont.)

(v)
In February 2007, IASB issued Accounting Standard No. 16, "Investment Property" (hereinafter- "the Standard"), which determines the followings accounting treatment of real estate assets  held for investment and their respective disclosure requirements.

Investment Property is defined as real estate (land and/or whole or part of building) held (by the owners or by a lessee under a financing lease) for the purpose of generating rental revenues and/or increasing such real estate’s value except where:

•	The property is being used either for manufacturing, providing goods or services, or for administrative purposes; or

•	The property is held for sale in the ordinary course of business.

The Standard permits entities to choose between:

(1)
The fair value model, according to which Investment Property will be measured, after the initial recognition, at fair value, with the changes in fair value being recognized in the statement of operations; or

(2)
The cost model, according to which Investment Property is measured, after the initial recognition, at depreciated balance (less cumulative losses from impairment in value). An entity that selects the cost model will give disclosure in the notes as to the fair value of its Investment Property.

The Standard allows a lessee under an operating lease to classify and treat its rights in real estate assets as Investment Property, only in respect of real estates which would otherwise have fallen under the definition of Investment Property and subject to such lesee’s election to use the fair value model. This alternative classification applies to each real estate property on an individual basis. The Standard requires an entity to apply the elected model to all Investment Properties. The Standard applies to annual financial statements as and from January 1, 2007.

The Standard also provides for the following transitional provisions to each alternative accounting model:

(1)	adoption of the fair value model shall be recorded as an adjustment of the opening balance of the retained earnings for the period for which the Standard was initially adopted;

(2)
adoption of cost model - an entity which intends to adopt, as and from January 1, 2008, one or more of the relieves stipulated in IFRS 1 regarding Investment Property, may adopt the same relief in the financial statements for periods beginning as and from on January 1, 2007.It was also determined that an entity that elects the relief of considering fair value as “deemed cost” will not be required to restate comparative data, but shall alternatively provide a disclosure as to such relief elected as well as to the fair value of each item so treated, as at January 1, 2007.

The Company intends to adopt the fair value model, commencing from January 1, 2007.

The management of the Company estimates that, as the result of the initial implementation of the Standard, the book value of its Investment Property will increase by approximately NIS 25.4 million ($6.0 million), of which NIS 13.7 million ($3.2 million) will be recorded to retained earnings, NIS 2.9 million ($0.7 million) as deferred taxes liability and NIS 8.7 million ($2.0 million) as minority interest.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

AA.	Recently issued accounting standards (cont.)

(vi)
In March 2007, IASB issued Accounting Standard No. 30, “Intangible Assets” (hereafter- "the Standard), which prescribes the accounting treatment for intangible assets that are not covered by other accounting standards, and also stipulated the disclosure requirements for intangible assets in the financial statements.

An intangible asset is a non- monetary asset, identifiable, and lacks physical substance. The requirement for identification is intended for the purpose of differentiation between it and goodwill. The criteria for recognition of an intangible asset are complied when the asset:

(1)
May be separated, namely, it may be perceptively be separated from the entity and it can be sold, transferred, grant a license for use, leased or exchanged, separately or together with a connected contract, connected asset or connected liability, or;

(2)	Is derived from contractual rights or from other legal rights, without taking into account whether these rights are transferable or can be separate from the entity or from other rights or liabilities.

According to the Standard, an entity shall recognize an intangible asset if, and only if, it is probable that the expected economic benefits in the future that may be attributed to the asset will be derived by the entity and that the cost of the asset is  can  be  measured on a reliable basis. An intangible asset that is eligible for recognition as an asset will be measured initially at cost.

An intangible asset arising from research shall not be recognized. Any expenditure for such research will be recognized as an expense when incurred. On the other hand, an intangible asset arising from development shall only be recognized if the entity can prove compliance with the criteria detailed in the Standard.
An expenditure related to an intangible item which was initially recognized as an expense may not be recognized as part of the cost of an intangible asset at a later date.

Subsequent to initial recognition, the Standard permits the entity to select a measurement method as follows:

(1)	Under the cost model, subsequent to initial recognition, an intangible asset shall be carried at its cost, less any accumulated amortization and accumulated impairment losses; or

(2)
An intangible asset which has an active market shall be carried at a revalued amount, based upon its fair value at the date of revaluation, less any subsequent accumulated amortization and any subsequent accumulated impairment losses. The revaluation amount is to be recorded directly to shareholders' equity under the heading of revaluation reserve.

The entity should estimate whether the period of the useful life of an intangible asset is definite or indefinite. An intangible asset with a definite useful life will be amortized over its useful life, subject to a review for impairment of value. An intangible asset with an indefinite useful life shall not be amortized but rather be tested for impairment at least once a year, or more frequently, in the presence of circumstances indicating a possible impairment in the value of such asset.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -                      SIGNIFICANT ACCOUNTING POLICIES (CONT.)

AA.	Recently issued accounting standards (cont.)

(vi)	(Cont.)

This Standard is applicable to financial statements for annual periods commencing on January 1, 2007 or thereafter, except as stated below:

-
An entity which intends to adopt one or more of the relieves stipulated in International Accounting Standard No. 1 in its financial statements for periods commencing on January 1, 2008,  is permitted to adopt that relief or those relieves for periods commencing on January 1, 2007. An entity which selects fair value as deemed cost will not restate comparative data but will disclose this fact, as well as the fair value as of January 1, 2007 of each item that was so treated.

-
A research and development project in progress, which was purchased in the framework of a business combination executed prior to January 1, 2007, which complies with the definition of an intangible asset as of the acquisition date and which was charged as an expense as of the acquisition date, will be recognized as an asset as of the effective date of the Standard. The amount of the adjustment will be recorded to retained earnings as of January 1, 2007.

The Company is examining Standard 30, however it can not, at this stage, evaluate its effect on the Company's financial statements.

NOTE 3 -                      CASH AND CASH EQUIVALENTS

	December 31
	2006		2005	2006
		R e p o r t e d
	Interest			Convenience
	rate			translation
	%	(in thousand NIS)		US$'000

Euro	3.5-3.7	1,199,834	363,736	283,984
NIS	4.5-5.3	665,026	7,577	157,403
US dollar	5.0-5.22	244,199	64,792	57,799
British Pound	4.0	19,762	34,230	4,677
Other (mainly, Forint, Zloty and Ron)	1.0-3.0	22,050	19,009	5,219
		2,150,871	489,344	509,082

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -                      SHORT-TERM DEPOSITS AND INVESTMENTS

A.	Composition:

	December 31
	2006		2005	2006
		R e p o r t e d
	Interest			Convenience
	rate			translation
	%	(in thousand NIS)		US$'000

Deposits with banks and financial institutions denominated in or linked to the:
US dollar	4.9-5.0	73,595	148,211	17,419
Euro	2.1-3.0	21,606	45,070	5,114
Other	1.0-5.0	34,504	25,322	8,167
In NIS	3.3-4.3	8,651	13,739	2,048
		138,356	232,342	32,748

Marketable securities (*)		124,986	7,450	29,580
		263,342	239,792	62,328

Current Maturities of long-term loans and receivables		15,770	280	3,734
		279,112	240,072	66,062

(*)	Mainly government bonds.

B.           Liens - see Note 17D.

NOTE 5 -                      TRADE ACCOUNTS RECEIVABLE

	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Outstanding accounts	61,699	44,643	14,604
Less - allowance for doubtful debts	10,558	9,239	2,499
	51,141	35,404	12,105

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 -                      RECEIVABLES AND OTHER DEBIT BALANCES

	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Government institutions	57,819	23,414	13,685
Prepaid expenses	16,119	15,755	3,815
Employees	370	(*)13,450	88
Receivables in respect of realization of investments (**)	30,855	11,072	7,303
Control Center Group companies	5,993	3,186	1,418
Other	11,185	9,803	2,647
	122,341	76,680	28,956

(*)           Mainly loans in respect of realization of shares - see Note 18B(i).

(**)           See Notes 9B.(3)e. and 9B(4)c.

NOTE 7 -                      INVENTORIES

	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Hotels inventories	2,726	2,729	645
Image Guided Treatment:
Raw materials	8,568	9,747	2,028
Products under process and finished goods	3,126	3,622	740
Fashion - merchandise	10,290	8,034	2,436
	24,710	24,132	5,849

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7A -                                TRADING PROPERTY

A.           Composition:
	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Balance as of January 1	583,101	-	138,012
Reclassification from real estate and other fixed assets (*)	-	583,101	-
Initially consolidated companies	37,954	-	8,983
Additions during the year	534,713	-	126,559
Deconsolidated companies	(250,475)	-	(59,284)
Adjustment resulting from translation of foreign subsidiaries financial statements	5,200	-	1,231
Balance as of December 31	910,493	583,101	215,501

(*)              See Note 2C.

B.           Additional information in respect of trading property:

(1)
MPSA holds a 99-year perpetual usufruct lease of a land, being the subject matter of the project located in Lublin, Poland, which have been leased from the local municipality, with a view of constructing thereon a complex, consisting of: commercial area, a hotel, offices, convention center and the like. MPSA has a right to acquire the land from the local municipality, upon completion of construction, at an agreed upon price of PLN 8.5 million (NIS 12.3 million; $2.9 million) net (after deduction) of accumulated lease fees paid through the exercise of such right. The local municipality is entitled to terminate the perpetual usufruct if the use of the land does not correspond to the approved usage and/or in the event unauthorized delays or schedule deviations occur. Should perpetual usufruct be so terminated, MPSA shall be entitled to demand reimbursement of its investment in the construction of the complex through termination.

In November 2004 MPSA and the local municipality amended the agreement so as to divide the project into two stages, subject to the first (construction of the convention center and commercial area) being completed by August 31, 2006. The second stage (construction of the hotel and office area) shall commence by no later than September 30, 2009 and conclude by the end of 2011. The parties are allowed, with written consent, to increase or decrease the areas provided for offices and a hotel or to change those functions. Should MPSA fails to comply with the timetable of the second stage a penalty shall be imposed thereon in the amount of PLN 2.5 million (NIS 3.6 million; $0.9 million).

(2)
In 2004, PC entered into an agreement for the acquisition of 50% of the ownership in and to a Latvian corporation which owns land property, with the view of constructing thereon a commercial and entertainment center. Throughout 2004 and 2005 the Latvian corporation acquired additional land properties. The construction permit issued in respect of the land, which was valid at the time of PC’s acquisition thereof, has expired in September 2004.

Following the additional land acquisitions, and in light of the possibility which has arisen to substantially upgrade the scope of the project (including the construction of an underground parking, reducing construction costs, altering the shape of the project while improving same in comparison with the previous plans, etc.) PC has extensively changed the structure of the project, which required revision to be made to the building permit, in order to allow for the approval of the project in its expanded scope.

PC's investment in this project was carried out by means of shareholder loans (mainly Libor +2.5% interest) totaling, as at December 31, 2006 €6.2 million (NIS 34.1 million; $8.1 million).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7A -                                TRADING PROPERTY (CONT.)

B.           Additional information in respect of trading property (cont.):

(3)
On May 2000 a Greek subsidiary ("Helios") obtained a building permit for the construction of a commercial and entertainment center on the area of land owned thereby. Excavation works commenced in 2001, but shortly thereafter the works were suspended due to archeological findings at the site. Final clearance issued by the competent archeological authorities was obtained in February 2002. However, in terms of the archeological clearance, and in order to comply with the provisions of an environmental and traffic impact plan, Helios was required to carry out certain modifications to the architectural plans of the commercial and entertainment center. Upon completion of the new requirements, Helios submitted an application for a revised building permit. In December 2003, the local governmental authorities placed a one year suspension (moratorium) on the issuance of all building permits and constructions along the Piraeus side of the National Highway (which includes the land owned by Helios).

In November 2004 a ministerial decision was issued, which changed the land uses along the national highway (Piraeus Avenue), restricting the use of the Helios site only to office buildings and/or residential buildings and/or small size retail activities. Under the new land uses Helios may no longer build a shopping center. During the term of such suspension Helios’s building permit expired. In April, 2005 Helios submitted an application to the competent authorities requesting the renewal of its building license, which application had been denied. In consequence, Helios filed a petition with the constitutional court for an order determining that the refusal to re-issue the building license was unconstitutional and directing the competent authorities to re-issue the building license.

The Greek constitutional court awarded certain rulings during this period, which reverse the Greek regulatory civil planning framework and effectively voiding the powers granted to the government by the 2002 law by reason of the law which conferred such powers being declared unconstitutional. Given that Helios’s project was affected by a ministerial decision issued by virtue of this 2002 law which has now been held to be void, it appears that such ministerial decision is unconstitutional and accordingly invalid. However, Helios has no direct means to create a practical result out of this event, since the period during which Helios is permitted to challenge the ministerial decision has expired, and there appears to be no direct way to compel the civil planning agency to issue a new building permit on the basis of the previous permit (already expired) or of the amendment that would allow Helios to construct a shopping center. PC is presently seeking legal advice as to steps to be takes to protect its interests in current circumstances. PC contemplates further application for the re-issuance of the building permit and/or filing a petition with the constitutional court on additional grounds.

Considering the unclear nature of the status of the initial building permit, the application for the amended building permit and the recent legislative changes which affect the project, PC's management is currently considering the alternative possible solutions which are available to it, in order to finalize the project as originally planned. In addition, PC’s management is examining, simultaneously, the possibility that substantial changes may be required to be made to the extent and nature of the project, the viability of such alternative projects, and the commercial and financial implications of such changes.
Notwithstanding the aforestated, PC’s management estimates that the project cost, as recorded in Helios' books of record, does not exceed its recoverable amount.

(4)
In August 2001, a subsidiary, located in Lodz, Poland, received a construction permit for the construction of a commercial and entertainment center, which expired prior to the balance sheet date. Construction works in respect of this project have not commenced as at the approval date of these financial statements. The cost of investment in the land (including demolition and other development costs) amounts to €5.5 million (NIS 30.6 million; $7.2 million). No zoning plans exist as at the balance sheet date, in respect of the area surrounding the respective land. Once construction plans are determined, new requests will be filed for a revised building permit. PC’s management estimates that applying for and obtaining the revised building permit will not result in substantial additional costs and that the book value of the asset, as recorded in the financial statements, does not exceed its recoverable amount.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -	DEPOSITS, LOANS AND OTHER LONG-TERM BALANCES

A.	Composition:

	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Deposits at banks and financial institutions (1)	39,874	8,222	9,438
Loans to interest holders in investee companies (2)	44,547	44,296	10,544
A loan to a former associated company (3)	20,534	19,997	4,860
Loans to anchor tenants (4)	3,472	1,233	822
Payment on account of acquisition of land inventory (5)	24,741	-	5,856
Payment on account of acquisition of a subsidiary (6)	107,953	-	25,552
Loans to venture capital companies	-	1,232	-
Deferred taxes	4,997	6,356	1,183
Others	1,225	6,467	290
	247,343	87,803	58,545
Less - allowance for doubtful debts	(30,080)	(25,384)	(7,120)
	217,263	62,419	51,425
Less - current maturities	(15,770)	(280)	(3,734)
	201,493	62,139	47,691

(1)	Mainly, deposits pledged as security for the repayment of loans and debts obtained by Group companies, which have been included as due and payable concurrently with the loan or debts repayment dates.

(2)	(i)
Loans to the Management Company or to its controlled companies. A loan of NIS 7.0 million ($1.7 million) which is linked to the US dollar, bears annual interest at a rate of Libor+1%, was due and payable on December 31, 2006 and accordingly was fully provided for doubtful debts as of December 31, 2006. A loan of NIS 14.0 million ($3.3 million) is linked to the US dollar, bears annual interest at the rate of Libor+1% due and payable through June 30, 2007. According to the agreement, the amounts to be received by the Management Company from the Group companies in respect of the former’s interest in hotels owned by the latter (other than hotel management fees (see Note 17A.(1)a. and b.) will be used as security for the repayment of the loans.

A loan of NIS 2.3 million ($0.5 million) which is linked to the EURO and bears annual interest at a rate of 4.9%. B.H. received no security for these loans.

(ii)	Include NIS 21.2 million ($5.0 million) - loans to shareholders of a jointly held company (50%) within the PC group - see Note 9B.(3)f.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -	DEPOSITS, LOANS AND OTHER LONG-TERM BALANCES (CONT.)

A.	Composition (cont.):

(3)
A loan linked to the Israeli CPI and bearing no interest provided to former associated company of Elscint (Gilbridge Ltd.) in October 2001. As of the Balance sheet date an allowance for all outstanding balance of the loan is recorded since maturity date of the loan has expired in October 2005. On January 8, 2007 Elscint, Gilbridge and the controlling shareholder of Gilbridge ("Gil") entered into an agreement according to which the outstanding amount of the loan would be set to $4.5 million and it will bear annual interest of 5.0%. According to the terms of the agreement an amount of $1.0 million was paid by Gil on January 11, 2007 and an amount of $1.5 million (including interest) will be paid by Gil by June 30, 2007. An additional amount of $2.0 million (including interest) will be paid by Gilbridge by June 30, 2008. Gilbridge had also consented to transfer to Elscint any proceeds received thereby from the sale of its portfolio companies, less certain Gilbridge expenses not exceeding a maximum amount as stipulated in the agreement.

(4)	Linked mainly to the NIS, bears annual interest of Prime + 2.1% to 2.9%.

(5)
In September 2006 the Company together with an Indian corporation ("Project SPV") wholly  owned by an unrelated third party (the "Third Party Shareholder") entered into an agreement (as amended in January 2007) for the purchase of an agricultural land ("The Land") measuring 41 acres located in Cochi, India. In accordance with the terms of the agreement the Company and Project SPV will acquire 13 acres ("Property A") for a total consideration of INR 1,495 million (NIS 142.0 million; $33.6 million) payable subject to fulfillment of certain obligation by the seller in respect of the Land including obtaining all permissions required for construction thereon and making good and marketable title with regard to Property A and others ("Conditions precedent"). The additional 28 acres ("Property B") would be transferred by the seller to the Project SPV without any consideration and the seller will be entitled to receive 40% of the constructed area which will be built by the Project SPV's. It was further agreed that all fess costs and expenses with regards to construction on Property B will be borne by the Project SPV and that the project SPV will have the entire control over the construction as well as the marketing of the entire project. The agreement also provides that if the seller fails to comply with the aforementioned Conditions Precedent, the Project SPV and the Company shall have the right to terminate the agreement and the seller will then refund all amounts paid under this agreement plus an interest of Libor +1%.

On September 29, 2006 the Company, the Third Party Shareholder and the Project SPV entered into a share subscription agreement according to which the Company will transfer to the Project SPV its respective rights in and to the Land in consideration of 50% shareholding and voting rights in the Project SPV. The allotment of shares is subject to conversion of the land use to a non-agricultural land and the securing of sanctioned plans for the Land. As of the balance sheet date, the allotment of the shares was not yet executed and the Project SPV is fully controlled (100%) by the Third Party Shareholder. Accordingly, the total amount invested by the Company as of December 31, 2006, of NIS 24.7 million ($5.8 million) is presented as payment on account of acquisition of land inventory. The Project SPV intends to develop the property as a mixed used project which will include residential units, offices, hotels and commercial areas.

(6)	See Note 9B(3)(l).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -	DEPOSITS, LOANS AND OTHER LONG-TERM BALANCES (CONT.)

B.           Repayment dates:
	December 31 2006
	R e p o r t e d
		Convenience
		Translation
	(in thousand NIS)	US$'000

2007 - Current maturities	15,770	3,734
2008	37,660	8,914
2009	2,844	673
2010	398	94
2011	1,742	412
Undetermined	21,155	5,007
	79,569	18,834
Other investments and debt balances	137,694	32,591
	217,263	51,425

C.	Liens - see Note 17D.

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES

A.	Composition and activity

	December31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000
Associated companies:

Shares (see (1) below):
Cost (*)	114,818	98,140	27,176
Accumulated losses, net	(48,798)	(39,133)	(11,550)
Adjustment arising from translation of autonomous investees' financial statements	1,607	4,337	380
Total shares	67,627	63,344	16,006
Loans (see (2) and B.(3)h. below)	16,991	16,392	4,022
	84,618	79,736	20,028
Provision for impairment of investment	(22,938)	(22,938)	(5,429)
	61,680	56,798	14,599
(*) Including goodwill, net (i)	27,027	28,632	6,397

(i)	Net, after amortization through December 31, 2005 (see Note 2H) and provision for impairment.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

A.           Composition and activity (cont.)

(1)	Venture capital investments - associated companies - shares:

a.	General

The company invests in hi-tech associated companies ("Invested Companies"). The Invested Companies engage in research and development operations and are yet to attain financial stability. The value of these investments is thus contingent upon the continued operation of the Invested Companies, which entails certain risks stemming from the nature of their operations including the uncertainty as to the success of development and marketing potential of the product. It is therefore, difficult to objectively assess the fair value of most of these investments due to the lack of a verifiable market value. Nevertheless, the Company’s management is of the opinion that the fair value of the investments is not lower than their cost (net of provisions for impairment, to the extent applicable).

As to a law-suit filed by an employee of the EIL group - see Note 17B.(7) below.

b.     Gamida Cell Ltd. ("Gamida") (through Elscint Bio Medical Ltd.)

Gamida is engaged in the expansion of hematopoietic (blood) stem cells therapeutics in clinical development for cancer and autoimmune diseases, as well as future regenerative cell-based medicines including cardiac and pancreatic repair.

On September 14, 2006 Gamida entered into an investment agreement in terms of which The Israel Health Care Ventures (IHCV) and some of Gamida's existing shareholders (including the Company) have invested therein $10.0 million and $6.0 million, in consideration for the allotment to such investors of preferred securities (Series D) representing 13.2% and 7.9% of Gamida shareholder's equity (on a fully diluted basis), respectively. In addition, Gamida granted the investors warrants to purchase Gamida’s D1 preferred shares at an exercise price of $15.09 per share. The warrants expire on the earlier of (i) four years from the closing date; (ii) Initial Public Offering of Gamida’s shares; or (iii) Merger or Acquisition transaction. The Company's share in this investment totaled approximately $2.5 million.

On July 28, 2005, the Company entered into an agreement, in terms of which, mainly the existing shareholders of Gamida have invested therein, a total amount of $4.0 million, in consideration for the allotment to such investors of securities having same rights as those issued by Gamida during its previous equity financing round (Series C). The Company’s share in the investment totaled approximately $1.4 million.

The Company holds both ordinary and preferred shares having anti-dilution rights and liquidation preference (US Dollar linked return of its investment in Gamida bearing 8% annual interest, prior to any distribution to ordinary share holders or holders of preferred shares with subordinated rights). Subsequent to the aforementioned financing rounds and as of December 31, 2006, the Company holds 29.1% of the equity and voting rights in Gamida and the right to appoint 20% of its directors. Should all the convertible securities of Gamida be so converted or exercised, then and in such an event, the Company shall be diluted to 24.8%.

        ELBIT MEDICAL IMAGING LTD.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

A.           Composition and activity (cont.)

(1)	Venture capital investments - associated companies - shares (cont.):

b.             Gamida Cell Ltd. ("Gamida") (through Elscint Bio Medical Ltd.) (cont.)

On February 16, 2005, Teva Pharmaceutical Industries Ltd. ("Teva") - one of Gamida's shareholders, decided to exercise its option to enter into a joint venture ("JV") with Gamida to develop and commercialize certain products being the subject matter of Gamida's developing technology ("StemEx®"). On February 12, 2006 Gamida, Teva and the JV signed a founders agreement which set forth the establishment, funding and management of the JV. The sole purpose of the JV shall be commercialization of StemEx® and obtaining all required registrations and marketing approvals. Teva shall make an equity investment in the JV of up to $ 25.0 million in consideration for up to 50% of the JV shares.
In the framework of the agreement Gamida and the JV signed on a license agreement according to which Gamida granted the JV a royalty free, worldwide license to exploit StemEx® and Gamida's IP necessary for developing, manufacturing sale and distribution of StemEx® and a royalty free, illimitable, worldwide exclusive license to manufacture, develop, market, offer for sale, distribute and sell StemEx®and the right to sublicense.

As to a dispute between Elscint Bio Medical and its former CEO - see Note 17B.(8) below.

c.         Olive Software Inc. ("Olive")

Olive is engaged in the development and marketing of products enabling a transparent link between traditional newspaper printing systems and the world of e-publishing, as well as digital archiving services for newspapers and libraries.

In August 2005, Olive and its shareholders entered into an agreement with the Sequoia Fund and the Pitango Fund, under which the latters invested in Olive an aggregate amount of $9.0 million, in consideration of 5% and 15.0% (on a fully diluted basis), respectively, of the equity and control in Olive.

The issued shares have anti-dilution rights as well as liquidation preference to receive the amount of their investment with the addition of 8% annual interest thereon, prior to any distribution to other shareholders of Olive (including the Company). The Company’s shares entitle it to anti-dilution rights as well as liquidation preference (return of its investment in Olive plus interest at LIBOR + 2% per annum, prior to any distribution to holders of ordinary shares or subordinated preferred shares). As of December 31, 2006, the Company holds 22.3% of the equity and voting rights in Olive. Assuming all of Olive’s convertible securities be so converted into shares, the Company’s interest in Olive would then be diluted to 18.3%.

d.     Easy Run Ltd.  ("E.R.")

E.R. is engaged in the development and marketing of "call center" solutions, which support under a single platform, diversified infrastructure ranging from historical telephonia through to futuristic telecom equipment (IP switchboards) and modern e-commerce applications.

The Company holds 49.4% of the equity and voting rights in E.R. as well as the right to appoint 40% of its directors. The shares held by the Company entitle it to anti-dilution rights as well as liquidation preference (as defined in the investment agreements).

In addition, the Company holds warrants exercisable into E.R. shares, at $0.13 per share, up to a total amount of $0.8 million. Assuming all loans be converted and warrants be exercised, as afore and below stated, the Company’s interest in E.R. would then dilute to 47.8% (fully diluted).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

A.           Composition and activity (cont.)

(1)              Venture capital investments - associated companies - shares: (cont.)

e.                Varcode Ltd.  ("Varcode")

In September 2006 the Company signed an agreement with an unrelated third party to establish a company (“Varcode”) in which the Company will invest  an amount of $3.0 million (subject to fulfillment of certain milestones in accordance with the terms of the agreement) in consideration for approximately 46% of Varcode equity rights. Through the balance sheet date the Company invested an amount of $0.7 million in consideration of approximately 11% interest in Varcode and the remaining shares are held by a trustee and will be transferred to the Company upon execution of the additional investments in Varcode. The Company is entitled to 50% of the voting rights in the general assembly and the right to appoint 50% of Varcode directors subject to certain time limitation and provisions as stipulated in the agreement. One of Varcode founders and shareholder has a casting vote in case of "dead lock" in Varcode board.

In addition, the company has an option to purchase additional 4% in Varcode share capital in consideration for $0.5 million for a period of 18 months following the date of the agreement. Following the exercise of such option the Company will hold 50% of the voting and equity rights in Varcode.

Varcode is engaged in developing labels for improving shelf life of perishables.

(2)              Venture capital investments - associated companies - loans:

Through December 31, 2006, the Company granted to E.R. a dollar linked loan amounted to NIS 5.8 million ($1.4 million) (including accrued interest), convertible, at any time into E.R. preferred shares having anti-dilution rights and liquidation preferences, using a conversion rate of $0.13-$0.35 per each share. Additionally, the Company has a right to be granted upon conversion and without further consideration, warrants convertible into E.R. shares (vested with same rights) at a principal conversion price of, $0.81 per warrant, up to a total amount of $0.4 million.

B.	Additional information as to investments in subsidiaries and changes thereof

(1)	Elscint Ltd.

On November 22, 2005 the Company consummated a merger with Elscint, pursuant to which the Company purchased all Elscint ordinary shares, other than those held by the Company and by Elscint. Following such purchase the Company owns all issued and outstanding share capital of Elscint and Elsicnt ordinary shares are no longer traded on the NYSE. Under the terms of the merger, each ordinary share of Elscint (other than ordinary shares of Elscint held by the Company and Elscint) was exchanged for 0.53 ordinary share of the Company.

The merger is treated as a "purchase" for accounting purposes, which means that the purchase price - calculated based on the Company's number of shares issued in consideration for Elscint's minority shares (3,479,216 ordinary shares and 26,500 warrants of the Company) based on the Company's average share market price close to the date of the announcement of the exchange ratio of the Merger ($18.6) - is allocated to Elscint's assets and liabilities based on the fair value of the assets acquired and the liabilities assumed. As a result, the Company's shareholders’ equity increased by NIS 292.2 million. The excess of the fair value of Elscint's net identified assets acquired over the purchase price at acquisition ("Negative Initial Difference"), at the amount of NIS 66.3 million, was set-off, at the date of the consummation of the transaction, in the consolidated financial statements of the Company, first against any intangible asset of Elscint, with the balance set-off against non-monetary tangible assets pro rata to their fair value.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (cont.)

(1)	Elscint Ltd. (Cont.)

As a result of the merger, certain limitations shall apply (as per law and the tax authorities' approval) for a period of two years from the merger (through December 31, 2007), mainly pertaining to the realization, subject to certain conditions, of Elscint's shares held by the Company and/or by its wholly owned subsidiary. The Company, its controlling shareholders and Elscint will be subject to certain restrictions, mainly pertaining to the realization of the majority of the assets (as defined by law) that were transferred within the framework of the merger and/or the majority of their existing assets. Should the companies fail to fulfill the terms of the approval and/or the provisions of the law, validity of the approval would be terminated retroactively.

(2)	Insightec Ltd. ("Insightec")

a.
Insightec is engaged in the development, manufacture and sale of noninvasive means for the treatment of blood vessel tumors (benign and malignant) and the localized injection of medication, as well as the development of decision support systems for operating rooms and trauma units. In October 2004, Insightec received Food and Drug Administration (FDA) approval for commercial use of the ExAblate system for removal of benign uterine fibroids, as developed thereby.

b.
As of the balance sheet date, GE holds approximately 25% of Insightec’s shares. The agreement with GE for the acquisition of the shares (in December 2001) stipulates several limitations on the execution of certain material transactions or activities not in the ordinary course of business, without obtaining GE’s prior approval.

c.
Within the framework of an agreement signed in March 2004, the Company was granted warrants, convertible through a 3 year period, into 977,552 ordinary shares of Insightec, at an aggregate conversion amount of $7.1 million, concurrently with extension of the loans and guarantees provided by the Company to Insightec through March 2007. In February 2007, the Company and Insightec agreed to extend the loan, the guarantee and the warrants through December 31, 2007. The Company and Insightec have agreed that prior to Insightec's IPO the Company shall exercise its warrants into Insightec's shares in consideration of (i) a cash payment of $5.0 million; and (ii) a conversion of the loan granted by it to Insightec at the amount of $2.1 million.

d.
Within the framework of an agreement signed in August 2006 for the issuance of convertible debentures (See Note 14G.), the Company was granted 111,310 warrants convertible into Insightec's ordinary shares at an exercise price of NIS 0.01 per share. The warrants will expire on August 9, 2011 and will be exercisable, in whole or in part, at any time after the earlier of August 9, 2009 or occurrence of a liquidity event (IPO or sale) provided that if the liquidity event provides at least a 20% IRR (as defined in the agreement) to the holders of the convertible note, then the warrants will expire and not be exercisable. If in connection with qualified IPO or change in control (as defined in the agreement) Insightec is not entitled to require conversion of the Notes held by the warrantholders, then the warrantholders shall exercise the warrants, in whole but not in part.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (cont.)

(2)	Insightec Ltd. ("Insightec") (cont.)

e.                Convertible securities - option plans

	Number of shares (thousands)
	Employee options			Directors options			Service providers options
	1999 plan (1)	2003 plan (2)	2006 plan	1999 plan	2003 plan	2006 plan	2003 plan

Shares designated and issued:
Through December 31, 2003	1,462	938	-	100	250	-	20
Granted during:
2004	-	201	-	-	-	-	-
2005	-	238	-	-	-	-	15
2006	-	90	369	-	44	8	-
Exercised during 2004 till 2006	(110)	(67)	-	-	-	-	-
Cancelled during 2004 till 2006	(2)	(81)	-	-	-	-	-
Through December 31, 2006	1,350	1,319	369	100	294	8	35

Vesting of designated and issued shares:
Through December 31, 2006	1,350	1,033	-	100	250	-	35
As and from 2007 and thereafter	-	286	369	-	44	8	-
	1,350	1,319	369	100	294	8	35

Undesignated shares as at December 31, 2006	-	-	(4)699	-	-	-	-

Terms of plan:
Exercise price of each option into NIS 0.01 par value ordinary share	NIS0.01	(3)	$12.0	$3.33	$3.33	$12.0	$5.35

Exercise period following date of grant (years) (5)	9	7	7	9	7	7	7

(1)	Vested options which entitle their holder to participate in dividend distributions and have voting rights.

(2)	Includes 100,000 issued to Company’s CEO..

(3)	926,000 options - at NIS 0.01; 260,000 options - at $5.85; 133,000 options - at $16.00

(4)
Includes 250,000 options in Insightec, for no consideration, to the Company’s Chairman of the Board (its controlling shareholder), at an exercise price of $5.5 each. The issuance was approved by the Company’s Board of Directors and Audit Committee and it is subject to approval of the Company's shareholders' meeting.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (cont.)

(2)	Insightec Ltd. ("Insightec") (cont.)

e.                Convertible securities - option plans (cont.)

(5)	In January 2006 Insightec's decided to extend the exercise period under the 1999 Plan for 2 additional years, meaning 9 years from the effective date as defined in the 1999 Plan.

(6)
For the purpose of estimating the fair value of the options in accordance with the provisions of Standard 24, Insightec utilize the Black-Scholes option-pricing model. Fair value was determined on the basis of private placement of Insightec's equity securities, using the following assumptions:

	Year ended December 31,
	2 0 0 6	2 0 0 5

Risk free interest rate (%)	4%	4%
Expected life of options (years)	7	7
Expected volatility (%)	60%	60%
Expected dividend yield	None	None
Forfeited (%)	3.5%	3.5%

The cost of benefit inherent in Insightec’s option plans base on the fair value on the day of their grant in accordance with the provision of Standard 24 amount to NIS 22.1 million ($5.2 million). This amount will be recognized as an expense over the vesting period of each portion. An expense in an amount of NIS 8.9 million ($2.1 million) was recorded in 2006 financial statements.

f.	As to Company’s investment in Insightec convertible debentures - see Note 14G. below.

g.	Assuming conversion of all of Insightec’s outstanding convertible securities, on December 31, 2006 the Company’s interest would have been diluted to 51.3%.

h.
At year-end of 2002, the operations of Insightec and its wholly owned subsidiary (TxSonics) were merged. In 2005, Insightec and its shareholders on one hand, and the Israeli Tax Authorities on the other, have concluded the principles, subject to which the merger of Insightec and TxSonics was approved under Section 103 of the Income Tax Ordinance, retroactively from December 31, 2002. As per law and approval, taxable consolidated loss of Insightec and TxSonics may be offset against future taxable income, over a 7 year period (16% each year), however not exceeding 50% of annual taxable net income per each year.

Said approval provides, inter alia, that profit generated by the Company from the sale of its holdings in Insightec shall be considered as C.F.C. profits and shall be taxable at a rate of 25%, or any lower rate as determined by tax authorities. The Company undertook, among other things, to deposit its shares in Insightec with a trustee, as security for the tax payment to the Israeli Tax Authorities, upon realization of the shares.

Should the companies fail to fulfill the terms of the approval and provisions of the law, validity of the approval shall be terminated retroactively.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.")

a.
On July 30, 2004, a transaction was consummated, within the framework of which, Klépierre - a French group of companies, and the owner and operator of shopping centers in Europe ("Klépierre") - acquired from PC all equity and voting rights in and to the companies owning 12 Hungarian shopping centers ("the Sold Centers"), as well as 50% of the equity and voting rights in and to a wholly owned subsidiary of PC which operates as the management company of the Hungarian commercial and entertainment centers ("Hungarian Management Company"). The remaining 50% of the equity and voting rights in the Hungarian Management Company (which were retained by PC under the 2004 transaction) were subsequently acquired by Klépierre within the framework of the 2005 transaction, as detailed in paragraph d. below, for €0.9 million.

The value of the Sold Centers and Hungarian Management Company amounted to €287.0 million was determined according to a methodology stipulated in the agreement, which is based, mainly, on the revenues thereof (net of certain operating costs and management fees at an agreed rate) and on pre-agreed capitalization rates. The cash consideration paid to PC, amounting to €94.1 million, was determined according to the value of the Sold Centers with an addition of monetary and other balances, net of banking and other monetary liabilities relating to the said assets.

As a result of the said transactions, the Company recorded in the financial statements for the year ended December 31, 2004 a pre-tax gain of NIS 131.9 million. As security for achieving certain future revenues, PC had provided a bank guarantee totaling €7.5 million. Within the framework of the transaction detailed in paragraph d. below, Klépierre has returned the guarantee unexercised. Klépierre, furthermore waived all and any future claims against PC relating to the future sale of utilities in all or any of the Sold Centers, in respect of which the guarantee had been furnished. As a result, the Company recorded in the financial statements of 2005 an additional pre-tax gain of NIS 27.5 million.

In order to secure certain payments to foreign tax authorities, if and to the extent imposed on the Sold Companies and which relate to the periods prior to the consummation of the sale, PC deposited in an escrow account €6.8 million in favor of Klepierre. In March 2005, the escrow funds were realesed in exchange for a 5 year guarantee provided by the Company, at a principal amount of €6.8 million together with an additional amount equal to 25% of the basic amount of the guarantee. As a result of the deposit release, the Company recorded an additional pre-tax gain of NIS 29.8 million, in its financial statements for the year ended December 31, 2005, which has previously been presented as deferred income.

The transaction also included provisions relating to the possible future acquisition by Klépierre of additional property measuring approximately 12,000 sq.m., on which PC is to construct for and on behalf of Klepierre (if and to the extent) an extension to the Duna Plaza. Construction of the extension and the completion of the transaction are subject, among other things, to the execution of a turn-key construction agreement between the parties, the obtaining of regulatory approvals and permits during a specific period stipulated in the agreement, and the utilization of the premises while fulfilling certain operational targets. The amount of consideration and schedule of payments follow an agreed upon methodology, with the asset value being based on revenues and agreed upon capitalization rate.

The Company guaranteed fulfillment of PC’s undertakings under the detailed agreements.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

b.
In April 2005, a transaction was consummated by and between PC and the Dawnay Day Europe group - an international funds management company of the United Kingdom ("Purchaser") - according to which PC sold to the Purchaser all the equity and voting rights (100%) in 4 companies owning 4 commercial and entertainment centers in certain peripheral cities in Hungary ("Sold Centers"). The asset value of the Sold Centers at the aggregate amount of €54.4 million was calculated according to an agreed upon methodology and is based, mainly, on revenues thereof (net after deduction of certain operational costs and management fees) and on agreed upon capitalization rate. The net cash consideration which was paid to PC amounted to €17.2 million and it was determined according to the asset value of the Sold Centers together with monetary and other balances, after deduction of bank and other monetary liabilities pertaining thereto, and with the addition of a variable amount, determined based on the period that lapsed from the reference date of the transaction (January 1, 2005) through consummation thereof. As a result, the Company had recorded a pre-tax gain of approximately NIS 3.5 million in its financial statements for the year ended December 31, 2005. The Company undertook within the framework of the agreement to guarantee the achievement of certain operational targets of one of the Sold Centers, for a period of 3 years ending on March 31, 2008. As of the balance sheet date, PC's management estimates that the maximum exposure of the guarantee expected to be materialized totals €1.0 million (NIS 5.6 million; $1.3 million).

The Company undertook to guarantee fulfillment of all of PC’s undertakings under the detailed agreements.

The revenues and the operating profits of the companies holding the Sold Centers as recorded in the consolidated statement of operations for the year ended December 31, 2004 totals NIS 45.7 million and NIS 13.6 million, respectively.

c.
On May 17, 2005 PC completed the acquisition of the 50% not owned by it, in the Sadyba commercial and entertainment center in Warsaw, Poland, for a purchase price of $20.0 million. The Sadyba commercial center was sold in July 2005 to Klepierre (see item d. below).

d.
On July 29, 2005, a transaction was consummated by and between PC and Klépierre for the sale by PC of all equity and voting rights (100%) of the companies owning 4 operational shopping centers in Poland (“Stage A”). The value of these companies (“Sold Centers”) amounted to €204.0 million, was determined according to methodology stipulated in the agreement which is based, mainly, on the gross rentals of the Sold Centers upon consummation, and agreed upon capitalization rate. The cash consideration paid to PC as at the closing amounted to €73.8 million and it was determined according to the value of the Sold Centers together with monetary and other balances, and excluded bank and other monetary liabilities pertaining thereto. As part of the transaction, Klépierre has acquired all outstanding share capital of the Polish subsidiary of PC which operates and manages the acquired operational shopping centers. As a result, the Company recorded in the financial statements for the year ended December 31, 2005 a pre-tax gain of approximately NIS 166.4 million.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

d.	(Cont.)

Part of the proceed in the amount of €5.4 million was subject to obtaining utilities license by PC in respect of the Sold Centers and accordingly has been deferred for recognition in the financial statement for the year ended December 31, 2005. Within the framework of a settlement agreement signed between PC and Klepierre on November 16, 2006 it was agreed that PC shall be unconditionally and irrecoverably released from its obligations to obtain such utilities license and that Klepierre will assume  full and sole responsibility thereof. Accordingly, the Company recorded in these financial statements an additional pre-tax gain of NIS 30.4 million ($7.2 million).

Furthermore, PC and Klepierre agreed to conclude a final purchase price adjustment in respect of the Sold Centers in accordance with the provisions set forth in the sale agreement and accordingly the Company recorded in these financial statement an additional pre tax gain of NIS 49.3 million ($11.7 million).
One of the commercial centers which was sold to Klepierre within the framework of Stage A transaction is subject to a long term lease agreement  with  the municipality of Warsaw (“Municipality”) through 2021.The municipality has the right to buy back the commercial center at the end of the lease term in terms specified in the lease agreement. Within the framework of the transaction, it was agreed that an amount of €10.0 million (NIS 55.6 million; $13.2 million) will be reduced from the total proceed payable by Klepierre (“Deferred Proceed”) due to the aforementioned lease agreement . PC will  be entitled to  receive the Deferred Proceed (plus interest) if it will extend the lease term over 34 years under the same terms and conditions within a term of 10 years from the date of the agreement(July 2015.), or proportional part thereof if it will extend the lease term over 10 years. In addition, if PC will acquire an ownership of the land through July 2015, Klepirre will pay to PC the Deferred Proceed plus an additional Euro 2.0 million and interest. The Company has not recognized the deferred proceed as gain in these financial statements.
The revenues and operating profits, as recorded in the consolidated financial statements of the companies holding the Sold Centers, for the year ended December 31, 2004, totals NIS 59.3 million and NIS 21.8 million, respectively.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

e.
On July 29, 2005 PC and Klépierre signed a preliminary share purchase agreement for the future acquisition by Klepierre of all equity and voting rights (100%) in the companies developing 2 shopping centers in Poland, 2 companies developing shopping centers in the Czech Republic and an option under certain conditions, to acquire all equity and voting rights of a third company developing a shopping center in Poland, upon the fulfillment of certain conditions, on same terms and conditions applicable to the remaining centers (see item f below) (“Stage B”). Upon the completion and delivery of each of these centers, in accordance with certain pre-agreed terms as determined in the preliminary agreement, and upon the fulfillment of certain pre-conditions, Klépierre will pay to PC the purchase price of each specific center which is to be calculated based on gross rentals prevailing at a date close to delivery, capitalized at agreed yields. A final purchase price adjustment for each of these development centers will be conducted not later than 10 months following delivery, on the basis of actual gross rentals prevailing on their respective adjustment dates, discounted at the agreed yields. In addition, a net asset value adjustment will be carried out on the basis of audited financial statements as at the delivery date. Klepierre has furnished the Company with a bank guarantee in the amount of €115.0 million (NIS 640.0 million; $151.5 million) for the payment of the respective purchase prices of those development centers in respect of which building permits have been issued. Klepierre has undertaken to furnish the Company with a similar bank guarantee in respect of the remaining development centers immediately upon the issuance of the building permit. The Company has furnished Klépierre with its corporate guarantee for the fulfillment by PC of all its undertakings and obligations under the definitive agreements.

On June 30, 2006 PC completed the construction of one of Czech commercial centers (The Novo Plaza) and in accordance with the terms of the agreement it was delivered to klepierre. The value of the Novo Plaza amounted to €43.9 million (following purchase price adjustments agreed upon in the agreement signed in November 2006) and the cash consideration paid to PC amounted to €5.0 million. As a result the Company recorded in these financial statement pre-tax gain of NIS 30.6 million ($7.2 million).

Within the framework of an agreement signed between PC and Klepierre on November 16, 2006, klepierre expressed its interest in principal in acquiring all the equity rights in the companies presently developing 4 shopping centers in the Czech Republic, Poland and Latvia at an agreed upon yields ("New Development Projects"). PC undertook to negotiate  with Klepierre in order to execute a preliminary agreement on substantially the same terms and conditions provided for in the Stage B agreement in respect of at least 2 of the New Development Project ("New Preliminary Agreement"). PC also undertook to award an option to Klepirre to acquire up to 5% of the equity rights in each of the companies holding the rights in the New Development Projects in respect of which New Preliminary Agreement shall be executed. The option is subject to the consent of, and is subordinated to each respective financing bank which had granted a construction loan to the relevant project. The option, once granted, is exercisable at any time subject to fulfillment of certain preconditions against payment of the exercise price which shall be agreed between PC and Klepierre at the date of the execution of the relevant New Preliminary Agreement. Upon consummation of the transaction, the exercise price of the option shall be deemed to constitute flat down payment on account of full transaction consideration. In the event that the transaction is not consummate, PC has a call option to reacquire the 5% shares in consideration for the amount paid by Klepierre for the option.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

e.	(Cont.)

In addition to the above, Klepeirre had agreed to reduce the capitalization rates in respect of three commercial centers included in the Stage B transaction (other than the Novo Plaza which has already been delivered to Klepierre in June 2006) subject to the following: (i) PC shall procure ,by not later than May 29, 2007, that its joint venture partner in Lublin Plaza (see item f below) will agree to sell its 50% holding in the project to klepierre together with the 50% held by PC at the same terms and conditions agreed between Klepierre and PC; (ii) a New Preliminary Agreement will be concluded between PC and Klepierre in respect of at least 2 of the New Development Project by not later than 90 days following the date of the aforementioned agreement and that on the same date Klepeirre will be awarded an option to acquire up to 5% of the equity rights in each of the companies holding the rights in the New Development Projects in respect of which New Preliminary Agreement shall be executed and; (iii) PC shall procure that planning permits will be obtained for the relocation of the supermarket unit in the Pilsen Plaza shopping center.

f.
PC entered, in May 2002, into a JV agreement (as amended in November 2003) for the purchase of 50% of the ownership of a company registered in Lublin, Poland ("MPSA"), which holds a perpetual usufruct in and to a land in Lublin, Poland (see Note 7A.B.(1)).

According to the JV agreement, financing of the project to be constructed by MPSA is to be borne by both parties in equal shares, except for initial payment of $4.0 million which is to be provided by PC, with half of such amount to be considered as a loan to the other shareholder (the "JV Partner").

As of the balance sheet date, PC and the JV partner were in dispute regarding the shareholders’ loan (“equity loans”) required to be invested by the JV partner. The JV Partner alleges that the increase in the project budget, in comparison with the original one, was caused by the acts or omissions of PC, and accordingly PC should solely bear all additional equity loans. PC refutes such allegation and has demanded the execution of the JV agreement on its terms as indicated above, namely all additional amounts, over the initial $4.0 million, required for the financing of the project, should be financed by the parties in equal parts. As of the date of the approval of these financial statements, this dispute has not yet been resolved. Through December 31, 2006, PC has invested in MPSA’s (mainly in loans, Libor + 2.5% annually interest bearing) €8.4 million (NIS 46.7 million; $11.0 million). As part of an agreement signed in April 2007 (see above) it was agreed that PC's owner loans (including the equity loans) will be paid in the framework of the sale of MPSA's shares to Klepierre.

Within the framework of the 2005 sale agreement with Klepierre, as stated in Note 9B.(3)e. above, PC awarded an option to Klepierre to acquire 100% of the equity rights of MPSA, subject to the acquisition by PC of the entire interest of the JV Partner in MPSA, by not later than the end of May 29, 2007 (the "First Option"). In the event that PC shall fail to acquire the JV partner’s rights by that date Klepierre shall automatically have an additional option to acquire the 50% of such equity rights in MPSA which are held by PC (the "Second Option").

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

f.	(Cont.)

The exercise by Klepierre of the Second Option shall be subject, at all times, to (i) the JV Partner’s rights of “first offer” which entitles the JV Partner to acquire PC shares in the event that PC wishes to sell its shares to a third party; and to (ii) the “tag-along” rights which entitles the JV Partner to demand that Klepierre shall also acquire its shares together with PC Shares on the identical terms and conditions, pro rata. In the event that the JV Partner shall exercise its rights of first offer to acquire PC shares, as aforesaid, then the Second Option shall automatically lapse.

PC undertook, for so long as the Second Option remains valid, not to amend, modify, and/or terminate the JV agreement, without the prior approval of Klepierre, and to abstain from taking any actions which may prejudice the rights and/or interests (present or future) of Klepierre under or in connection with this Second Option.

In the event the transaction for the sale and transfer of all equity rights in MPSA to Klepierre fails to consummate for any reason or in the event that the JV Partner shall exercise its “first offer” rights, PC shall pay to Klepierre a commitment penalty in the amount of €1.6 million (NIS 8.9 million; $2.1 million), without prejudice to the rights of Klepierre to be further indemnified in the event that such non-consummation would result from a breach by PC of its contractual obligations. In the event that Klepierre shall have elected to exercise the Second Option however acquisition cannot be fully consummated for any reason, then and in such event PC shall be obliged to pay to Klepierre a commitment penalty in a reduced amount of €0.8 million (NIS 4.5 million; $1.0 million).

In the event that the JV Partner shall exercise its “tag-along” rights and in the event that Klepierre shall actually acquire both the PC shares and the JV Partner shares, then and in such event PC shall be severally and jointly liable with the JV Partner with respect to the sale of the JV Partner shares and PC shall grant to Klepierre the same indemnifications provisions guarantee with respect to the JV Partner's shares to the extent that the JV Partner fails or refuses to do so.

Upon the exercise of either of the options abovementioned, PC shall assume full liability for the performance of the obligation made by MPSA in favor of the local municipality (see Note 7A.B.(1)) in terms of the ground lease, to construct a hotel above or adjacent to the commercial center project ("Stage B Project") and shall furnish Klerierre with a full indemnity against such liability and/or against any harm which may be suffered by Klepierre and/or by MPSA in consequence of the failure to construct the hotel as aforesaid.

On April 13, 2007, PC and the JV Partner have agreed on the Spin-Off of MPSA’s obligation in terms of the Stage B Projects, to a subsidiary of the JV Partner (“Project B Company”), in consideration of €3.5 million ($4.6 million). Spin-Off has been executed by means of a Tenancy Agreement within the framework of which MPSA undertook, without consideration, to consent and fully cooperate so as to allow Project B Company the development of the stage B Projects. MPSA and Project B Company had also executed a Preliminary Agreement for the future transfer, to the latter, of all rights in the Stage B Projects upon completion of same.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

f.	(Cont.)

The abovementioned agreement also provides an option awarded by Project B Company to PC, to subscribe to 50% interest in Project B Company, in consideration for the amount equivalent to 50% of the share capital and shareholders loans invested by the JV Partner in Project B Company as at the date of consummation of the transaction. PC is entitled to exercise the option by no later than September 30, 2007.

PC and the JV Partner have agreed, in addition to the above, to sell their respective holdings in MPSA to Klepierre, to be executed within the framework of the abovementioned Klepierre 2005 sale agreement (see paragraph e above).

g.
On November 15, 2005, PC consummated a transaction for the acquisition of an area of land (measuring 122,857 square meters) situated on Kerepesi Street in central Budapest, the former site of the Hypodrome ("Site"). Building permits for the construction of a large shopping and entertainment center have been issued in respect of the Site. The acquisition was carried out by the purchase of all equity rights (100%) of 4 companies holding all freehold ownership and usage rights to the Site. The purchase price of all equity rights represent a Site value of €21.0 million. The financing of the acquisition was provided by a consortium of International Banks, and constitute approximately 90% of the above value.

h.
PC's jointly controlled (50%) subsidiary ("AC"), owns 60.0% of the ownership and voting rights of a Target Company, which owns approximately 320,000 sq.m., of land on the island of Obuda in the Danube River, located in the heart of Budapest.

The remaining 50% of the equity and voting rights in AC is held by a Hungarian Commercial Bank ("the Bank"). As security for a loan granted by the Bank, AC, among other things, pledged its shares in the Target Company. In addition, the Company undertook to guarantee repayment of the loan in the event that the construction plans are not approved.
PC's investment in AC includes a loan in the amount of €1.8 million (NIS 10.0 million; $2.4 million) which bears interest at the rate of 6.7% per annum.
10% of equity and voting rights of the Target Company are held by ESI – a company owned by PC's former manager – which were granted to it in consideration for acquisition cost thereof, by AC from the Hungarian Privatization Board. The purchase by ESI of its interests was financed through loans which were granted thereto by the Target Company, in the amount of amount of €1.8 million (NIS 10.0 million; $2.4 million), repayable until March 2008.

Resolutions of the Target Company are to be approved by majority of votes save for certain minority rights in specific extraordinary matters, in which a 75% majority of votes of shareholders or directors, as the case may be, is required.

In September 2006, the Target Company has received from the Municipality of Budapest final formal approval for the zoning plan of the project, which allows the Target Company to apply for the receipt of a building permit.
As part of the above approval the target Company has undertaken to ensure the traffic connections to, from and within the island and to develop certain landscape works. The additional investment required in consideration of the aforementioned projects is estimated in approximately €55 million.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

h.	(Cont.)

The proposed plan includes development of the site as a tourism oriented area including hotels and apartment-hotels complemented by, sport centers, yacht harbours, casino, shops and conference and conventions centers.

Financial statements of AC and the Target Company are included in the consolidated financial statements of the Company by the equity method.

i.
On October 27, 2006 PC announced the successful pricing of the Initial Public Offering of its ordinary shares ("IPO" or "Offer") on the Official List of the London Stock Exchange ("LSE"). The Offer’s price was set at £1.8 (NIS14.8; $3.5) per ordinary share ("Offer Price") which reflected market capitalization of PC at the commencement of conditional dealing on the LSE of £514.3 million (NIS 4,227 million; $1,000 million).The Offer consisted of 85,714,286 ordinary shares than constituting 30% of PC share capital. In addition PC granted to the sponsor and sole bookrunner, UBS Investment Bank ("UBS") over allotment options of up to 10% of  the Offered Shares (namely: 8,571,458 ordinary shares, than representing 3% of PC’s share capital) exercisable for a period of 30 days following the date of the Offer with an exercise price equal to the Offer Price. On November 27, 2006 PC announced that UBS exercised over allotment options in respect of 6,631,801 shares constituting 2.6% of PC’s share capital. Following the Offer and the exercise of the over allotment options by UBS, the Company’s shareholding in PC were diluted to 68.4%.The total amount raised by PC (including the exercised over allotment options and net of the IPO's related expenses) amounted to €234.5 million (NIS 1,280.1 million; $303.0 million). As a result, the Company recorded in these financial statements gain from decrease in shareholding in PC in the amount of NIS 668.0 million ($158.1 million).

j.
On October 26, 2006 PC’s Board of Directors approved the grant of up to 33,834,586 non-negotiable options over PC’s ordinary shares to PC’s board members, employees in PC’s group and other persons who provide services to PC including employees of the Company (”Offerees”).

On the same date PC granted to the Offerees 26,108,602 options out of which 3,907,895 options are designated for grant to the Company’s Chairman of the Board (“the Chairman”) who also serves as the PC’s Chairman of the Board and 1,516,541 options are designated for grant to the Company’s directors. The grant of the options to the Chairman and the Company's directors was approved by the Company’s Audit committee and it is subject to the approval of the Company's additional organs.

The options were granted to the Offerees for no consideration. The exercise price of each option shall be the average price of PC’s shares in the LSE during the 5- day period before the date of grant. Notwithstanding the foregoing the exercise price of the options granted on October 26, 2006 is £1.8 per option (“Exercise Price”).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

j.	(Cont.)

Exercise of the options is subject to the following mechanism:

On exercise date PC shall allot, in respect of each option so exercised, shares equal to the difference between (A) the opening price of PC’ shares on the LSE on the exercise date, provided that if the opening price exceeds 180% of the Exercise Price the opening price shall be set at 180% of the Exercise Price; less (B) the Exercise Price of the Options; and such difference (A minus B) will be divided by the opening price of PC’s Shares in the LSE on the exercise date.

The maximum number of shares issuable upon exercise of all outstanding options as of the balance sheet date is 11,603,823 constituting 3.8% of PC share capital on a fully diluted basis.

The options vest over a three year period following grant, in equal parts (the “Vesting Periods”), and will expire after five years following the grant date.

The average estimated fair value of each option granted was calculated based on the binominal-lattice model using the following assumptions:

	Directors and Management	Employees

Risk free interest rate (%)	4.58-4.94	4.58-4.94
Expected life of options (years)	5	5
Expected volatility (%)	25-30	25-30
Expected dividend yield	None	None
Forfeited (%)	5%	10%
Suboptimal exercise multiple (€)	2.68	2.68

PC has been publicly traded for a short period of time and therefore has no historical data. The public companies in the PC’s industry are for the most part, more mature than PC. In order to avoid bias and given the aforementioned circumstances, the expected volatility   is based on companies in comparable stages as well as companies in the industry.

The cost of benefit inherent in PC’s option plan based on the fair value thereof upon grant, in accordance with the provision of Standard 24, amounts to €18.6 million (NIS 103.2 million; $24.4 million), which amount is to be recognized as an expense over the vesting period of each portion. An expense in an amount of €2.0 million (NIS 11.2 million; $2.7 million) was recorded in these financial statements.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

k.
On October 12, 2006 the Company entered into a joint venture and shareholders agreement with an unrelated third party ("Third Party Shareholder") pertaining to the development of a shopping and entertainment centre at Koregaon Park, Pune, India subject to the necessary planning and building permits being obtained. This freehold development site is currently held by 24 separate companies in equal undivided shares (one of which is the JV Company). Twelve of these companies ("Group B Companies") have sold the development rights relating to their respective portions of the land to an affiliate of such Third Party Shareholder. The remaining 11 companies ("Group A Companies") and the JV Company retain the development rights relating to their respective portions. Under the Agreement, the Company is to subscribe for shares and convertible securities representing 50% of the JV Company, upon fulfillment of certain conditions precedent ("First Closing") which are principally requiring the JV Company will acquire 100% of all the Group A and Group B Companies and conclude a development rights assignment agreement with the Third Party Shareholder, whereby the development rights to the Group B Companies' land will be irrevocably assigned to the JV Company. The cash consideration payable by  the JV Company is  INR 440 million (NIS41.8 million; $9.9 million), payable in installments of which INR 310 million were paid at First Closing and INR 130 million (NIS11.7 million; $2.8 million) are due on Second Closing (being the date within ten days after the issue of the necessary building permits on the site).

Pursuant to the Indian Sourcing Agreement (see Note 17A(14)) the Company assigned its rights under the agreement to PC.

As of the balance sheet date, PC invested an amount of INR 310 million (NIS 29.5 million; $7.0 million) in the JV Company by means of shareholder equity and fully and compulsorily convertible debentures ("FCDs") bearing an annual interest of 14% and convertible into non-voting preference shares.

l.
On October 11, 2006, PC has entered into an agreement, according to which it acquired a 75% interest in a company (“Project Company”) which under public-private partnership agreement with the Government of Romania is to develop the Casa Radio site in central Bucharest. The consummation of the transaction is subject to the fulfillment of certain conditions, including obtaining the approval of the government of Romania to an amendment to the public-private partnership agreement. The costs of the acquisition of the rights in the Project Company amounted to approximately $40.0 million (NIS 170.0 million). As of the balance sheet date, an amount of $25.5 million (NIS107.9 million) was deposited by PC into an escrow account and it will be released to the seller following the fulfillment of the condition presented included in the agreement. The other investors include the government of Romania, which will procure that the development company is granted the necessary development and exploitation rights in relation to the site for a 49-year period in consideration for a 15% interest in the Project Company and the seller who will retain 10% interest in the Project Company.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(3)	Companies within the Plaza Center N.V. (formerly: Plaza Centers (Europe) B.V.) Group ("P.C.") (cont.)

l.	(Cont.)

In November 2006 the public-private partnership agreement was approved by the government of Romania. The approval was subject to an additional ratification by the Romanian Parliament which as of the date of the approval of these financial statements has been obtained. The transaction and the nomination of directors in the Project Company by PC were approved by the general shareholders meeting of the Project Company in February, 2007. PC could not have exercises control over the Project Company operations prior to such approval and accordingly, the financial statements of the Project Company were not consolidated in the Company financial statements as of December 31, 2006 but rather the investment in the Project Company is presented in the consolidated balance sheet as “payment on account of acquisition of a subsidiary” within long term receivable (see Note 8A).

The Project, which is planned to consist of an estimated constructed area of approximately 360,000 square meters, will include shopping and entertainment center, five star hotel, residential units and offices. In accordance with the terms of the agreement, the purchasers (including PC) have undertaken to cause the Project Company to construct an office building measuring approximately 13,000 square meters for the government of Romania at the Project Company’s own costs. The latter intends to finance the construction of the project through bank loan. Additional finance of the Project (if needed) will be borne by PC and the seller pro-rata to their shareholding.

The Company guarantees PC’s obligations under the agreement.

m.
In February 2007, PC acquired 50% of the shareholding and voting right in an Indian company(“JV”) which owns a freehold land of approximately 14 acres situated in the Kharadi district of Pune, India for total consideration of €17.0 million (NIS 94.5 million; $22.4 million) . The remaining 50% is held by a leading property developer in Pune.

The JV intends to develop its plot of land through the construction of a project totaling approximately 225,000 square meters gross lettable area which will include a shopping center, an office complex and a serviced apartment facility.

n.
In March 2007, PC acquired a site in Timisoara, West Romania, for a total consideration of € 12.0 million (NIS 66.8 million; 15.8 million).  The site totals 31,800 square meters and is located alongside a major road approaching the center of the city. PC plans to build a multy-storey shopping center of approximately 30,000 square meters gross lettable Area with an  option to develop on the site approximately 20,000 square meters of new mixed retail, office and residential space adjacent to the shopping center.

o.
PC’s shares are traded on the LSE. The market value of the Company’s holdings in PC shares as of December 31, 2006, amounts to NIS 3,176 million ($752 million), and their book value as of that date amount to NIS 1,356 million ($321 million).

p.	Assuming exercise of all of PC’s outstanding options, on December 31, 2006, the Company’s interest in PC would have been diluted approximately to 65%.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(4)	Companies in BEA Hotels N.V. ("B.H.") Group

a.
B.H. holds, through a wholly owned and controlled subsidiary incorporated in Romania ("Domino") - approximately 70% of SC Bucuresti Turism S.A. ("Bucuresti") which in turn owns a complex consisting of a hotel, an apartment hotel, commercial areas and a restaurant, situated in the heart of Bucharest, Romania ("the Bucuresti Complex"). Bucuresti was purchased through a privatization tender published by the State Ownership Fund of the Romanian government ("SOF"). The tender procedure was approved by a decision of the supreme court of Romania.

The acquisition of most of the rights in Bucuresti was carried out within the framework of a memorandum of understanding ("MOU") for the establishment of a joint venture, 80% of the rights of which were to be held by B.H. and 20% of the rights by an unrelated third party ("Third Party Shareholder"). Pursuant to the provisions of the MOU, B.H. is entitled to receive 100% of Domino's profits to be distributed as dividends up to an aggregate amount of $2.0 million. Income in excess of such amount is to be distributed according to holdings ratio (80%:20%). In addition, B.H. has a Put Option to oblige the Third Party Shareholder to increase its interest from 20% up to 50% (based on full investment cost) for period and in terms to be agreed upon by the parties. The parties undertook to finance the renovation of the hotel, should same be required. Should one of the parties fail to provide the financing pro rata to its share, the shareholdings of the delinquent party will be diluted based on a methodology to be agreed upon.

As a result of a breach of agreements and undertakings by the Third Party Shareholder, B.H. announced the termination of all agreements and simultaneously filed, together with its subsidiary a law-suit against the Third Party Shareholder for all damages incurred by it due to the latter’s breach of contracts and undertakings. B.H. withheld, prior to filing the claim, the Third Party Shareholder’s shares (20%) as security for fulfillment of its undertakings. As a result of the agreements’ termination and the filing of the lawsuit, the Company believes, based on legal advice, that it is no longer required to transfer said shares to the Third Party Shareholder, which follows that B.H. is in effect the holder of the entire share capital and all voting rights (indirectly) in Domino.

B.H. filed a monetary claim against the Third Party Shareholder for noncompliance with the indemnity conditions, in the framework of which liens were imposed on the Third Party Shareholder's assets. The Third Party Shareholder filed a statement of defense against the suit. Mediation proceeding between the parties failed, and a notice to that effect was filed by B.H. in January 2005 to the competent court.

For information concerning legal actions filed in connection with the purchase and ownership of Bucuresti and Domino shares, and the real estate owned thereby - See Note 17B.(5).

Bucuresti shares are traded on the Romanian stock exchange. The value of B.H.’s holdings in Bucuresti shares, based on the price of a Bucuresti share as of December 31, 2006, amounts to NIS 107.2 million ($25.3 million), and their book value as of that date amount to NIS 279.7 million ($66.2 million).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(4)	Companies in BEA Hotels N.V. ("B.H.") Group (cont.)

b.
Within the framework of an agreement, executed on December 19, 2005, for the sale of the entire (100%) equity and voting rights in a company (“Shaw”) which owns a hotel located in London, that is subject to a long-term lease agreement (“the Sold Hotel”), B.H. had sold all its shares and rights in Shaw (30%) to an unrelated third party. The transaction reflects an asset value of £74.9 million in which the Company’s share is £22.5 million. The total net cash consideration paid to B.H. amounted to £4.0 million and it was determined based on the agreed upon value of the Sold Hotel, net of bank loan and related transaction expenses. As a result, the Company recorded pre-tax gain of NIS 58.3 million in the financial statements for the year ended December 31, 2005.

The revenues and operating profits of Shaw, as recorded in the consolidated statement of operations for the year ended December 31, 2004, totals NIS 13.2 million and NIS 10.0 million, respectively.
As part of the Company’s real estate assets' liquidation process, as detailed in Note 2c. above, the Company currently examines the optimal methods for realizing its assets, considering the business opportunities currently available to it as well as certain financial conditions and other parameters (e.g. location of property, the Company's capital yield, cost of external credit, market yields, cash flow timeline, etc.)
Accordingly, the Company executed, and from time to time contemplates variable liquidation or deemed liquidation transaction, which differ by nature each one from the other, such as, long term lease transactions, refinance of loans attributed to specific assets, absolute sales of real estate assets, and the like.
Notwithstanding the Sold Hotel constituting a "reportable segment", the Company’s management does not consider the result of its sale nor does it consider the results of its current operations, as “discontinuing operation”, as it intends to carry on examining, from time to time, the possible liquidation of its real estate assets through means such as long term lease transactions.

c.
Within the framework of an agreement, executed in October 2006, for the sale of the entire (100%) equity and voting rights in a company (“Sandton Park Plaza”) which owns a hotel located in South Africa (“the Sold Hotel”), B.H. has sold all the shares and rights held by it in Sandton Park Plaza (33.3%) to an unrelated third party. The transaction reflects an asset value of South Africa Rand (SAR) 54.0 million (NIS 30.7 million; $7.3 million) in which the Company’s share is SAR 18.0 million (NIS 10.0 million; $2.4 million). The cash consideration was determined based on an agreed upon value of the Sold Hotel net of a bank loan and other net monetary assets as well as transaction costs. The proceed from the sale was deposited into an escrow account in the name of the sellers. The transfer of the funds from the escrow account to the sellers was, as of the balance sheet date, subject to the technical approval of the South African reserve bank, which was attained after the balance sheet date. As a result of this transaction, the Company recorded pre-tax gain of NIS 5.0 million ($1.2 million) in these financial statements.

d.
In December 2006 B.H.’s jointly controlled subsidiary (50%) purchased a freehold office building measuring a gross built area of approximately 6,500 square meters and situated near the Victoria Amsterdam hotel for a purchase price of €14.0 million. The property is listed as a monument and historic building within the meaning of the Dutch law. The Jointly controlled subsidiary intends to renovate the building and to convert it to a hotel containing approximately 100 rooms. Building permits for such renovation have not yet been issued. The acquisition was financed by a bank loan.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

B.	Additional information as to investments in subsidiaries and changes thereof (Cont.)

(5)	Mango Israel Clothing and Footwear Ltd. ("Mango")

In May 2005, Elscint completed the acquisition of all  of the equity and voting rights of Mango Israel Clothing and Footwear Ltd. ("Mango"), the Israeli distributor and retailer of the internationally renowned retail brand name MANGO-MNG™. The excess of cost over fair value of identified tangible assets of Mango, in the amount of NIS 2.4 million, was attributed to the distribution rights acquired. The book value of the assets of Mango, its revenues and its operating loss, for the period covering from its acquisition, initially consolidated in the financial statements as of December 31, 2005 and for the year then ended, totals NIS 26.8 million, NIS 31.8 million and NIS 3.8 million, respectively.

C.	The following is summarized data outlining the Group's share in items of the proportionately consolidated companies financial statements

	At December 31, 2006 and for the year then ended				At December 31, 2005 and for the year then ended
	(in thousand NIS)
	Proportionately consolidated companies
	R e p o r t e d
Shareholding	50%	33.3%	30%	Total	50%	33.3%	30%	Total

Current assets	224,484	-	37	224,521	112,708	420	34	113,162
Long-term deposits, loans and receivables	20,805	-	-	20,805	20,220	791	-	21,011
Fixed assets and other assets	964,322	-	-	964,322	895,826	4,239	-	900,065
Current liabilities	(180,811)	-	-	(180,811)	(60,677)	(841)	(8)	(61,526)
Long-term liabilities	(978,401)	-	-	(978,401)	(662,410)	(4,302)	-	(666,712)
	50,399	-	37	50,436	305,677	307	26	306,000

Liabilities to (of) group companies	72,516	-	(1,252)	71,264	311,610	10,871	(1,242)	321,239
Shareholders' equity (deficiency)	(22,117)	-	1,289	(20,828)	(5,943)	(10,564)	1,268	(15,239)
	50,399	-	37	50,436	305,667	307	26	306,000

Revenues	251,876	1,557	-	253,433	194,884	2,077	12,619	209,580

Profit (loss) before income taxes	(33,937)	(2,529)	(29)	(36,495)	(48,727)	(351)	1,639	(47,439)

Net profit (loss)	(35,139)	(2,557)	(29)	(37,725)	(49,886)	(351)	1,639	(48,598)

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -                      INVESTMENTS IN INVESTEES AND OTHER COMPANIES (CONT.)

C.	The following is summarized data outlining the Group's share in items of the proportionately consolidated companies financial statements (cont.)

	At December 31, 2006 and for the year then ended
	Convenience translation (US$'000)
	Proportionately consolidated companies
	R e p o r t e d
Shareholding	50%	33.3%	30%	Total

Current assets	53,133	-	9	53,142
Long-term deposits, loans and receivables	4,924	-	-	4,924
Fixed assets and other assets	228,242	-	-	228,242
Current liabilities	(44,472)	-	-	(44,472)
Long-term liabilities	(229,898)	-	-	(229,898)
	11,929	-	9	11,938

Liabilities to (of) group companies	17,164	-	(296)	16,868
Shareholders' equity (deficiency)	(5,235)	-	305	(4,930)
	11,929	-	9	11,938

Revenues	59,616	369	-	59,985

Loss before income taxes	(8,032)	(599)	(7)	(8,638)

Loss	(8,317)	(605)	(7)	(8,929)

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -                      REAL ESTATE AND OTHER FIXED ASSETS

A.	Composition:
D e c e m b e r 3 1
2 0 0 6							2 0 0 5
R e p o r t e d							Reported
R e a l e s t a t e
Hotels		Commercial centers
Operating	Under construction	Operating	Other	Other fixed assets	Total	Convenience translation	Total
( i n t h o u s a n d N I S )						US$'000	NIS'000

Cost:
Balance as of January 1 (*)	1,528,488	200,253	618,167	184,852	118,229	2,649,989	627,216	4,049,069
Initially consolidated companies	-	-	-	-	-	-	-	274,745
Deconsolidated companies	(3,581)	-	-	-	-	(3,581)	(848)	(1,292,566)
Adjustments resulting from translation of foreign subsidiaries financial statements	66,986	22,418	-	2,364	(727)	91,041	21,548	(189,558)
Additions during the year	76,318	74,384	18,205	138	20,305	189,350	44,817	424,978
Disposals during the year	(6,969)	(3,975)	-	-	(31,515)	(42,459)	(10,049)	(24,537)
Reclassification to trading property	-	-	-	-	-	-	-	(592,143)
Balance as of December 31	1,661,242	293,080	636,372	187,354	106,292	2,884,340	682,684	2,649,988

Accumulated depreciation:
Balance as of January 1 (*)	228,724	(1)26,944	72,043	27,787	53,564	409,062	96,819	374,437
Initially consolidated companies	-	-	-	-	-	-	-	48,333
Deconsolidated companies	(1,529)	-	-	-	-	(1,529)	(362)	(95,964)
Adjustments resulting from translation of foreign subsidiaries financial statements	9,773	3,047	-	478	2,627	15,925	3,769	(17,521)
Additions during the year	48,821	-	24,404	4,483	9,803	87,511	20,713	111,613
Disposals during the year	(4,671)	(3,898)	-	-	(21,865)	(30,434)	(7,203)	(10,527)
Reclassification to trading property	-	-	-	-	-	-	-	(1,308)
Balance as of December 31	281,118	26,093	96,447	32,748	44,129	480,535	113,736	409,063

Provision for impairment of investments and assets (See C. below)	71,268	-	5,893	6,517	-	83,678	19,805	65,561

Depreciated balance net book value:
As at December 31, 2006	1,308,856	266,987	534,032	148,089	62,163	2,320,127	549,143

As at December 31, 2005	1,246,613	173,309	540,230	150,548	64,664			2,175,364

(1)              In respect of a hotel, closed during 2003, for renovations.

(*)              Reclassified.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -                      REAL ESTATE AND OTHER FIXED ASSETS (CONT.)

A.	Composition (Cont.):

Cost of fixed assets includes:
	Net book Value
	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Financial expenses capitalized to cost of the buildings under construction	20,039	31,033	4,743

B.	Composition of land and buildings, distinguished between freehold and leasehold rights:

	Net book Value as at December 31, 2006
	R e p o r t e d
	Hotels		Commercial centers
	Operating	Under construction	Operating	Others	Total	Convenience translation
	(in thousand NIS)					US$'000

Freehold (1)	802,677	266,987	-	145,857	1,215,521	287,698
Leasehold:
Capitalized	(2)31,579	-	(5)534,032	2,232	567,843	134,401
Uncapitalized	(4)(3)474,600	-	-	-	474,600	112,331
	1,308,856	266,987	534,032	148,089	2,257,964	534,430

(1)	Majority of the rights are registered in the name of those subsidiaries, which own the rights thereto.

(2)
Leasehold rights (capitalized for a 50-year period until 2036), of the land area on which the Utrecht Park Plaza Hotel is situated, were acquired from the municipality of Utrecht. The execution of any change in the use of the land or the demolition of a build constructed thereon requires the consent of the municipality. The lessee has no rights of leasehold termination. The municipality has the right to terminate the leasehold should it determine that the land is required for public use or in the event a court determines that the lessee failed to fulfill its undertakings under the terms of the lease.

(3)
The sub-lease rights of the Sherlock Holmes Park Plaza Hotel were granted for a period of 99 years (ending in 2095), in consideration of an annual rent payment of £0.6 million (NIS 4.9 million; $1.2 million). Rent payments are adjusted every five years on the basis of "open market value". First such adjustment was initiated in October 2006 and is yet to conclude. The company holding the property has an option to terminate the lease in 2059 with an advance notice of 2.5 years.

A Red Sea Group company ("Guarantor") guaranteed fulfillment of all undertakings of the lessee as if it were a principal party to the agreement. The guarantee contains a provision, by which, in the event the guarantee is exercised, the land-owners may require the Guarantor to assume the lessee's position as a lessee. Two documents were executed between the Guarantor and B.H., which establish the indemnification procedures amongst them, in relation to said guarantee.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -                      REAL ESTATE AND OTHER FIXED ASSETS (CONT.)

B.	Composition of land & buildings, distinguished between freehold and leasehold rights (Cont.):

(4)
The leasehold rights to a land area on which the Riverbank Park Plaza Hotel is located, are for a period of 125 years, in consideration for annual payment of £ 0.6 million (NIS 4.9 million; $1.2 million), adjusted every five years based on the CPI in England, with the next adjustment to be carried out in May 2010. The leasehold is subject to various rights and easements granted to certain authorities; The lessee may not assign its rights to a third party without the lessor's consent; A breach by the lessee of any of its undertakings under the agreement may, under certain circumstances allow the lessor to forfeit the property.

(5)
Capitalized lease rights in respect of the Arena entertainment and commercial center are for a period of 49 years with an option for an additional 49 year lease period. The option period will expire in 2086, subject to the lessee’s compliance with the terms of the lease.

(6)
Within the framework of the 2004 sale agreement, detailed in Note 9B(3)a. above, Klepierre has acquired from PC all equity rights in Duna Plaza. Duna Plaza is the registered and legal owner of the entire rights, title and interest in and to the Duna Plaza Complex, which is comprised of Duna Plaza shopping center (the "Sold Center" or "Duna Plaza") and the Duna Plaza Offices (“DPO”). Since DPO was specifically excluded from the framework of the 2004 transaction, Klepierre and PC have agreed to implement certain procedures to cause: (i) the registration of the DPO as a separate title unit in a condominium the rights of which shall initially be held by Duna Plaza; (ii) thereafter to implement a de-merger of Duna Plaza in such a manner that DPO will be recorded in the name of a new company to be incorporated under the de-merger (“DPO Owner”); and (iii) to cause the sale and transfer to PC of all equity and voting rights in DPO Owner (the “de-merger procedures”). The assets and the liabilities of Duna Plaza shall be so divided that Duna Plaza shall retain the liabilities associated with the Sold Center, while DPO Owner shall retain the assets and the liabilities associated with the DPO. PC shall indemnify Duna Plaza for the liabilities assumed by DPO Owner.

During the period until the consummation of the de-merger procedures (“Interim Period”) PC is entitled to all rental and other revenues (excluding from the sale of utilities) as received by Duna Plaza from the DPO tenants, net after deducting the aggregate amount of: (i) all those direct costs and expenses and taxes which shall be incurred and/or disbursed by Duna Plaza which directly relate to and/or connected with the ownership, operation and management of the DPO; and (ii) that proportion of the general costs and expenses of the Duna Plaza Complex, which may reasonably be attributed and apportioned to the DPO. During the Interim Period, PC is responsible for and shall manage and operate the DPO. Duna Plaza has a lien over DPO's funds, as security for payment of the DPO costs. PC shall warrant and indemnify Klepierre for and against any cost, debt, actions, suits and liability that may arise as a result of or in connection with the ownership, possession, operation and transfer of the DPO.

The de-merger procedure was finalized on December 31, 2006 and consummation of the transfer of DPO's shares is expected on the second quarter of 2007.

C.	Impairment of long-lived assets:

A significant decrease in the number of visitors in the Aquatopia (an attraction within the Astrid Plaza hotel in Antwerp, Belgium), during 2006 as compared to the Company’s forecasts for this year, have lead the Company to reexamine its investment in the project. As a result, the Company included in these financial statements a provision for impairment loss for its investment in the Aquatopia in the amount of NIS 16.1 million ($3.8 million).

D.           Annual depreciation rates - see Note 2I above.

E.           Liens - see Note 17D below.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 -                      OTHER ASSETS AND DEFERRED EXPENSES

A.	Composition:

	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Cost
Acquired patent rights, distribution rights, technical know-how and other intellectual property	28,757	31,022	6,806
Hotels’ and/or commercial centers’ pre-opening costs	4,393	9,316	1,040
Cost of obtaining loans (*)	-	12,124	-
Project initiation costs	13,603	3,066	3,220
Cost of obtaining long-term leases	8,779	8,734	2,078
Cost of long-term service contract	3,728	4,063	882
	59,260	68,325	14,026

Accumulated amortization
Acquired patent rights, distribution rights, technical know-how and other intellectual property	21,485	20,266	5,085
Hotels’ and/or commercial centers’ pre-opening costs	2,538	7,376	601
Cost of obtaining loans (*)	-	1,677	-
Cost of obtaining long-term leases	7,766	6,384	1,838
Cost of long-term service contract	2,821	2,146	668
	34,610	37,849	8,192

Amortized cost (net book value)	24,650	30,476	5,834

(*)	Commencing January 1, 2006 these costs were offset from the related long-term loans. See Notes 2J(4) and 14A.

B.	Amortization rates - see Note 2J. above.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 -                      SHORT-TERM CREDITS

A.	Composition:
	December 31
	2006		2005	2006
		R e p o r t e d
	Interest			Convenience
	rate			translation
	%	(in thousand NIS)		US$'000

Short-term bank loans:
US dollars	Libor+ 1.3-2.5	124,713	267,350	29,519
Euro	Euribor+ 1.7	274,550	305,230	64,982
Hungarian Forint	Wibor+1.4	18,737	-	4,435
NIS	Prime+ 1.1-1.6	17,311	23,475	4,097
		435,311	596,055	103,033
Less – cost of raising loans		(12,965)	-	(3,069)
Current maturities		58,425	59,352	13,828
		480,771	655,407	113,792

B.           Liens - See Note 17D.

NOTE 13 -                      PAYABLES AND OTHER CREDIT BALANCES

	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Government institutions	27,305	24,724	6,463
Wages and fringe benefits	47,199	29,730	11,171
Accrued interest payable	37,055	5,428	8,770
Income in advance	13,008	16,946	3,079
Control Centers Group companies	7,608	3,153	1,801
Liability in respect of land purchase	6,733	-	1,594
Expenses accrued in connection with the realization of commercial centers	7,060	4,336	1,671
Advances in respect of land sale	-	515	-
Accrued expenses, commissions and others	83,032	65,163	19,652
	229,000	149,995	54,201

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 -	LONG-TERM LIABILITIES

A.           Composition:

	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Loans from banks and financial institutions	1,866,821	1,661,691	441,851
Debentures (see H. below)	1,091,075	-	258,243
Convertible debentures (see G. below) (1)	78,028	-	18,468
	3,035,924	1,661,691	718,562
Less - costs of raising loans and debentures (2)	(40,453)	-	(9,575)
Less - current maturities	(58,425)	(59,352)	(13,828)
	2,937,046	1,602,339	695,159

Other liabilities:
Deferred income taxes	41,427	39,928	9,805
Suppliers	53,787	26,355	12,731
Pre-paid rent income	7,035	31,335	1,665
Deferred gain from realization of commercial centers (Note 9B.(3)a above)	5,626	5,822	1,332
Accrued severance pay (3)	2,525	1,475	597
	110,400	104,915	26,130

	3,047,446	1,707,254	721,289

(1)	Convertible debentures were presented as quasi-equity item in the financial statements as of December 31, 2005, based on the provision of Opinion No. 53 of the ICPAI – see Note 2P.

(2)	Through December 31, 2005, these costs were presented as assets under "Other assets and deferred charges" – see Notes 11 and 2J(4).

(3)	See Note 15, below.

B.           Linkage basis and interest rates:

	December 31, 2006
		R e p o r t e d
			Convenience
	Interest rates		translation
	%	(in thousand NIS)	US$'000

NIS	Israeli CPI + 5.3-6.0	1,028,885	243,523
NIS	Prime+ 2.25	211,438	50,044
Pound sterling (*)	7.72	807,213	191,056
Euro	Euribor+ 1.5-4.25	566,441	134,069
Euro (*)	5.11	196,993	46,626
US dollar	Libor+ 1.75-3.35	224,954	53,244
		3,035,924	718,562

(*)	The interest on these loans is hedged by a Swap transaction - see Note 23F.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 -	LONG-TERM LIABILITIES (CONT.)

C.           Repayment schedule:

	December 31, 2006
	R e p o r t e d
		Convenience
		translation
	(in thousand NIS)	US$'000

First year - current maturities	58,425	13,828
Second year	670,317	158,657
Third year	389,673	92,230
Fourth year	205,762	48,701
Fifth year	976,341	231,087
Sixth year and thereafter	735,406	174,059
	3,035,924	718,562

D.
Loans obtained by the Company from an Israeli bank, totaling NIS 271 million ($64.1 million), will be repaid (principal and interest) in equal semi-annual installments, through December 31, 2012. As part of the agreement, an arrangement to accelerate repayment was established as follows: (i) net amounts received by the Company, from public or private offerings of securities of the Company (and/or of its subsidiaries which were financed by the loan funds), as part of a business merger, as a result of the realization of assets and/or investments, or as a result of refinancing or any other receipt of capital by the Company (and/or its subsidiaries, as above), will be used first to repay the loans; (ii) net amounts so received from realization of the shares of PC or shares of a Project Company, by means of sale or issuance to a third party or the sale of a project owned thereby  (in full or part), will serve to repay part of the loans (relative to the portion sold) that were received to finance the investment in shares or projects realized, as the case may be; (iii) part of the net amounts to be received from refinancing will be used initially to repay the loans, as long as the total balance of the loans exceeds $40.0 million.

Upon consummation of the transaction for the sale of the commercial and entertainment centers (see Note 9B(3)a., b., d & e.), the issuance of non convertible debentures by the Company (see item H. below) and the Initial Public Offer (IPO) of PC's shares in the LSE (see Note 9B(3)(i)), the Company is conducting negotiations with the bank with the view of mutually rescheduling the rate and scope of repayments and the other terms of credit. In the framework of re-examining various  terms contained in the loan agreements, the bank and the Company have reached to written understanding according to which (i) repayment of the loans which the Company was obliged to repay as a result of such sales of the commercial centers, the debenture issuance and the IPO of PC's shares, as stipulated in the loan agreements, is not yet required prior to January 1, 2008; (ii) principal repayment of loans, which the bank had provided the Company with and which repayment dates had fallen prior to December 31, 2006, is not yet required prior to January 1, 2008, subject to payment by the Company of all interest payments in respect of the loans; (iii) as of December 31, 2006, the bank did not demand that the Company will comply with the covenants stipulated in the loan agreement except for maintaining a minimum rate of "adjusted shareholders' equity" of the Company to its "adjusted balance sheet". As of the balance sheet date the Company is in compliance with this covenant and accordingly, the balance of the bank credits was classified as long-term loans.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 -	LONG-TERM LIABILITIES (CONT.)

E.
In December 2005, Elscint reached a long term loan agreement with an Israeli bank, according to which the bank has rescheduled the repayment of Elscint's outstanding loans at that date (NIS 308.0 million), for a period of up to 10 years. As part of the agreement, an arrangement to accelerate repayment was established as follows: (i) net amounts received by Elscint, and/or by its subsidiaries which were financed by the loan funds ("Funded Subsidiaries"), from any public offering or private placement of its securities, as part of a business merger, as a result of the realization (in whole or in part) of assets and/or investments, or as a result of refinancing or any other receipt of any distribution by Elscint (and/or by its Funded Subsidiaries), will be used first to repay the loans; (ii) net amounts so received from realization of the shares of B.H. or shares of a Target Company, by means of sale or issuance of shares to a third party or the sale of a project owned thereby (in full or part), will serve to repay the part of the loans attributed to the project sold as the case may be. In March 2006 Elscint paid to the bank an amount of £16.7 million (NIS 137 million; $32.5 million) following a refinancing loan provided to three Funded Subsidiaries.

The balance of these loans as of December 31, 2006 totaled to NIS 159.2 million ($37.6 million).

As of December 31, 2006 Elscint is yet to comply with certain financial and operational covenants included in the loan agreement, which in the opinion of Elscint’s management, do not affect its repayment ability (principal and/or interest) to the financing bank on a regular basis. The parties to the loan agreement follow the terms and conditions provided therein in respect of the long term repayment schedules.

In the framework of re-examining various terms contained in the loan agreement, the bank has informed Elscint that:(i) repayment of a principal amount of €9.6 million (NIS 53.4 million; $12.6 million) is not yet required till January 1, 2008 subject to repayment by Elscint of all interest payments; (ii) as of December 31, 2006 the bank did not demand that Elscint will comply with the covenants stipulated in the loan agreement except for the maintaining of a minimum rate of shareholders equity to total balance sheet. As of the balance sheet date, Elscint is in compliance with this covenant and accordingly, the balance of the bank credit was classified as long-term loans.

F.
Within the framework of an agreement executed with an Israeli bank for the award of long-term credit facilities for one of the Company's subsidiaries, in an aggregate amount of NIS 205.8 million ($48.7 million), such subsidiary undertook in favor of the bank to comply, throughout the duration of the credit, with certain financial and operating covenants. Should the subsidiary fail to comply with all or any of its respective covenants, or upon the occurrence of certain events as detailed in the agreements, the bank will be entitled to demand the immediate repayment of the loan. As of December 31, 2006, the subsidiary is yet to comply with certain covenants. The parties to the agreements follow the terms and conditions provided therein in respect of the long term repayment schedule or in accordance with the agreement with the bank, as the case may be. The bank has informed the subsidiary in writing as to its consent to extend the term of the above-mentioned credit facility through April 1, 2008.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 -	LONG-TERM LIABILITIES (CONT.)

G.
Convertible debentures issued by Insightec in August 2006 and in September 2004 (as amended in the 2006 agreement) to its existing shareholders in the total amount of $36.0 million (NIS 152.0 million) (“2004 Notes” and “2006 Notes” respectively, or collectively "the Notes").The Notes bear interest, payable on a semi-annual basis, at the rate of LIBOR + 3% (to be increased by an additional 2% upon the first event of default as defined in the agreement and by an additional 3% upon the occurrence of any additional event of default as defined in the agreement). To the extent not previously converted or prepaid, Insightec is required to repay the 2006 Notes and the 2004 Notes (principal and interest, if relevant) on August 9, 2011 and on September 27, 2009, respectively. Insightec has the option that any interest payment due on or prior to August 9, 2009 in respect of 2006 Notes or March 27, 2008 in respect of 2004 Notes, may be paid in the form of additional notes containing the same terms as the Notes (other than issue date) in a principal amount equal to the amount of such interest due .The holders can convert the Notes (or any part thereof) into ordinary shares of Insightec at any time on or after the date of their respective issuance. The full outstanding and unpaid amounts of the Notes (principal and interest) shall be automatically converted into ordinary shares of Insightec in the event Insightec completes a qualified initial public offering (as defined in the agreement) (“IPO”) after August 9, 2009. Immediately prior to completion of a qualified IPO or a change in control, as defined in the Agreement, in either case prior to August 9, 2009 ("Liquidity Date"), Insightec shall be entitled to require the holders to convert the full outstanding and unpaid amount of the Notes (principal and interest) into ordinary shares of Insightec, provided however that Insightec shall only be entitled to require such conversion if (i) the annualized Internal Rate of Return (IRR) on the principal amount of the Notes to the Liquidity Date would be at least 20% and (ii) in the case of a change in control, as defined in the agreement, the holders are provided an opportunity to sell or transfer all of the shares (or securities convertible into shares), including ordinary shares into which the Notes is convertible, that they own immediately prior to completion of such change in control. The conversion rate of the Notes (which is subject to adjustments in certain instances) is the lower of (i) pre-money valuation of Insightec at the amount of $220.0 million ($12 per share) in respect of the 2006 Notes and $110.0 million ($7.3 per share) in respect of the 2004 Notes; or (ii) at an 85% of the price per share determined in Insightec’s next equity financing round following the issuance of the Notes.

H.
Between February and July 2006, the Company agreed with Israeli investors to issue NIS 575.0 million ($136.0 million) aggregate principal amount of unsecured non-convertible debentures, consisting of two series. Series A debentures, at the principal amount of NIS 516.0 million ($122.1 million), bearing interest at a rate of 6% per annum and are linked (principal and interest) to increase in the Israeli CPI. Series B debentures, at the principal amount of NIS 59.0 million ($14.0 million) bearing interest at a rate of Libor plus 2.65% per annum, and are linked (principal and interest) to the U.S. dollar. The principal amount of the Series A and Series B will be repayable in 10 semi-annual equal installments commencing August 2009. The Series A and Series B debentures also provide that the debentures will be prepaid by the Company at the option of the trustee or the holders of the debentures, if the Company’s securities are de-listed from trade on the Tel Aviv Stock Exchange and on the Nasdaq National Market jointly.

The Company has undertaken to use its best efforts to register the two series of debentures for trade on the Tel Aviv Stock Exchange (“TASE”) no later than August 30, 2006. In August 2006 the Company filed prospectus for the registration of Series A and Series B for trade in the TASE. On the same date the Company filed an offering prospectus for the offering to the public in Israel of Series C, Series B and Series A debentures in a principal amount of NIS 459.0 million, 10.0 million and NIS 51.0 million respectively. Series A and Series B debentures have the same terms mentioned above. Series C debentures bearing interest of 5.3% per annum and are linked to the increase in the Israeli CPI. The principal amount of Series C debentures will be repayable in 10 annual equal installments commencing September 2009.
Series A, B and C were rated By Midroog Ltd. ("Midroog") at an A2 rating and by Maalot at an A2 rating, on a local scale. In March 2007 Midroog had approved an additional series of debentures (Series D) of up to NIS 620.0 million ($ 146.7 million). Series D were rated at an A1 on local scale. In addition, Midroog had approved an upgrade to its rating to the existing Series A, B and C from A2 to A1 on a local scale.
The total cost of obtaining these debentures amounted to NIS 14.2 million.

I.      Liens - see Note 17D.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 -                      ACCRUED SEVERANCE PAY

A.           Composition:
	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Provision for severance pay	4,878	3,816	1,154

Less-amounts deposited in the severance-pay fund	1,271	1,259	301
-Europe Israel (M.M.S.) Ltd.	1,082	1,082	256
	2,353	2,341	557

	2,525	1,475	597

B.           In Israel:

The Group companies' liability to employees upon their retirement includes, primarily, voluntary and/or involuntary termination severance payments as well as adaptation grants. The liabilities are partially covered by ordinary deposits to employees’ accounts at accredited pension and severance-pay funds and/or by acquiring insurance policies. Such deposits are not under the custody or management of the Group companies and, therefore, are not reflected in the balance sheet.

Insightec reached an agreement with its employees, according to which they would accept the provisions of Section No.14 of the Israeli Severance Compensation Act, 1963 ("Section 14"). Section 14 allows Insightec to make deposits in the severance pay funds according to the employees' current salary. Such deposits release Insightec from any further obligation with this regard. The deposits made are available to the employee at the time when the employer-employee relationship comes to end, regardless of cause of termination. The balance of such payment obligations not covered by the above-mentioned deposits and/or insurance policies is stated at the balance sheet as a liability for employment termination. An amount equal to such obligation is deposited on behalf of the respective companies in an accredited severance-pay fund.

The Company’s Chairman's term of employment by EIL shall be taken into consideration in calculating the period of his employment by the Company, for all purposes. EIL undertook in terms of the agreement to transfer to the Company’s ownership all amounts deposited in severance-pay funds, in order to cover all rights accumulated throughout the period of the Chairman’s employment with EIL. As of the balance sheet date, balances of NIS 0.9 million ($0.2 million) have not yet been transferred to the Company.

C.           Abroad:

The obligations of foreign subsidiaries in respect of severance-pay to their respective employees, in terms of the laws of their respective countries of residence, and various valid labor agreements are generally covered by ordinary payments executed to that end to governmental institutions, as well as by current  payments to insurance companies for pension benefits and by the balance-sheet accrual.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -                      INCOME TAXES

A.           Composition:
	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

Current	459	1,847	3,495	108
Deferred	334	607	12,516	79
In respect of prior years	4,429	5,344	(207)	1,048
	5,222	7,798	15,804	1,235

B.	Principle tax laws applicable to the major Group companies in their country of residence:

(1)	Israel

a.
The Company and its Israeli subsidiaries are subject to income tax under the provisions of the Income Tax Law (Inflationary Adjustments), 1985, which introduced the concept of measuring results for tax purposes on a real basis. Corporate tax rate applicable to companies in Israel in 2006 is 31% which will gradually decrease from 29% in 2007 through 25% in 2010.

b.	As from January 1, 2003, certain statutory provisions came into force and effect, concerning, among other things, the tax reform in Israel in respect of the following:

1.	(a)
Taxation of profits of foreign companies considered as Controlled Foreign Companies ("CFC"), if: (i) majority of revenues thereof are passive, as same is defined by law, or majority of profits thereof derive from passive revenues; (ii) the tax rate applying to the passive profits thereof in their country of residence does not exceed 20%; and (iii) over 50% of the means of control therein are held, directly or indirectly, by Israeli residents. In accordance with the statutory provisions, a controlling shareholder in those companies having unpaid profits, as same is defined by law, is deemed to have been distributed with a dividend representing its respective share in such profits ("Notional Dividend"). A Notional Dividend, will be subject to a 25% tax rate, less withholding taxes which would have been paid abroad in respect of such dividend, had it in fact been distributed. The provisions of the CFC will not apply to foreign companies, which at least 30% of their share capital is registered for trade in a recognized stock exchange.

(b)	Taxation at a rate of 25% of a dividend received in Israel, out of profits generated or accrued abroad, as well as a dividend originating abroad.

Each Israeli assessee has the right to elect, at its sole discretion, to be assessed according to the Israeli corporate tax rate less taxes actually paid abroad in respect of such profits.

2.
Capital gain tax from the realization of assets at a reduced rate of 25%. The reduced rate is to apply to realization of assets, which were acquired after January 1, 2003 and thereafter, and will be calculated for the portion of the gain relating to the period subsequent to this date through realization.

3.	Method of loss offsetting - regarding business losses, capital losses, passive losses and CFC losses.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -                      INCOME TAXES (CONT.)

B.	Principle tax laws applicable to the major Group companies in their country of residence (Cont.):

(1)	Israel (cont.)

c.
During 2004, the Company, EIL and Elscint have finalized an arrangement with the Israeli Tax Authorities, with effect from December 31, 2002, whereby a new tax basis has been determined for the Company’s investments (on a consolidated basis) in foreign subsidiaries ("Regulated Revaluation" and "Regulated Assets"). The arrangement provides for no additional tax to be imposed in Israel on gains generated from the realization of Regulated Assets, and on dividends distributed therefrom, and all up to the amount of the Regulated Revaluation.

d.
Insightec has been awarded the status of "approved enterprise" ("AE") pursuant to the Law for the Encouragement of Capital Investments - 1959 ("the Law"), in respect of an investment (which has been completed, through December 31, 2006), of $0.5 million (NIS 2.1 million). This law provides for tax-exemption on undistributed income generated from the AE for a period of two years commencing the first year in which the AE has taxable income, and provides also for a reduced tax rate (25%) for the remaining five-year period. As at December 31, 2006, the benefit period had not yet commenced.

Insightec’s benefit period is eligible for an increase from 7 to a 10-year period, in the event the investment therein, of foreign residents (as defined by Law) exceeds 25%. In the event such foreign residents’ investment exceeds 49%, then the tax rate may decrease from a 25% rate to 10%-20%, depending on the level of ownership by non-Israeli investors, in each relevant taxable year.

The period of benefits to these AE are limited to the earlier of 12 years from the commencement of production or 14 years following receipt of the approval document. Scope of benefit is determined by the ratio of the additional sales revenues during each benefited period over the sales revenue in the entire last year of production prior to the activation of each program (adjusted for the change in the wholesale-price index of the industrial output), divided by the total sales revenues in each of the tax-benefit years.

The benefits as abovementioned are subject to fulfillment of the conditions stipulated in the Law, the regulations promulgated thereunder and the criteria set forth in the certificates of approval. Failure to meet those conditions may lead to the termination of the benefits and trigger a demand for reimbursement of the amounts received (in whole or in part), with the addition of interest and linkage difference. Change in the ownership structure of a company owning an AE, including a public offering of over 49% or any private placement during the period of execution of the approved investment program through the end of execution of the period of benefits, is subject to the advance approval by the Investment Center.
In the event of a dividend distribution from tax-exempt earnings, the distributing company would be subject to tax of up to 25%, while the distribution of earnings of an AE as dividends would be taxable to the recipient at an additional rate of 15% (for a period of 12 years from the end of the benefit period).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -                      INCOME TAXES (CONT.)

B.	Principle tax laws applicable to the major Group companies in their country of residence (Cont.):

(2)	USA

US tax laws set limitations on the utilization of carry-forward tax losses in companies that have undergone a material change in ownership. Accordingly, should the transfer of the Company's shares to EIL (in 1999) be defined as a material change in ownership of Elscint, then the ability to utilize the accumulated tax-losses of a US subsidiary against future income will be considerably limited. Management is of the opinion that there will be no limitation to the utilization of the carry - forward losses. As of December 31, 2006 the accumulated carry-forward losses utilized against current profits amount to approximately $10.5 million (NIS 44.3 million). No deferred income tax assets have been recorded in respect of the unutilized balance of the carry-forward losses.

(3)	The Netherlands

a.
Companies resident in the Netherlands are subject to corporate income tax at the general rate of 29.6% for the fiscal year of 2006. Commencing 2007 the general corporate income tax rate has been reduced to 25.5%. Under the amended rules effective January 1 2007 tax losses may be carried forward and set of against income of the immediately preceding tax year and the 9 subsequent tax years. Transitional rules apply for tax losses on account of tax years up through 2002 which may be carried forward and set of against income up through 2011.

b.
Under the participation exemption rules, income including dividends, capital gains and capital losses derived by Netherlands companies in respect of qualifying investments in the nominal paid up share capital of resident or non resident investee companies, are exempt from Netherlands corporate income tax provided the conditions as set under these rules have been satisfied. The participation exemption rules and more particularly the statutory conditions thereunder have been amended with effect of January 1, 2007. Such amended conditions require, among others, a minimum percentage ownership interest in the investee company and require the investee company to satisfy either of, or both the newly introduced ‘assets’ - test and the amended ‘subject to tax’ - test.

c.
Dividend distributions from a Netherlands company to qualifying Israeli corporate shareholders holding at least 25% of the shares of such Netherlands company is subject to withholding tax at a rate of 5% provided certain compliance related formalities have been satisfied. In other situations, dividend distributions from Netherlands companies to Israeli shareholders are subject to withholding tax at a rate of 15%.

(4)	England

a.
Operating income and capital gains generated by the British resident group companies are subject to a 30% tax rate. Dividends received from a U.K. resident company are taxed in accordance with the jurisdiction of the company receiving the dividend (in the Netherlands - tax exempt); No tax credits are allowed for distributed dividends.

b.
Net rental income from real estate held as an investment and let in the U.K. by companies not resident in the U.K., are charged to U.K. income tax at 22%. Any gains on disposal are not taxable in the U.K.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -                      INCOME TAXES (CONT.)

B.	Principle tax laws applicable to the major Group companies in their country of residence (Cont.):

(5)	Romania

Through December 31, 2004, the corporate income tax rate for resident companies and non-resident entities with a permanent establishment in Romania is 25% (including capital gains). Commencing 2005, the tax rate has been reduced to 16%. Dividends paid to resident and non-resident corporations are subject to a final withholding tax of 15% (commencing 2006 - 16%), unless lower double taxation treaty rates apply. Losses may be offset against taxable income for a period of five years from the incurrence year-end.

(6)	Hungary

The corporation tax rate imposed on the income of the subsidiaries incorporated in Hungary is 16%. Commencing 2007, capital gain are exempted from corporate income tax provided that certain criteria is fulfilled. A special solidarity tax is levied on companies as from September 1, 2006, being 4% of the modified accounting profit as determined by law. Dividends, interest, royalty paid out to companies are not subject to withholding tax. Losses in the first three years of operation can be carried forward without limitation. Losses incurred until 2004 can be carried forward for the period of five years, subject to certain limitations. Losses incurred in 2005 and thereafter, may be carried forward indefinitely, subject to certain limitations.

(7)	Poland

The corporate tax applicable to income of Polish subsidiaries (including capital gains) is 19%. Dividends paid out of these profits are subject to an additional (final) tax rate of 19%, subject to the relevant double taxation treaty. Distribution of dividend of Polish subsidiary to Dutch parent company, holding at least 50% of shares for a period of at least 2 years, is exempt from  withholding tax. Losses may be offset against taxable income over a 5 year period, subject to a maximum annual utilization of up to 50% of the accumulated loss from each particular tax year.

(8)	India

The corporate income tax applicable to the income of Indian subsidiaries is 33.6% with a minimum alternative tax of 11.2% on the accounting profits if the company does not have tax profits. The paid amount will be credited if the company has taxable profits in the following five years. Capital gains on sale of fixed assets and real estate assets are taxed at the rate of 21% provided that they were held at least 36 month prior to the sale thereof or 33.6% if they were held less than 36 month. Capital gains taxes on the sale of shares by an Indian company are ranging from 10.4% up to 41.8% dependant on the nature of the assets sold and the time it was held prior to the sale thereof. Dividends paid out of these profits are taxed at an additional 14%. Dividends distribution from India to Israel or Cyprus is exempt from withholding tax. Losses can be offset against taxable income for a period of eight years from the incurrence year's end.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -                      INCOME TAXES (CONT.)

B.	Principle tax laws applicable to the major Group companies in their country of residence (Cont.):

(9)	Cyprus

The taxation of companies incorporated in Cyprus is based on tax residence and all companies are taxed at the rate of 10%. A special levy of 10% is imposed on interest received and deemed interest income in certain cases. Dividend income and profits from the sale of shares and other titles of companies are exempt from taxation. There is no withholding tax on payments of dividends to non-resident shareholders or shareholders that are companies resident in Cyprus. Payments of dividend to shareholders that are physical persons resident in Cyprus are subject to a 15% withholding tax. Companies, which do not distribute 70% of their profits after tax, as defined by the relevant tax law within two years after the end of the relevant tax year, will be deemed to have distributed as dividends 70% of these profits. A special levy at 115% will be payable on such deemed dividends to the extent that the shareholders (companies and individuals) are Cyprus tax residents. The amount of deemed distribution is reduced by any actual dividends paid out of the profits of the relevant year during the following two years. This special levy is payable for the account of the shareholders.

C.	Effective tax rate:

The following is a reconciliation between the income tax expense computed on the pretax income at the ordinary tax rates ("the theoretical tax") and the tax amount included in the consolidated statement of operations:
	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

Company's statutory tax rate (%)	31	34	35	31

Income before income taxes	521,011	14,465	24,893	123,315

The theoretical tax	161,513	4,918	8,712	38,228

Differences in tax burden in respect of:

Utilization of prior-year losses for which deferred taxes had not previously been recorded	(13,001)	(49,556)	(25,213)	(3,077)
Losses and other timing differences for which deferred taxes had not been created	93,099	102,066	77,764	22,035
Variances from different measurement principles applied for the financial statements and those applied for income tax purposes (including exchange differences)	(10,883)	(24,943)	(15,763)	(2,576)
Differences in tax rates on income of foreign subsidiaries	3,197	4,442	(11,143)	757
Adjustment due to changes in tax rate	-	728	(1,992)	-
The Company's share in results of associated companies	2,996	4,089	5,589	709
Taxes for prior years	4,429	5,344	(207)	1,048
Other differences, net (1)	(236,128)	(39,290)	(21,943)	(55,889)
	5,222	7,798	15,804	1,235

(1)              Mainly tax-exempt income and non-deductible expenses.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -                      INCOME TAXES (CONT.)

D.	Carryforward losses and deductions:

As of December 31, 2006 the Group companies had accumulated tax losses and deductions amounting to NIS 1,025 million ($242.6 million), which may be utilized in the coming years against taxable income at rates ranging from 16% to 31% depending on the country of residence. The realization of the carry-forward losses is subject to taxable income available in those periods when these losses are deductible.

Computation of said carry-forward taxable losses includes Insightec’s losses in an aggregate amount of NIS 203.0 million ($48.0 million). Insightec’s management estimates that its income, throughout the utilization period of said losses, will be tax-exempt, hence no tax benefits are expected in respect of these losses, in the foreseeable future. As to the limitation on utilizing Insightec’s losses as a result of a merger pursuant to section 103 of the Income Tax Ordinance, at the amount of NIS 97.0 million ($23.0 million) - see Note 9B.(2)h.

Hungarian, Polish, Romanian, Netherland and Indian tax laws have set a time limitation on the utilization of losses (see B.(3) and B.(5) to (8) above). Accordingly, the right to utilize carry-forward losses in the amount of NIS 39.1 million ($9.2 million), against taxable income, will gradually expire over the following years:

	December 31, 2006
	R e p o r t e d
		Convenience
		translation
	(in thousand NIS)	US$'000

2007	3,828	906
2008	5,681	1,345
2009	4,318	1,022
2010	12,984	3,073
2011	12,251	2,899
	39,062	9,245

E.           Deferred taxes in respect of non-monetary assets:

Deferred taxes, not recorded in respect of net book value of assets which were acquired prior to December 31, 2004 and for which depreciation is not deductible for tax purposes (for which it was determined not to record deferred income taxes), amounted as at December 31, 2006, to approximately NIS 21.1 million ($5.0 million).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -                      INCOME TAXES (CONT.)

F.           Deferred income taxes:
	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Accelerated depreciation differences in respect of fixed assets	(2,956)	21,602	(700)
Difference between fair value of real estate at acquisition and related cost for income tax purposes	11,526	14,094	2,728
Timing differences - income and expenses	(3,645)	(6,860)	(863)
Carryforward tax losses and deductions	(267,832)	(212,056)	(63,392)
	(262,907)	(183,220)	(62,227)
Valuation allowance	299,337	216,792	70,849
Total (*)	36,430	33,572	8,622

(*) Presented among:

Long-term liabilities	41,427	39,928	9,805
Long-term receivables	(4,997)	(6,356)	(1,183)
	36,430	33,572	8,622

G.           Final tax assessments:

The Company, Elscint and certain Israeli subsidiaries have received final tax assessments, some through 2002 and others by 2003. Certain foreign group companies have received final tax assessments while others have not been assessed since incorporation.

In 2005 the Company and Elscint (each of them separately) agreed with the Israeli Tax Authorities on final tax assessments for the years 1999 through 2002 (the Company - through 2003), the outcome of which has resulted in (i) an aggregate decrease in the carry-forward losses, in the amount of NIS 267.0  million, in respect of which a full valuation allowance was previously recorded; (ii) an amount of NIS 35.0 million business losses which were charged into capital losses; and (iii) an additional payment by Elscint of NIS 5.0 million for which a provision has been previously recorded.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS

A.	Commitments

(1)	a.
The Company’s hotels (located in the Netherlands, Belgium and England) are managed by Park Plaza Hotel Europe B.V. ("Management Company"), in consideration for an annual fee of 2% of the room revenue ("Base fee") as well as 7% of the gross operating profit ("Incentive fee") as defined in the agreements. The companies owning the hotels also participate in certain portions of the expenses incurred by the Management Company in the course of performance of its due obligations, up to 3% of the gross operating profit. Upon a sale of any hotel or the transfer of control therein to a third party, the companies owning the respective hotel are obliged to pay to the Management Company an amount equal to the Base fee, the Incentive fee and the Franchise fee (see sub-section b. below) paid to the Management Company in the 12 months period preceding such sale or transfer. In the specific event of a sale of the Victoria Hotel in Amsterdam, the Management Company shall also be entitled to receive 2.5% of any profit generated from such a sale.

The Management Company is vested with ownership rights at a rate of 5% or 10% (excluding voting rights), as the case may be, in several corporations owning hotels which are held by B.H. jointly with Red Sea Hotels Group ("RSG").

b.
Within the terms of the management agreements, B.H. Group companies ("the Companies") were granted a sub-franchise by the Management Company allowing them the utilization, throughout the term of the management agreements, of the "Park Plaza" name, in relation to the hotels owned and operated thereby, in consideration for royalties not exceeding 1.5% of the room revenues ("Franchise fee").

c.
Two Group companies have agreed with the Rezidor group ("Operator"), on the future management of two hotels, currently under construction and/or renovation (the National Ballet Building in Hungary that is intended to operate under the "Regent" brand name and the Bucuresti hotel in Bucharest that is planned to operate under the brand name "Radisson SAS"). The 20 year management period shall commence once construction and/or renovation is completed. The managing company undertook within the framework of the management agreements, to guarantee that the adjusted operating income will not decrease below a fixed annual amount, as stipulated in the agreements. The total aggregate amount of the guarantee will not, however, exceed, cumulatively during the term of the agreements, those amounts as stipulated in the agreements. Under the management agreement relating to the Bucuresti hotel, the hotel owning company has undertaken to ensure that the aggregate fees payable to the Operator (base fees and incentive fees) shall not be less than certain agreed amounts as specified in the management agreement, provided that the owning company's obligation in this regard is capped at a total agreed amount.

(2)
A former subsidiary of PC incorporated in Prague, Czech Rep. ("Bestes"), which was sold in June 2006 (see Note 9B (3) e) is a party to an agreement with a third party ("Lessee"), for the lease of commercial areas in a center constructed on property owned thereby, for a period of 30 years, with an option to extend the lease period by additional 30 years, in consideration for €6.9 million  (NIS 38.4 million; $9.1 million). Through June 30, 2006 the whole €6.9 million (NIS 38.4 million; $9.1 million) was paid to PC. According to the lease agreement, the Lessee has the right to terminate the lease subject to fulfillment of certain conditions as stipulated in the agreement. Within the framework of the agreement for the sale of  Bestes to Klepierre on June 30, 2006, PC will remain liable to Klepierre in case the Lessee terminates its contract in certain conditions. PC’s management is of the opinion that this commitment will not result in any material amount due to be paid by it.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -	COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

A.	Commitments (Cont.)

(3)	The Company and/or its subsidiaries are bound by the following agreements, with Control Centers Ltd. ("CC") and/or companies controlled thereby:

a.
A framework agreement to provide coordination, planning and supervision services over projects for the construction of commercial centers, the initiation of which began during the term of the agreement (through December 31, 2002), in consideration of 5% of the actual execution costs of each project (excluding land acquisition costs, general and administrative expenses and financing costs), payable according to milestones stipulated in the specific agreement for each project. Additionally, CC will be entitled to reimbursement of reasonable expenses directly incurred thereby for fees of external consultants required for the provision of the services and the like, at an amount not to exceed $50,000 per project.

b.
A framework agreement according to which the Company will receive from CC (either directly or through its subsidiaries or affiliates) coordination, planning, execution and supervision services (the “Services”) over real estate projects of the Company and/or its subsidiaries and/or affiliates in consideration for a fee equal to 5% of the actual execution costs (excluding land acquisition costs, financing cost and the consideration for CC under the agreement)of each such project ("Supervision Fees"). The agreement applies to real estate projects whose initiation began following the approval of the agreement by the Company’s shareholders (i.e.: May 31, 2006) and to three other real estate projects which were under early stage of development as of May 31, 2006 ("Real Estate Projects").

Supervision Fees are to be paid in installments upon the attainment of certain milestones. In addition, the Company will reimburse CC for all reasonable costs incurred in connection with the services rendered thereby, not to exceed a total of €75,000 per Real Estate Project.
If the purpose of a Real Estate Project is changed for any reason prior to the completion of the project or if the development of the Real Estate Project is terminated for any reason (including the sale of the Real Estate Project), the payment to CC will be calculated as a percentage of the budget for the project and provided that such percentage shall not exceed the percentage determined for the next milestone of the project had it had continued as planned. The calculation of such payments to CC will be subject to the approval of an external accountant and the Company's Audit Committee and Board of Directors.

In addition, the Company and/or its subsidiaries and/or affiliates may also purchase from CC through Jet Link Ltd. up to 125 flight hours per calendar year in consideration for payments to Jet Link Ltd. in accordance with its price list deducted by a 5% discount. This agreement does not derogate from a previous agreement entered into between the Company and Jet Link Ltd. for the purchase by the Company of aviation services (see Item c. below).

These agreements entered into effect upon their approval by the Company's shareholders meeting and shall remain in effect for a five year term (May 2010).

c.
An agreement with Jet Link Ltd., (a company controlled by CC) for the provision of aviation services, (up to 150 flight hours per annum) for  the operations, in connection with projects abroad, in consideration for payment calculated on the basis of the price list of Jet Link Ltd., deducted by a 5% discount. Due to our increasing business needs, the Company purchased during 2006, 2005 and 2004 certain additional flight hours from Jet Link under the same terms stipulated in the agreement. The purchase of the additional flight hours was approved by the Audit Committee and the Board of Directors as a non-extraordinary transaction within the meaning of the Israeli Companies Law.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

A.           Commitments (Cont.)

(4)
In 2005 Insightec entered into a worldwide distribution and sale representation agreement with GE Healthcare (a part of GE group), granting GE Healthcare the exclusive worldwide distribution rights to market and promote Insightec’s product subject to the achievement of minimum sales targets, except in territories where Insightec already has existing distributors and representatives. In accordance with the terms of the agreement, Insightec shall pay to GE Healthcare a commission calculated as percentage of the net sales and actual payments received by Insightec for each order for the sale of products from an end-user in the Territory, attributed to GE Healthcare's activities. Insightec retains the right to promote, market and sell its products to end-users directly, through its employees. The agreement is for five years, unless earlier terminated in accordance with the terms of the agreement. Thereafter the agreement shall automatically extended for one additional year, unless either party provides a written notice of its intent to terminate the agreement.

Insightec was commited to pay MTA (a shareholder thereof) a success fee commission of 2% of the value of any signed purchase order, for which MTA was involved. In March 2006 Insightec notified MTA that it is terminating the agreement effective April 1, 2006.

(5)
Insightec is obliged to pay royalties to the Israeli Office of the Chief Scientist ("OCS") - in respect of products, the development of which was funded by grants provided by the OCS - at a rate of 3% of revenues, for the initial three years through the end of 2006 and 3.5% of revenues as and from 2007 and up to the amount of the grants received. Total grants received through December 31, 2006, net of royalties paid or accrued, amount to $12.4 million (NIS 52.4 million).

(6)
In accordance with an engagement between Bucuresti and Control Centers’ wholly owned subsidiary ("CCS"), which was approved at the shareholders' meeting of Elscint., CCS provides coordination, planning and supervision services with respect to the renovation works of the Bucuresti Hotel complex, for a fee equal to the lower of (i) 5% of total actual costs of the renovation works (excluding general and administrative as well as financing costs); and (ii) 5% of $30 million. A definitive agreement has not been executed in respect of such engagement.

(7)
In 2001, the "Elezra Group" won the right to purchase, through privatization, the  shares of the state owned Afridar - Ashkelon Housing and Development Ltd. ("Afridar"). The Elezra Group consists of Elezra Developments and Investments Ltd. ("Elezra") and Elbit Medical Holdings Ltd. - a subsidiary of the Company ("Elbit Holdings"), as well as the Company and Mr. Eli Elezra as an interested party (altogether: the "Group"). Immediately following the win of the right, the members of the Group signed a principle-agreement so as to regulate and govern the relations thereof, according to which Elezra would bear the entire acquisition costs of the Afridar shares (NIS 80 million), while the Company and/or Elbit Holdings would hold the Afridar shares, which would be registered in their name, in trust for Elezra.

Transfer of the shares among the members of the Group is subject to the approval of the Israeli Governmental Companies Authority ("IGCA"). In the absence of such approval, the Company and/or Elbit Holdings will remain the owners of the Afridar shares until such time that the restriction on transfer thereof is lifted. Elbit Holdings and Elezra would remain, under such circumstance, jointly and severally, liable to IGCA as well as to the State of Israel for all undertakings applicable to purchasers of Afridar shares. The sale of control in and to Afridar (directly or indirectly) is contingent on the assignment to the purchaser of all seller’s obligations in favor of IGCA, all as stipulated in the agreement. Elezra undertook to indemnify the Company and/or Elbit Holdings for any expense and/or damage and/or claim and/or loss and/or payment demand and/or any other expense incurred by the Company and/or Elbit Holdings in connection with the acquisition of the Afridar shares, the holding of same in trust, transfer thereof by and between the parties and the abovementioned principle-agreement. As of the date of approval of these financial statements, the rights in and to Afridar, had not been assigned. Company’s management estimates that it is not exposed to any costs and/or damage in respect of these holdings.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

A.           Commitments (Cont.)

(8)	Currency transactions - see Note 23F., below.

(9)	Minimum future rental payments due under the Company's current operating leases (see Note 10B. above) as of December 31, 2006 are as follows:

	R e p o r t e d
		Convenience
		translation
Year ended December 31,	(in thousand NIS)	US$'000

2007	23,793	5,632
2008	24,473	5,792
2009	23,673	5,603
2010	22,304	5,279
2011	20,022	4,739
Thereafter	711,894	168,496
	826,159	195,541

(10)	Aggregate amount of commitments in respect of construction services totaled, as of December 31, 2006, approximately NIS 581 million ($137 million).

(11)	PC is a party to an agreement with third parties, for the provision of manpower, management, supervisory and logistical services, in exchange for a payment of a certain commission.

(12)
Mango is a party to a distribution, support and service agreements signed in May 2005 with a third party for a 10-year period, subject to fulfillment of certain conditions, which entitled it to market the brand name MANGO-MNGTM in the territory of Israel. In the framework of the agreements Mango has furnished the third party with a bank guarantee in the amount of €2.1 million (NIS 11.1 million; $2.6 million) in order to secure payments to the third party under the agreements.

(13)	(a)
In October 2006 the Company and PC entered into services agreement, pursuant to which the Company will provide PC with a legal and accounting services. The services are to be provided by the Company for a period of 24 months, unless terminated earlier by PC, at a cost to be agreed between the parties from time to time.

(b)
In October 2006, the Company and PC enterd into an agreement, pursuant to which - with effect from 1 January 2006 - PC will pay a commission to the Company in respect of all and any outstanding corporate and first demand guarantees which have been issued by the Company in favour of PC up to 0.5% of the amount or value of the guarantee, per annum.

(14)
On October 13, 2006, the Company entered into an agreement with PC, under which the Company obliged to offer to PC potential real estate development sites sourced by it in India. These sites will be suitable for shopping and entertainment centers development projects as well as mixed use projects (comprising offices, residential units, congress centers and leisure facilities). The projects may also involve the acquisition and renovation of existing shopping and entertainment centers. In "Integrated Shopping Center Projects", the shopping and entertainment center may not be the key element of the project. Under the agreement, the Company is obliged to offer PC the exclusive right to develop all of the shopping center projects which the Company acquires during the 15-year term of the agreement. PC must, within 30 days of receiving the Company's offer, indicate to the Company whether it wishes to accept or decline the offer. In respect of sites acquired by PC, it has agreed to pay the Company the cost of the site paid by the Company as well as direct costs, subject to a cap of 5% of the cost of the site.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

A.           Commitments (Cont.)

(15)
On December 11, 2006 the Company entered into an agreement with a third party for the establishment of a joint venture company ("JV") which will be engaged in development, construction and operations of multi-specialty tertiary hospitals in India. The first hospital in the chain will be located in Kolkata and it will include a 1,000 beds as well as ancillary services such as bio-tech research center, serviced apartment for patient’s families, a medical mall, an alternative medicine center and nursing training institute. The total built up area of the project is anticipated to approximately 250,000 square meters.

(16)
In November 2006 the Company and Taya Communication Ltd. ("Taya") through a Jointly controlled company ("JV company")  signed an establishment agreement with a third party group to establish a  company ("Business Channel Ltd.") which will establish T.V channel that will focus on the business ,economic and law environment.

The JV company share in the Business Channel’s equity and voting rights is 70%.
The JV company undertook to invest in the Business Channel the initial equity investments up to an amount of $ 2.5 million (NIS 10.5 million) by means of share capital, shareholder loans and guarantees ("Initial Investment"). It was further agreed that should additional financing be required, the third party shareholder may either participate pro-rata to its share, in such additional financing or its shareholdings in the Business Channel be diluted. The agreement prohibits dividend distribution to the Business Channel's shareholders prior to the repayment of the Initial Investment and the additional finance to the JV Company. The JV Company has a right of first refusal over the shares held by the third party. In addition the agreement includes Tag Along Right (subject to certain conditions) and a Drag Along Right.
The Company is currently in a process to terminate the said agreement.

B.           Claims

(1)
In November 1999, a number of institutional and other investors, holding shares in Elscint, filed a lawsuit in the Haifa District Court against the Company, Elscint, EIL, Control Centers and others. The plaintiffs also requested the certification of their claim as a class action suit on behalf of all those who had held Elscint shares on September 6, 1999, and continued to do so as at the filing date of the suit (excluding the Company and certain other shareholders). The claim alleges discrimination against Elscint's minority shareholders arising from various transactions or activities carried out by its controlling shareholders and directors, which allegedly caused them financial loss, manifested by the 45% ($100.0 million) decline in the value of Elscint's shares in the period from February 24, 1999 to the claim's filing date.

The principal remedy requested in the claim is a court order instructing the Company to carry out a tender offer of Elscint's shares at $14.0 per share as the former allegedly undertook, in its letter to Elscint of February 1999, or alternatively, to purchase the shares in their possession, at a price to be determined by the court. As another alternative, the plaintiffs requested the court to issue an injunction prohibiting execution of the September 9, 1999 transactions (acquisition of the hotel operations and the Arena commercial center in the Herzliya Marina, by Elscint, from EIL and Control Centers, respectively) and the refund of all and any amounts paid thereunder. Part of the remedies were requested as a derivative claim on behalf of Elscint.

Although, the Haifa district court has rejected the class-action request, it allowed the plaintiffs, notwithstanding so rejecting the request for class action proceedings, to pursue their matter. In November 2001, the plaintiffs were granted leave to appeal on such decision to the Israeli supreme court. On December 14, 2006 the supreme court accepted the Plaintiff's appeal, ordering the district court to reconsider its decision in the class-action request in light of the provisions of the Israeli Class Action Law of 2006.

Managements of the Company believes - based, inter alia, on legal opinions - that the final outcome of this case cannot at this stage, be estimated.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

B.           Claims (Cont.)

(2)
On September 6, 2006 the Company, Elscint, EIL, Control Center and others were served with two lawsuits to the district court in Haifa. These statements of claim are a virtually identical to the claim detailed in section1 (1) above and the Plaintiff requested a joinder of the deliberation thereof and the deliberation of the said proceeding. The Plaintiff also requested approval of his suit as a class action, although to date, copies of the motions, if any, have not been served to the Company.

In the first claim, the Plaintiff alleges acts of deprivation vis-à-vis the shareholders of the Company and in the second one, the Plaintiff alleges acts of deprivation vis-à-vis the shareholders of Elscint .The Plaintiff claims the continuing and systematical deprivation of the minority shareholders in Elscint and in the Company, which caused him financial damage and which, he claims, had its origins in Elscint having executed unfair agreements for the realization of a substantial part of its assets, continued in the concealing of information from the stock exchange and from the public, the sale of control in Elscint to Mr. Zisser (the Controlling shareholder in the Company and its Chairman of the Board) , the  breach of the purchase offer which the Company made to purchase the minority shares in Elscint and culminated in Elscint entering into an agreement with Mr. Zisser for the sale of businesses whose value was lower than the consideration amount received in respect thereof, as alleged by the Plaintiff. The main relief petitioned in the claim is the relief of damages and it is composed of punitive damages for the defendants' acts and damages for "mental harm" to the Plaintiff and to the group which he seeks to have approved as being representative. In addition the Plaintiff claims damages for the difference between the price at which the Elscint shares held by the Plaintiff and the members of the representative group were in fact sold and the price of $14, plus interest and linkage from 1999 as well as compensation for the damage to the value of his holdings in the Company's shares.
It is noted that the statements of claim in both proceedings require certain clarifications, on account of the way in which they were worded.

Management of the Company believes - based, inter alia, on legal opinions - that the final outcome of this case cannot be estimated at this stage.

(3)
The Company, Elscint and others were served with a claim as well as a motion to recognize same as a class-action, in respect of $158.0 million (NIS 668.0 million) damage allegedly caused to the represented class. Underlying the claim is the contention that the Company, through Elscint’s board of directors, caused damage to and discriminated against minority shareholders of Elscint. Both parties agreed to postpone the hearing in this case until the supreme court hands down a decision on the leave to appeal, as detailed in section (1) above. Management, based on legal advice, is of the opinion that it is not possible at this stage to estimate the outcome of the claim and the motion for class-action recognition.

(4)
Elscint and its subsidiaries are parties to several court claims as well as certain other written demands, filed against them by third parties (including governmental institutions), some without any specified amount, and others in the aggregate principal amount of $41.2 million (NIS 174.1 million), as royalties or compensation for damages allegedly caused as a result of the companies’ actions and/or products, which mainly relate to the medical imaging business sold by Elscint in 1998 and 1999. In respect of certain claims, totaling approximately $5.1 million (NIS 21.5 million), managements of the companies estimate, based on legal opinion and/or on past experience, that no significant costs will incurre thereof as a result of said claims exceeding the provisions included in respect thereof in the financial statements, and that such provisions are adequate for covering the costs and resources required to settle the liabilities arising therefrom. Elscint’s legal advisers cannot presently determine the outcome of other written demands, totaling $35.1 million (NIS 148.3 million). Elscint's management believes that the prospects for realization of most such written demands are remote, based on the time that has elapsed since serving said demand and on the nature thereof. The companies have included in their financial statements provisions that are, as per their management's discretion based inter alia on specific counsels' advice and past experience, adequate to cover the costs and resources required to settle the liabilities under these written claims.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

B.           Claims (Cont.)

(5)	a.
On April 11, 2006, a claim was filed against Elscint, the Chairman of the Board of Directors of Elscint, Elscint's office holders and against companies controlled by Elscint. The plaintiff requested the court to declare the former as the legal owner of 20% of Domino's shares, to enforce the MOU signed by the parties (see Note 9B.(4)a.) and to order the defendants to pay damages in the amount of NIS 25.0 million ($5.9 million). The defendants have filed their statement of defense in July 2006.

In addition, the Court was requested to enforce the loan agreement between Domino and the plaintiff, and to rule that Domino is required to pay it an amount of NIS 3.2 million ($ 0.8 million) in respect of this loan. Furthermore, the plaintiff asked the court to instruct the defendants to take action, in order for the plaintiff to sign an agreement with Bucuresti for the management of the apartment hotel and to serve as a party to the agreement for the management of the China Restaurant and additional assets of Bucuresti.

Management of the Company believes - based, inter alia, on legal opinion that there is good chance that the entire legal action, or the majority thereof, will be denied.

b.
A claim and certain other proceedings are pending against Bucuresti, which challenge its ownership in and to its properties. Management believes, based inter-alia, on legal opinion that Bucuresti is expected to win in this claim.

c.
In mid 2005 certain individuals submitted their final appeal to the Romanian supreme court requesting the nullification of the public tender for the sale of the Bucuresti shares, the privatization contract and the transfer of the Bucuresti shares to Domino. This case was ruled in favor of Domino in the previous procedural stages (first instance and appeal) on technicalities, since the application for the cancellation of the privatization contract was served after the three months term during which any interested person could file an application for the cancellation of the privatization. At a hearing held on January 25, 2006 Bucuresti has irrevocably won this case.

d.
In addition to the above, certain legal proceedings are being conducted from time to time in Romania within the framework of which it is claimed that resolutions passed at the general meetings of shareholders of Bucuresti, were not validly adopted - for procedural reasons only - hence not binding. Some were approved by the courts, in respect of which Domino has filed appeals, and others were rejected.

B.H.'s management is of the opinion that the claims are provocative and tendentious and will not significantly affect B.H.'s rights in the shares of Bucuresti and in the Bucuresti Complex, owned thereby.

(6)
Elscint is a formal party to a claim filed by a number of employees, holding shares of Algotech (sold to a third party in November 2003), against the majority shareholder in Algotech, in the framework of which the court issued an injunction precluding the transfer of funds from Algotech to that shareholder. No remedies were requested against Elscint and the injunction does not affect Elscint's entitlement to the transfer of funds which are to be received as proceeds of the sale. The Company’s management estimates that no significant costs will be incurred in respect of this claim.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

B.           Claims (Cont.)

(7)
In March 2005, an action ( the "Action") was instituted at the regional labor court in Tel-Aviv-Jaffa by an employee of the EIL group (the "Plaintiff") against the Company’s Chairman of the Board of Directors, Control Centers (the controlling shareholder of the Company) and Vectory Investments Ltd., in terms of which, the Court was requested to issue a declaratory order establishing the Plaintiff’s entitlement to 14% of the shares of the companies specified in the statement of claim - including: shares of the Company, Elscint, Insightec, Gamida, Olive, E.R. and Vcon - which are directly or indirectly, owned and/or controlled by the defendants and/or by companies under control thereof.  The Court was further requested to order the transfer of such 14% to escrow.

The plaintiff also filed, simultaneously, a motion to grant an interim injunction prohibiting the defendants and/or any party on their behalf, from making any change to and/or transfer and/or assignment and/or pledge of and/or disposition in 14% of the shares of those companies detailed in the motion. Underlying the claim is the contention that the Plaintiff’s rights under the statement of claim derive from agreements executed by and between the Plaintiff and the defendant companies.

On March 27, 2005, the labor court dismissed substantially all of the Plaintiff’s motion, in determining that the Plaintiff failed to evidence: (i) his prima facie right to 14%, as he claimed; (ii) his entitlement to rights in and to companies aside from those directly invested by EIL; (iii) his right to shares in the Company, Elscint, Insightec and in Gamida.

After the above Action was erased at the request of the Plaintiff, the Plaintiff filed in October 2005, an additional lawsuit in Tel-Aviv-Jaffa against Vectory. The Plaintiff requested the court to issue a mandatory injunction against Vectory ordering it to transfer the Plaintiff shares of the companies specified in the statement of claim - including 2,500 shares of the Company, 1,000 shares of Elscint, 1,250 shares of Insightec, 1,500 shares of Gamida, 2,000 shares of E.R, 2,000 shares of Olive and shares of other companies within the EIL Group. The Plaintiff evaluated his claim to an aggregate amount of NIS 285,000.

Underlying the claim is the contention that the Plaintiff’s rights under the statement of claim derive from an agreement executed in 1998 by and between the Plaintiff and Vectory. This Agreement was terminated by Vectory due to different breaches of the agreement made by the Plaintiff. It should be noted that the conclusions made by the court in the framework of the provisional proceedings of the above previous claim, sided with Vectory's interpretation of the agreement. In January 2006 Vectory filed a statement of defense in respect of this claim.

Vectory is of the opinion that this claim, insofar as it relates to the Company and/or to its subsidiaries as included in the claim, is provocative, fundamentally, unfounded and groundless (both with respect to the number of the companies in which rights are sought and with respect to the scope of rights claimed) and that it will not materially affect its rights in the Company and its subsidiaries. However, the defendants’ legal counsels cannot, at this early stage, estimate the outcome of the claim.

Although the Company and its subsidiaries are not parties to the claim, its outcome may nevertheless indirectly affect the nature and scope of their rights in their investee companies. No adjustments were made in these financial statements in respect of these claims which may be required, should it be sustained, in full or in part.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

B.           Claims (Cont.)

(7)              (Cont.)

On May 25, 2006, the Plaintiff filed an additional lawsuit against the Company, its Chairman of the Board and/or Control Centers and/or the Company's board members and/or the management companies related to the Company's Chairman of the Board and Control Centers, requesting the court to state the annulment of any decision made by the Company for granting of any benefits to the Chairman of the Board and/or Control Centers using shares subject to the plaintiff’s claims. Alternatively, the Plaintiff requested the court to determine that the plaintiff's claimed rights to the Company's shares will be taken into account as an opposing side to any decision made in any general meetings of the Company, while reserving the Plaintiff's rights to take legal proceedings to prevent infringement of his rights as a minority shareholder in the company. Alternatively, the Plaintiff requested the court to determine that in every general meeting that convened for determining the above stated decisions, the Plaintiff's claimed rights to the Company's shares will not be considered as taking any side in the decisions, while reserving his above legal rights.

Management, based on a legal advice received, is of the opinion that it is not possible at this early stage to estimate the outcome of the claim.

A mediation proceeding between the Plaintiffs and the Defendants is currently being conducted. Pending the conclusion of the mediation proceeding, all of proceedings between the parties in the legal action were stayed.

(8)
Elscint Bio Medical Ltd. ("Bio") was bound by agreements with a company controlled by its former CEO (the "CEO"), entitling the CEO to shares representing 2% of Bio’s issued and paid-up capital, in consideration for their nominal value. It was also provided that venture capital investments of Bio would be carried out such that Bio would invest 92% and the CEO - 8%, and that for the purpose of financing the CEO’s investment, Bio would grant him a dollar-linked non-recourse loan bearing LIBOR+1% interest. It was further provided that should this agreement (or another agreement between them for the provision of consulting services) be canceled, Bio would be entitled, according to the conditions specified in the agreement, to acquire all or any of the CEO’s holdings in the venture capital investments and in Bio at cost and/or at market value, as relevant (depending on the purchase date). In 2002, Bio and the CEO terminated the employment agreement then existing between them. Further to the termination of the agreement, Elscint transferred to itself the CEO’s rights in Bio and in the venture capital investments (mainly in Gamida), as payment for the loans, which it had provided to the CEO for acquisition thereof. A dispute arose between the parties, with the CEO contending that Bio had lost its right to acquire his holdings, as aforesaid, since the deadline, according to the agreement, for giving notice of its intention in this regard had expired. Bio’s management disputes this contention and is acting to realize its rights under the agreement. The parties have not yet signed a full and final agreement for the waiver and/or settlement of their mutual claims. The Company’s management estimates that, it will not incur significant costs from the termination of the agreements, beyond those reflected in the financial statements.

(9)
In December 2005, Elscint was served with a statement of a claim by Elscint’s former employee (in connection with Elscint's discontinuing operation) requesting that Elscint compensates him for damages resulting from his cancer disease, allegedly caused by exposure to radiation in the amount of NIS 315,000 ($75,000) and other undefined compensation. The insurance company rejected its liability and claimed that such radiation is excluded from the policy. Elscint has approached a radiation expert to receive an expert opinion. A statement of defense was submitted and a third party notice to the insurance company has not yet been filed. Management of the Company, based inter alia on legal opinion received, believes that the potential financial consequences of this claim can not be estimated at this early stage.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

B.           Claims (Cont.)

(10)
On April 5, 2006 the Company and PC were served with a summary procedure claim  by a third party in term of which, the court was requested to order the Company and PC to pay the plaintiff an amount of NIS 10.8 million ($2.6 million) as an intermediary fee for the sale by PC to Klepierre of commercial centers in Poland and the Czech Republic (see Note 9B. (3)e.)

The Company and PC filed a motion to strike out this claim in limine or alternatively to strike out the title "summary procedure". In a ruling handed down in July 2006, the heading "summary procedure" was deleted and accordingly both the Company and PC filed their statements of defense.
Management of the Company believes, based on a legal advice received, that there is a good chance that the entire legal action against the Company, or the majority thereof, will be denied. PC's management believes, based on legal advice received, that there is a fairly good chance that the entire legal action against it or the majority thereof, will be denied.

(11)
The Company and its subsidiaries are currently involved in various legal proceeding relating to their ordinary course of activities. Although the final outcome of these claims cannot be estimated at this time, the managements of these companies believe based on legal advice, that the claims will not materially impact the Group companies.

C.           Other contingent liabilities

(1)
The General Meeting of the Company's shareholders approved the grant of prospective indemnification undertaking to directors and officers (including in their capacity as officers of subsidiaries). Total indemnification shall not exceed the lower of 25% of the shareholders' equity as recorded in the Company's financial statements as at the indemnification or $40.0 million, and all in addition to amounts, if any, which are to be paid by insurance companies under certain risk policies. The General Meeting also approved an exemption of directors and officers (other than controlling parties) from liability for any damage caused by breach of a duty of towards the Company.

(2)
Elscint's shareholders approved in their General Meeting, the grant of prospective indemnification undertaking to directors and officers of Elscint (including in their capacity as officers of subsidiaries). Total indemnification shall not exceed the lower of 25% of the shareholders' equity as recorded in Elscint's financial statements as at the indemnification or $50.0 million, and all in addition to amounts, if any, which are to be paid by insurance companies under certain risk policies. The General Meeting also approved an exemption of directors and officers from liability in respect of any damage caused to Elscint by breach of duty of care.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

C.           Other contingent liabilities (cont.)

(3)	(i)
The Company received, in 2003, a letter from a certain insurer ("the Insurer") of EIL, Elscint and the Company (the "Insured Companies"), which insured against, inter alia, the lawsuit as described in item B(1) above, alleging against the Insured Companies, inter alia, that the Insured Companies have breached their disclosure duties under Section 6(a) to the Insurance Contract Law 1981, by failing to disclose to the Insurer material information prior to the issuance of additional cover to the policy purchased by EIL (the "Policy"), effective as of July 1999 (the "Additional Cover"), and prior to the replacement of the Policy and the Additional Cover by the issuance of a new policy effective as of August 1999 (the "Replacement Cover"). The letter states that the Policy, Additional Cover and Replacement Cover (the "Insurance Cover") issued by the Insurer will be cancelled unless the Insured Companies indicate that circumstances as at the issuance of the Insurance Cover differ from those stated in the letter. The Company's legal counsel replied on behalf of the Insured Companies on March 20, 2003, rejecting all allegations. As of the approval of these financial statements the Company has not received any reply thereto from the Insurer.

(ii)
In January 2006, the Company and Elscint entered into an agreement with one of the insurers of both the Company and Elscint which insured the Company and Elscint, inter alia, with respect to the lawsuit described in item B(1) above. In accordance with the terms of the agreement the Company, Elscint and their former and current directors and officers released the insurer from all liabilities that will arise from the abovementioned claim in consideration for a one-time payment in the amount of $0.2 million.

(4)
In the framework of the transactions for the sale of the Company's real estate assets and investments as described in Note 9B, the Company and/or its subsidiaries took upon themselves to indemnify the Purchasers for any losses incurred in connection with the sale transactions. The liabilities are either limited or unlimited in time. Some of these liabilites are limited in amount and some are not.

(5)
Final approval for completion of construction of the Arena commercial center is contingent on the furnishing, to the local municipality, of a bank guarantee to secure payment of the land betterment tax, for an amount of approximately NIS 4.5 million ($1.1 million). Arbitration is currently being held as to such liability between Marina Herzliya Limited Partnership Ltd. (of the Control Centers Group) and the local municipality. The Company’s management estimates, based on professional opinion that no significant costs will be borne thereby, in respect of this guarantee.

(6)	As for guarantee issued in favour of Klepierre - see Note 9B.(3)e.

(7)
PC is obliged to indemnify its directors (including Pc’s directors who serves as directors of the Company) against any liability incurred by them in the discharge of their duties by the maximum amount permitted by the English Law. The indemnification in respect of the Company’s directors is subject to the approval of the Company’s Audit Committee, Board of directors and the shareholders meeting.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

D.           Liens and collateral

(1)	a.
As security for a loan of NIS 271 million ($64.1 million) granted to the Company by an Israeli bank, the Company undertook to comply with financial covenants, including, among other, an undertaking to maintain throughout the term of credit a minimum ratio of "adjusted shareholders equity" of the Company to its "adjusted balance sheet," all as defined in the agreement. The Company also committed to a minimum "net operating profit", before financial expenses and before depreciation and amortization deductions. The Company further committed to a minimum "net asset value" of PC (after deduction of loans, including shareholders' loans) which is to be determined by an external appraiser. The covenants will remain in full force and effect for as long as the credit provided by the bank to the Company or to EIL exceeds $ 30.0 million (NIS 126.7 million).

The Company also undertook not to pledge, in favor of third parties, any existing and prospective assets, without the bank’s prior consent (excluding pledges of new assets and/or projects granted in favor of those who financed or refinanced -the acquisition and/or execution of same). The Company further undertook to provide under certain circumstances, some additional securities as detailed in the agreement, including a secondary lien on assets and interests acquired through funds provided by the credit line.

Should the Company fail to comply with all or any of said financial covenants, or upon the occurrence of an event of default (including failure to provide the additional securities), the bank shall then be entitled to demand the immediate repayment of the loan.

As for written understanding between the Company and the bank – see Note 14D.

b.
As security for loans totaling NIS 56 million ($13.2 million) granted to the Company by another Israeli bank, the Company undertook, in favor thereof, not to pledge the majority of its shares in Elscint, without the bank’s prior consent.

(2)
As security of a long term credit facility of approximately NIS 159.2 million ($37.6 million) received from an Israeli bank, Elscint undertook to comply with certain financial covenants, namely maintaining, throughout the duration of the credit, a minimum ratio of shareholders’ equity to total balance sheet assets and others. Elscint has registered, as a security for the credit, a first-ranking pledge in favor of the bank on the B.H. shares and granted certain additional first and second ranking pledges on shares of subsidiaries owned thereby. Elscint also undertook not to grant any floating or fixed charges of any rank, on any existing and prospective assets, in favor of third parties, without the bank’s prior consent (excluding pledges of assets and/or projects, granted in favor of those who financed or refinanced -the acquisition and/or execution of same). Elscint further undertook to provide additional collateral, as detailed in the agreement, including first or second ranking pledges on assets and interests acquired by means of the credit line, and all as may be required by the bank. Should Elscint fail to comply with the financial covenant, or upon the occurrence of certain events of default, then and in such events, the bank shall be entitled to demand immediate payment of the loans. As for written understanding between Elscint and the bank – see Note 14E.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

D.	Liens and collateral (Cont.)

(3)	Projects under credit facilities

a.
Certain Project Companies which engaged in the purchase, construction or operation of hotels and/or commercial centers ("Project Companies") have secured their respective credit facilities awarded by financing banks, in a total amount of NIS 1,712 million ($405.1 million), by providing the first or second ranking (fixed or floating) charges on property owned thereby, including right in and to real estate property as well as the financed projects, on goodwill and other intangible assets, on rights pertaining to certain contracts (including lease, operation and management agreements), on rights arising from insurance policies, and the like. Shares of Project Companies were also pledged in favor of the financing banks.

Shareholders loans as well as any other rights and/or interests of shareholders in and to the Project Companies were subordinated to the respective credit facilities. Payment is permitted to the shareholders (including the distribution of dividends but excluding management fees) subject to fulfilling of certain preconditions.

Certain loan agreements include an undertaking to fulfill certain financial and operational covenants throughout the duration of the credit, namely: achieving certain operational milestones on certain specified dates (e.g. scope of lease, etc.); complying with "a minimum debt services cover ratio", "loan outstanding amount" to secured assets value ratio; complying with certain restrictions on interest rates; maintaining certain cash balances for current operations; maintaining equity to project cost ratio and net profit to current bank's debt; occupancy percentage; average room or rental fee rates, a minimum "ratio of total room revenue per available rooms" and others.

The Project Companies undertook not to make any disposition in and to the secured assets, not to sell, transfer or lease any substantial part of their assets without the prior consent of the financing bank. In certain events the Project Companies undertook not to allow, without the prior consent of the financing bank: (i) any changes in and to the holding structure of the Project Companies nor to allow for any change in their incorporation documents; (ii) execution of any significant activities, including issuance of shares, related party transactions and significant transactions not in the ordinary course of business; (iii) certain changes to the scope of the project; (iv) the assumption of certain liabilities by the Project Company in favor of third parties; (v) receipt of loans by the Project Company and/or the provision thereby of a guarantee to third parties; and the like.

b.
B.H’ jointly controlled subsidiaries that hold 3 hotels in the UK ("Project Companies") and the Management Company are jointly and severally liable ("Borrowers") towards a foreign bank which provided the Project Companies a loan in the total amount of £195.0 million. The Project Companies have provided the financing bank charges over their tangible fixed assets and the Management Company pledged its franchise agreements. In addition, pledges have been provided over the Borrowers' shares by their respective shareholders. B.H. and Elscint have taken upon themselves to irrevocably indemnify the Management Company for 50% of the cost and damages which may be incurred thereby in connection with this loan agreement.

The loan agreement also provides that in the event of cash distributions deriving from the sale, disposal, refinancing of the hotels which were financed by the refinancing loan funds or repayment of the loan (“Transactions”), the Borrowers shall pay to the financing bank an amount equivalent to 15% of the difference between the market value of the hotels as determined in such Transactions and the current agreed value of the hotels.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 -                      COMMITMENTS, CONTINGENCIES, LIENS AND COLLATERALS (CONT.)

D.	Liens and collateral (Cont.)

(3)	Projects under credit facilities (Cont.)

c.	The Company and Elscint guarantee fulfillment of certain project companies’ obligations under loan agreements up to an aggregate amount of NIS 350.5 million ($83.0 million).

PC undertook in the context of various loan agreements to supplement shareholders' equity (including shareholder loans) of the Project Companies, in accordance with the financing agreements or alternatively provide additional financing in the event of a budget overrun or should same be required for operation or maintenance of the respective project.

d.	As to bank deposits made to secure loans and debts, by the Group Companies - see Notes 4 and 8 above.

(4)
In order to secure a bank loan in the amount of NIS 46.5 million ($11.0 million) received by the controlling shareholder in Domino ("BHEE"), for the financing of investment in  Bucuresti, BHEE granted a fixed pledge on its Domino shares and a floating charge on all Domino's assets as well as a lien on the Bucuresti shares. Elscint pledged its BHEE shares and also granted a floating charge on BHEE’s assets. An undertaking was granted in favor of the financing bank, not to allow for any change in the ownership and control structure of BHEE throughout the duration of the credit. Elscint furthermore provided a guarantee, unlimited in amount, to secure BHEE’s undertakings to the bank. The bank restricted its right to realize this guarantee, by linking it to the realization terms of the Bucuresti shares owned by Domino (except for certain instances as stipulated in the agreement).

(5)
Within the framework of an investment, in which Insightec has raised from its existing shareholders through the issuance of convertible notes, $36.0 million (NIS 152 million), Insightec undertook that, so long as any note remains outstanding and until a qualified IPO of at least 25% of Insightec’s shares or a financing of at least $ 50.0 million (NIS 211 million) at a price per share not lower than $ 14.0, it will comply with certain limitations regarding dividend distributions, merger and/or asset acquisition transactions totaling $5.0 million per annum, and the like. Similarly, Insightec is obliged to meet certain financial covenants regarding a level of liquidity of at least $ 5.0 million (NIS 21.1 million) and to maintain a ratio between consolidated EBITDA (as defined in the agreement) and interest payments of not less than 1:1 for 2007, 1.5:1 for 2008 and 2:1 for 2009 and thereafter. Failure to maintain the above covenants will be considered as an event of default.

(6)
In order to secure credit line of $20.0 million (NIS 84.5 million) which was provided to insightec by two commercial banks, Insightec recorded in favor of  the financing banks floating lien in an unlimited amount on substantially all its assets and specific fixed liens on Insightec’s rights in certain assets and receivable. An amount of $ 5.0 million (NIS 21.1 million) is guaranteed by the Company through December 31, 2007.

(7)
Insightec’s technology developed with OCS funding is subject to transfer restrictions, which may impair its ability to sell its technology assets or to outsource manufacturing. The restrictions continue to apply even after Insightec has paid the full amount of royalties’ payable for the grants. In addition, the restriction may impair Insightec’s ability to consummate a merger or similar transaction in which the surviving entity is not an Israeli company.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 -                      SHARE CAPITAL

A.           Composition:

	Ordinary shares
	of NIS 1.00 par value each
	December 31
	2006	2005

Authorized share capital	50,000,000	50,000,000
Issued and outstanding (*)	28,254,262	28,226,298

(*)   December 31, 2006 - including 2,800,000 "dormant" shares (see section B.(iv), below)

December 31, 2005 – including 2,842,400 "dormant" shares (see section B(i) and B(iv), below) and 524,187 shares held by Elscint (see section B.(vii) below).

B.           Further information regarding the share capital and dispositions therein

(i)
The balance of the shares on December 31,2006, includes 103,439 shares (including 47,700 shares issued by the Company to Elscint’s employees and directors in the framework of the merger with Elscint -(see Note. 9B.(1) above)) held by the Group's employees and directors, issued thereto, within the framework of the employees and officers incentive plan ("Employees" and "2001 Plan"). The acquisition of the shares by the Employees was financed by a loan provided for such purpose by the Company, to be repaid at the end of a five-year period. The loan bears an annual interest of 6%. Any tax to which Employees may be subject as a result of the said interest shall be borne by the Company. However, the Company will not assume any liability for the payment of tax imposed, if so, in respect of the allotment of the shares and their subsequent sale. The shares are held in escrow, and will be used as sole security for repayment of the said loan. In the event an Employee elects to transfer its vested shares, whether to himself or to any other third party, then he shall be obliged to deposit an amount equal to the balance of the loan as security for its repayment.

Should the Company distribute any dividends, with a "record" date occurring at any date during the escrow period, then the Company shall transfer to the escrow agent such dividends corresponding to the number of shares held on behalf of Employees by the escrow agent, who in turn will transfer such dividends to the respective Employees.

On February 16, 2006 the Company's Board of Directors extended the exercise term of the Company's 2001 Plan for 2 additional years to Employees other than the Company’s directors and office holders.

In January 2006, the Company transferred 42,400 of its ordinary shares to Employees within the framework of the 2001 Plan, out of its "dormant" shares.

All shares held by the Employees, as of December 31, 2006, are free of any restriction ("Vested").

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 -                      SHARE CAPITAL (CONT.)

B.           Further information regarding the share capital and dispositions therein (cont.)

(ii)
In 2001, an agreement was signed between the Company, PC and EUN as one party, and Triple-S Holdings NV ("Triple-S") as another party, under which the latter transferred to PC its rights (existing and future) to acquire shares in the commercial centers project companies. The Company issued to Triple-S, as consideration thereof, 250,000 ordinary shares. In accordance with the terms of the agreement, a valuation was carried out, on January 15, 2004, as to the market value on such date, of the issued shares (calculated based on the average price of the Company's shares on the NASDAQ during the 30 trading days prior to said date). As the market value of the shares on that date was lower than $6.0 million, the Company issued 623,362 additional ordinary shares to Triple-S (according to a resolution of the Board of Directors adopted in January 2004), such that the total value of shares issued to Triple-S would equal $6.0 million, based on the average price per share, as indicated above. An amount of NIS 18.9 million that previously recorded as a long-term liability, was charged upon the issuance of shares, to share capital and to premium on shares, respectively.

(iii)
In November 2004, a transaction was consummated in terms of which Elscint transferred to an institutional investor ("the Investor") 357,953 shares of the Company in consideration for 576,923 Elscint shares held by the Investor. The ratio of the share transfer was determined based on the closing price of the Company’s shares on the stock exchange as at the date of the transaction ($8.4 per share). The price of Elscint’s share on the NYSE as at such date was $4.3 per share. This transaction was recorded, in the Company’s financial statements, as an investment in the shares of Elscint in exchange for the issuance of shares at their fair value as at the date of the transaction.

(iv)
On December 27, 2004, the Company executed a tender offer, in the framework of which it purchased 2,800,000 of its ordinary shares from its shareholders (approximately 11.5% of the Company’s than issued share capital), for cash consideration of NIS 138.5 million

(v)	As for issuance of shares to the minority shareholders of Elscint within the framework of a merger - see Note 9B.(1).

(vi)	As for issuance of shares to the Chairman of the Board of Directors as a result of exercise of warrants - see Note 20A.(7).

(vii)
On May 17, 2006 Elscint sold trough a private transaction 524,187 dormant shares of the Company in consideration of NIS 115.0 for each share. As a result, the Company’s shareholders’ equity increased in the amount of NIS 47.4 million ($11.2 million) which comprise of the proceeds received by Elscint net of transaction cost and provision for income taxes on the gain generated by Elscint. Following this transaction, these shares have full equity and voting rights.

(viii)
Within the framework of the merger with Elscint (see Note 9B(1)), the Company issued 26,500 options to directors and officers of Elscint, against 50,000 options granted to them by Elscint. The options were exercisable to 26,500 ordinary shares of the Company in consideration of NIS 38.7 per share. In March 2006, the options were exercised into 27,964 ordinary shares of the Company (the additional 1,464 shares deriving from an adjustment in connection with the distribution of a dividend on January 17, 2006 - see note 18D).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 -                      SHARE CAPITAL (CONT.)

C.	Options plans

On March 29, 2006 the Company's Audit Committee and Board of Directors approved the following options plans:

(i)
The grant of up to 1,000,000 non-marketable options to the employees, directors and officers of the Company and companies under its control ("2006 Option Plan"). In accordance with the terms of the plan 353,500 options were approved for grant to all the Company's directors except the Chairman of the Board, and the remaining shall be granted to the Company's employees and officers ("the Offerees"). The Options will be granted to the Offerees for no consideration. The exercise price per Option will be the lower of: (i) NIS 83.71, which constitutes the average closing price of the Company's shares on the Tel Aviv Stock Exchange ("TASE") during the 30-trading day period preceding March 29, 2006; or (ii) the average closing price of the shares on the TASE during the 30-trading days period preceding the date of grant of the options (the “Exercise Price”). On May 31, 2006 the Company's shareholders meeting approved the grant of the options in accordance with the terms of the plan save that the Exercise Price of the options granted will be the lower of NIS 100.0 or the average closing price of the shares on the TASE during the 30 trading days period preceding the date of grant.

The Exercise Price will be reduced upon distributions of dividend by the dividend per share net of tax.

The exercise mechanism of the options into the Company’s shares will be as follow:

At the exercise date the Company shall issue to each option exercised shares equal to the difference between the (A) opening price of the Company's shares on the TASE on the exercise date, provided that if the opening price exceeds 166% of the Exercise Price the opening price shall be set as 166% of the Exercise Price ("Caped Exercise Price"); less (B) the Exercise Price of the options; and the result (A minus B) will be divided by the Caped Exercise Price.

The vesting period of the options will occur ratably over a three years period (33.33% of the Options shall vest on each of the first three anniversaries of the date of grant (the “Vesting Period”). The options will expire five years following the date of grant.

As of December 31, 2006 503,750 options were granted to employees and officers and 353,500 options were granted to directors. All options are not yet vested as of the balance sheet date.

The average estimated fair value of the option was calculated based on the Binomial model using the following assumptions:

	Employees	Directors

Risk free interest rate (%)	4.96	4.96
Exercise coefficient	1.66	1.66
Contractual term	5	5
Expected volatility (%)	37%	37.45%
Expected dividend yield	None	None
Forfeited (%)	5%	2%

The cost of benefit inherent in the Company’ Employees and Officers option plan base on the fair value on the day of their grant in accordance with the provision of Standard 24 amount to NIS 20,930 thousands ($4,953 thousands). This amount will be recognized as an expense over the vesting period of each portion. An expense in the amount of NIS 6,370 thousands ($1,508 thousands) was recorded in 2006 financial statements.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 -                      SHARE CAPITAL (CONT.)

C.           Options plans (cont.)

(i)	(Cont.)

On January 31, 2007 the Company’s Audit Committee and Board of Directors approved an amendment to the 2006 Option Plan according to which the Caped Exercises Price of each option will be NIS 200.0 instead of NIS 166.0. Such amendment terms will apply immediately to all Offerees other than the Company’s directors, in respect of which the amendment terms are subject to the approval of the Company’s shareholders meeting.
The total additional cost of benefit inherent from such amendment terms in respect of the Company’s employees is NIS 7.3 million ($ 1.7 million).
The total additional cost of benefit inherent from such amendment terms in respect of the Company’s directors is NIS 5.3 million ($ 1.3 million) base on the market conditions as of January 31, 2006.This amount is subject to modification once the amendment terms will be approved by the Company’s shareholders meeting as mentioned above.

The maximum number of shares issuable upon exercise of all of the outstanding options as of the balance sheet date, following the amendment of the Caped Exercise Price (see above), is 428,625.

(ii)
The Grant of 350,000 non-marketable options to the Company's Chairman of the Board who is also considered the indirect controlling shareholder of the Company, exercisable into 350,000 shares. The exercise price of each option shall equal 125% of the average closing price in NIS of the Company’s shares on the TASE during the 30-trading day period preceding the date of grant of the options which is equal to NIS 137.4 per share. The options will become exercisable immediately upon their grant and will remain exercisable for a period of three years thereafter. The options were granted on May 31, 2006 following the approval of the Company's shareholder meeting.

The average estimated fair value of the option granted was calculated based on the Black-Scholes model using the following assumptions:

Risk free interest rate (%)	3.8%
Expected life of options (years)	3
Expected volatility (%)	35.8%
Expected dividend yield	None
Forfieted (%)	None

The cost of benefit inherent in this option plan base on the fair value on the day of their grant in accordance with the provision of Standard 24 amount to NIS 6,832 thousands ($1,617 thousands). This amount was recorded as an expense in these financial statements.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 -                      SHARE CAPITAL (CONT.)

D.	Dividend declared

(i)
On March 17, 2005, the Company distributed to its shareholders a dividend in the amount of NIS 159.5 million (which represents NIS 7.28 per share). Out of the said amount: (i) NIS 3.2 million was paid to employees and is recorded as salary expenses in the 2005 financial statements; and (ii) NIS 3.8 million was paid to Elscint in respect of its shareholding in the Company’s stock.

(ii)
On January 17, 2006, the Company distributed to its shareholders a dividend in the amount of NIS 130.0 million ($30.8 million) (which represents NIS 5.1 per share). Out of that amount: (i) NIS 3.1 million ($0.7 million) was paid to employees and is recorded as salary expenses in these financial statements; and (ii) NIS 2.7 million ($0.6 million) was paid to Elscint in respect of its shareholding in the Company’s stock.

(iii)
On March 28, 2007, the Company’s Board of Directors has declared a dividend in the amount of NIS 160.9 million ($38.0 million) (which represents NIS 6.5 per share). Out of the said amount, NIS 0.7 million ($0.2 million) will be paid to employees and will be recorded as salary expenses in the financial statements of the first quarter of 2007.

(iv)
On January 14, 2007, the Company's Board of Directors, has adopted a dividend distribution policy (the "Policy"), pursuant to which the Company will distribute a cash dividend of at least 50% of its surpluses accrued by the Company every year, provided such dividend does not exceed 50% of the cash flow accrued by the Company from dividends and repayment of owners' loans received by the Company from its subsidiaries in that year, all in accordance with the Company's audited and consolidated annual financial statements. The Company will publish a detailed report with respect to any such distribution under the Policy, at a time close to the publication date of its annual financial statements for the previous year. Distribution of the Company's first dividend under the Policy will be carried out in the year 2008, in respect of the year 2007.

Any distribution of dividends under the Policy is subject to a specific resolution of the Company's board of directors determining the Company's compliance with the distribution criteria, as prescribed in the Companies Law, as may be from time to time, and to any applicable law. In reaching such resolution, the Company's board of directors will take into account, inter alia, the Company's liabilities and undertakings towards third parties, the Company's cash-flow needs and financing resources available to the Company. The board of directors is authorized in its sole discretion to change or terminate the Policy at any time. The adoption of the Policy does not serve to constitute any undertaking towards any third party.

The Policy was adopted based on the financial statements prepared in accordance with Israeli generally accepted accounting principles currently applicable to the Company. However, in light of the adoption in Israel of International Financial Reporting Standards (“IFRS”) (see Note 2AA(iii)), the Company will review the Policy and may amend it as necessary.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 -	ADDITIONAL DETAILS CONCERNING STATEMENT OF OPERATIONS ITEMS

	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

A. Revenues from sale of real estate assets and investments, net

Sales of commercial centers (i)	74,595	223,280	131,921	17,655
Sales of hotels (ii)	5,623	58,381	-	1,331
	80,218	281,661	131,921	18,986

(i)	As for information as to the transactions for the sale of the commercial centers - see Note
9B.(3)a., b. d. & e.

The gain generated from the 2005 transactions include loss from realization of capital reserves from foreign currency translation adjustments in respect of realized investments (shares and shareholders’ loans) amounted NIS 39.7 million. The gain generated from the 2004 transaction includes gain from such realization, amounts to NIS 153.3 million.

(ii)	As for information regarding the transactions for the sale of hotels - see Note 9B.(4)b.&c.

The gain generated from the sale of hotels in 2006 includes loss from realization of capital reserves from foreign currency translation adjustments in respect of realized investments (shares and shareholders’ loans) amounted to NIS 2.7 million ($0.6 million). The gain generated from the 2005 transactions include gain from such realization, amounted to NIS 14.2 million.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 -	ADDITIONAL DETAILS CONCERNING STATEMENT OF OPERATIONS ITEMS (CONT.)

	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

B. Revenues from hotel operations and management

Rooms	227,592	165,225	135,208	53,868
Food, beverage and other services	111,497	92,447	74,793	26,390
Rental of commercial space	12,521	12,385	8,364	2,963
	351,610	270,057	218,365	83,221

C. Revenues from realization of investments

Decrease in shareholding of PC (i)	667,971	-	-	158,100
Gain from realization (repayment) of investment-type monetary balances in Investees (ii)	29,387	-	12,378	6,955
Decrease in shareholding of Insightec (iii)	-	-	13,003	-
Realization of investment in Algotec (iv)	-	1,958	3,412	-
	697,358	1,958	28,793	165,055

(i)	See Note 9B(3)i.

(ii)
In 2004 and 2006, certain subsidiaries have entered into agreements with foreign banks and other financial institutions for the refinancing of several real estate assets located in Europe. The borrowing companies have transferred, to their respective shareholders certain financing surplus of the credits received, as repayment of shareholders’ loans. As a result, capital reserves from foreign currency translation adjustments attributed to the said shareholders’ loans, were realized.

(iii)	Derives from recording in the statement of operations, deferred income in respect of a decrease in the shareholding in Insightec.

(iv)
Derives from deferred consideration received as a result of the sale by Elscint of its entire holdings (16% fully diluted) in Algotech Systems Ltd. in November 2003. See, in addition, Note 17B.(6) above.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 -	ADDITIONAL DETAILS CONCERNING STATEMENT OF OPERATIONS ITEMS (CONT.)

Year ended December 31
2006	2005	2004	2006
R e p o r t e d
			Convenience
			translation
(in thousand NIS)			US$'000

D. Other operational income

Sales of goods	58,035	31,790	-	13,736
Lease of assets	-	12,619	13,238	-
	58,035	44,409	13,238	13,736

E. Cost of commercial centers operations

Direct expenses:
Wages and fringe benefits	9,662	13,083	18,411	2,287
Energy costs	12,162	15,439	40,744	2,879
Taxes and insurance	2,814	9,249	10,501	666
Maintenance of property and other expenses	24,450	23,175	44,902	5,787
	49,088	60,946	114,558	11,619
Other operating expenses:
Wages and fringe benefits	18,814	15,882	14,929	4,453
Stock-based compensation expenses	6,647	-	-	1,573
Advertising	11,992	7,138	17,820	2,838
Doubtful debts	240	1,540	9,511	57
Others	24,558	26,426	25,713	5,813
	62,251	50,986	67,973	14,734

Depreciation of building and equipment	33,223	45,708	88,861	7,863
	144,562	157,640	271,392	34,216

F. Cost of hotel operations and managment

Direct expenses:
Wages and fringe benefits	106,286	89,118	69,194	25,156
Food and beverages	21,349	17,656	12,652	5,053
Others	81,672	67,544	55,776	19,331
	209,307	174,318	137,622	49,540
Other operating expenses
Wages and fringe benefits	1,106	1,232	1,000	262
Management fees and reimbursement expenses	16,228	10,848	8,695	3,841
Business taxes, insurance and lease payments	22,427	16,018	9,959	5,308
Others	9,285	14,288	12,245	2,198
	49,046	42,386	31,899	11,609

Depreciation and amortization	48,031	42,589	37,631	11,368
	306,384	259,293	207,152	72,517

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 -	ADDITIONAL DETAILS CONCERNING STATEMENT OF OPERATIONS ITEMS (CONT.)

	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

G. Costs and expenses of medical systems operation

Cost of sales:
Wages and fringe benefits	5,603	4,384	1,093	1,326
Stock-based compensation expenses	1,239	58	-	293
Materials and subcontractors	9,738	9,524	7,352	2,305
Royalties to OCS (Note 17A.(5))	2,653	2,271	1,317	628
Changes in work in process and finished goods	670	-	(986)	159
Others	9,891	3,149	1,058	2,341
	29,794	19,386	9,834	7,052
Marketing and selling expenses:
Wages and fringe benefits	8,441	4,487	3,283	1,998
Stock-based compensation expenses	1,385	151	-	328
Advertising and commissions	13,347	10,805	4,033	3,159
Others	3,613	2,386	1,950	855
	26,786	17,829	9,266	6,340
General and administrative expenses:
Wages and fringe benefits	6,056	4,943	3,237	1,433
Stock-based compensation expenses	2,122	588	-	502
Depreciation and amortization	483	302	360	114
Others	7,274	7,326	3,342	1,722
	15,935	13,159	6,939	3,771

	72,515	50,374	26,039	17,163

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 -	ADDITIONAL DETAILS CONCERNING STATEMENT OF OPERATIONS ITEMS (CONT.)

	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

H. Other operational expenses

Cost of sale of goods:
Direct costs:
Inventories - Opening balance	8,034	3,426	-	1,902
Purchases	28,886	18,051	-	6,837
Less - Inventories closing balance	10,290	8,034	-	2,436
	26,630	13,443	-	6,303

Marketing and selling expenses:
Wages and fringe expenses	9,029	4,845	-	2,137
Rental, management fee and shops' maintenance	16,967	8,922	-	4,016
Advertising	6,146	3,498	-	1,455
Depreciation and amortization	3,042	2,096	-	720
Others	-	-	-	-
	35,184	19,361	-	8,328

General and administrative expenses:
Wages and fringe benefits	3,889	2,358		920
Depreciation and amortization	396	168	-	94
Others	1,776	900	-	420
	6,061	3,426	-	1,434

Total cost of sale of goods	67,875	36,230	-	16,065

Cost of lease of assets	-	2,802	3,175	-

Project initiation expenses	2,376	7,761	480	562
	70,251	46,793	3,655	16,627

I.Research and development expenses, net:

Wages and fringe benefits	31,675	26,180	20,572	7,497
Stock-based compensation expenses	4,111	897	-	973
Materials and subcontractors	21,542	20,859	16,369	5,099
Depreciation and amortization	5,965	5,945	5,849	1,412
Others	8,667	9,841	3,052	2,051
	71,960	63,722	45,842	17,032
Less - participation of the OCS	9,394	3,926	7,684	2,223
	62,566	59,796	38,158	14,809

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 -	ADDITIONAL DETAILS CONCERNING STATEMENT OF OPERATIONS ITEMS (CONT.)

	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

J. General and administrative expenses

Wages and fringe benefits	33,106	19,667	22,873	7,836
Stock-based compensation expenses (*)	16,571	3,159	-	3,922
Depreciation and amortization	1,171	976	968	277
Others	16,313	13,137	19,786	3,861
	67,161	36,939	43,627	15,896

(*)	Including dividend in the amount of NIS 3,089 thousand ($731 thousand) and NIS 3,159 thousand in 2006 and 2005, respectively.

K. Financial income (expenses), net

Bank loans and debentures	(159,332)	(186,264)	(68,088)	(37,712)
Deposits, debentures and long- term receivables	17,388	22,356	2,082	4,116
Gains (losses) from currency transactions	4,508	14,658	(14,880)	1,067
Gains on securities	1,863	656	2,496	441
Others	(7,692)	2,501	(19,115)	(1,820)
	(143,265)	(146,093)	(97,505)	(33,908)
Financial expenses, net capitalized to real estate assets and trading property under construction (*)	13,103	34,861	13,808	3,101
Financial costs (income) credited to capital reserves from translation differences	1,035	(11,089)	30,128	244
	(129,127)	(122,321)	(53,569)	(30,563)

(*) The discount rate applicable to non-specific credit (see Note 2U. above)	5.3%	11.1%	3.7%	5.3%

L.Other expenses, net

Loss from disposition of assets and liabilities	11,970	21,836	12,201	2,833
Provision for impairment of investments and assets (1)	21,594	24,617	52,620	5,111
Others, net	3,272	10,653	(1,015)	775
	36,836	57,106	63,806	8,719

(1)              See Note 10C.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 -	ADDITIONAL DETAILS CONCERNING STATEMENT OF OPERATIONS ITEMS (CONT.)

	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

M. Earnings per share

1. Net income (loss) used in Company basic and diluted earnings per share

Profit from continuing operations	525,480	80,462	36,537	124,374

profit from discontinuing operations	35,664	5,917	6,810	8,441

Cumulative effect of accounting change at the beginning of the year	-	(622)	-	-

2. Weighted average number of shares (in thousands)

Weighted average number of shares used in computing basic earnings per share	25,232	21,743	23,463	25,232

Effect of diluted options	8	-	-	8

Weighted average number of shares used in computing diluted earnings per share	25,240	21,743	23,463	25,240

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 -	RELATED PARTIES

A.	Transactions

(1)	Components:
	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

General and administrative expenses (I)	34,816	8,810	7,570	8,240
Project expenses (coordination, supervision and aviation services) - charged, mainly to cost of real estate assets and trading property (II)	38,691	18,486	25,045	9,158
Cost of construction of the Arena - charged to the cost of the real estate assets (III)	-	-	7,800	-

(I)	Includes:
	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

A. Benefits granted to related parties, as follows:

Payments to directors:

Non-employee -

Cost	(1)1,574	352	386	372

Number of recipients	6	4	5

Employed -

Cost	(1)31,734	7,444	6,375	7,511

Number of recipients	4	3	3

B. Participation in joint expenses (2)	-	792	471	-

(1)
Includes stock-base compensation expenses and dividend payments in respect of options and shares granted to directors (see Notes 18B(i) and 18C(i)&(ii)) in the amount of NIS 13,182 thousand ($3,120 thousand).

(2)	based on an agreement for the cost allocation between EIL group companies, which was in force through December 31, 2005.

(II)	See Note 17A(3) & (6).

(III)	Payments to Control Center group in respect of a turn key agreement for the construction of the Arena Commercial Center, which was approved by Elscint's shareholders meetings in May 2002.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 -                      RELATED PARTIES (CONT.)

A.	Transactions (Cont.)

(2)	In March, 2005 an amendment in the Chairman’s monthly cost of employment to NIS 220,000 ($52,075), was approved at the Company’s general shareholders’ meeting, with effect as from January 1, 2005.

On May 31, 2006 the general shareholders' meeting approved a service agreement with a company controlled (directly or indirectly) by its Chairman of the Board (the “Management Company” and the "Chairman" respectively) according to which, the Management Company will provide the Company with executive chairman services (the “Services”). The Management Company may provide the Services to private subsidiaries and/or affiliates of the Company. In accordance with the term of the agreement, the Services will be provided by the Chairman only, as an employee of the Management Company and the Chairman will devote at least 80% of his time, skills and efforts to his position as Chairman of the Company. The control over the Management Company will not be changed during the term of the agreement. In consideration for the Chairman's services the Company will pay the Management Company a monthly amount of $50,000 (NIS 211,000) as well as reimbursement of direct expenses incurred with the provision of the Services.

In accordance with the terms of the service agreement, the Management Company will be the sole employer of Chairman and no employer-employee relationship will exist between the Chairman and the Company. The Management Company has agreed to indemnify the Company with respect to any amount, rights or benefits the Company would be required to pay the Chairman including legal fees, in connection with any determination by the labor court and/or any other competent authority that the Chairman was or is an employee of the Company during the term of the agreement. The agreement is for a five-year term commencing retroactively on August 1, 2005. The Chairman has guaranteed all of the Management Company’s obligations as far as they relate to it and has further guaranteed the Management Company’s indemnification undertakings and responsibility for damages.

(3)
On October 27, 2006 PC and the Chairman have entered into service agreement, pursuant to which the Chairman will be entitled to monthly salary of $25,000 (NIS 106,000) which includes pension, retirement and similar benefits for his services as PC's chairman of the board. The agreement was approved by the Company's Audit Committee and it is subject to the approval of the Company's additional organs.

(4)
On May 31, 2006 the Company's shareholders were asked to approve bonus payments for the fiscal years commencing January 1,2006 to the Chairman which will be paid following the approval of the Company’s annual audited consolidated financial statements and will be calculated, as follows: (i) 0% of the first NIS 100 million of the annual consolidated pre- tax profits of the Company ("Profits"); (ii) 3% of Profits between NIS 100 million and NIS 125 million; (iii) 3.5% of Profits between NIS 125 million and NIS 150 million; and (iv) 4% of Profits exceeding NIS 150 million. Following a recalculation of the votes at the said general meeting, it has been determined that there was a technical error in the calculation of the votes in respect of the proposal regarding the payment of such annual bonus to our Chairman. Accordingly, it has been determined that same was not approved by the Company's shareholders by the majority of votes required.

(5)
On May 31, 2006, the general shareholders' meeting approved bonus payments for the fiscal years commencing January 1, 2006 to two of the Company's employed directors, which will be paid following the approval of the Company’s annual audited consolidated financial statements and will be calculated, as follows: (i) 0.75% of the first NIS 125 million of the annual consolidated pre-tax profits of the Company ("Profits"); (ii) 0.875% of Profits between NIS 125 million and NIS 150 million; and (iii) 1% of Profits exceeding NIS 150 million.

(6)	Shares and warrants issued to related parties - see Notes 18B.(i), 18C.(i)&(ii), 9B.(2)e. and 9B.(3)(j).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 -                      RELATED PARTIES (CONT.)

A.	Transactions (Cont.)

(7)
In September 2004, Company's shareholders’ meeting approved a 1-year extension to the exercise period of the options issued to the Chairman of the Board of Directors (through September 8, 2005). The exercise price was determined to NIS 45.7 per warrant (instead of NIS 44.0). Other conditions of the options remain unchanged. The computed theoretical economic value of the options, based on the "Black-Scholes" model, totaled as of June 22, 2004 (the Board of Directors’ resolution in respect of the change in exercise terms) to NIS 1.5 million (calculated on the basis of a 37% annual standard deviation and 6% annual capitalization rate). The closing price of the Company’s share on the Tel Aviv Stock Exchange and on the NASDAQ, immediately prior to the Board of Directors’ resolution as to the change was NIS 37.3 and $8.4, respectively. In February 2005, the options were exercised into 350,000 ordinary shares of the Company, in consideration of NIS 16.0 million.

(8)
The directors and officers of the Company, of EIL and its Group companies and of companies in which directors serve on behalf of the Company, are covered through October 2007 by insurance of up to $40.0 million (per event and for the period) in respect of their liability (the total coverage amount for EIL amounts up to $10.0 million and it is limited to the first layer of the policy coverage). The coverage is within the framework of a joint insurance policy for the EIL Group companies. The allocation of the insurance costs between the Company and its subsidiaries (90%) and EIL (10%) was approved by the Company's Audit Committee as a reasonable allocation in these specific circumstances.

In November 2006 the Company's Audit Committee and Board of Directors approved the coverage of liability of the Chairman under the above insurance policy.

PC's Directors and Officers are covered through October 2012 by Public Offering of Securities Insurance of up to $5.0 million for liabilities arising under the prospectus filed by PC in October 2006 (see Note 9B.(3)i). In respect of the Directors of officers, who serve as directors or officers of the Company, such coverage requires approval of the Comopany's organs.

(9)	As for directors' indemnification - see Note 17C.(1), (2) and (7) above.

(10)	The Company and Mango lease office space from EIL at customary commercial terms.

(11)
On October 27, 2006, PC has entered into an agreement with the Company's Vice-Chairman of the Board ("VP") with responsibility for its operations in India, under which the VP will be entitled to receive options ("the Options") to acquire up to 5% of the holding company through which PC will carry out its operations in India. However, where considered appropriate and by agreement, the VP will be entitled to take up a 5% interest in specific projects, in which case necessary adjustments will be made at the holding company level. PC and the VP will agree on the form of the Option for each acquisition, taking into account taxation, securities laws and regulations applicable to either party or their respective affiliates, and other considerations of the respective parties. If the VP exercises all of his Options (5%) at the holding company level, his right to take up interests on a project by project basis will lapse. The Options will be subject to vesting over a three-year period, with an initial vesting of 2% on award of the options following commencement of the relevant project with an additional 1% on the following dates: March 31 2007, March 31 2008 and March 31 2009. If the VP elects to take up Options in a specific project which commences after any of the vesting dates specified above, an immediate vesting will be allowed in respect of Options which would have vested as of the above dates. The Options may be exercised at any time, at a price equal to PC's net equity investment made in the projects as at the Option exercise date plus interest at the rate of LIBOR plus 2% per annum from the date of the investment until the Options exercise date ("Exercise price").

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 -                      RELATED PARTIES (CONT.)

A.	Transactions (Cont.)

(11)	(Cont.)

The VP has cash-in right to require PC to purchase shares held by him following the exercise of the Options, at a price to be determined by an independent valuer. In addition, the VP has the right to pay the Exercise Price on a partial exercise of Options by way of the surrender to PC of Options valued at the Exercise Price of the exercised Options. The agreement includes tag-along rights and a right of first refusal.

The share Option arrangement will apply to all projects sourced to PC from the Company (see Note 17A.(14)). On November 8, 2006, the Company's Audit Committee approved the above agreement subject to an expiration of the options upon the lapse of 10 years and a compulsory sale upon a third party demand.

(12)
In 2005, Elscint’s Audit Committee and Board of Directors approved lease agreements between a company - 25% of which are held by Elscint’s then director - as a lessee in the Arena commercial and entertainment center. The approval related also to a loan and a grant awarded to such lessee within a framework of the lease agreement. The transactions were approved as non-extraordinary transaction within the meaning of the Israeli Companies Law.

B.	Balances

	December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Assets:
Receivables and other debit accounts	5,995	3,186	1,418
Deposit, loans and other long-term liabilities	540	221	128

Liabilities:
Payables and other credit accounts	7,608	3,153	1,801

C.	Commitments - see Note 17A.

D.	Liens and guarantees - see Note 17D and 17C.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 -	BUSINESS AND GEOGRAPHIC SEGMENTS

Data regarding business segments

A.	Primary reporting -
Year ended December 31, 2006

Commercial and entertain-ment centers	Hotels	Image guided treatment	Other activities	Total
R e p o r t e d
( I n t h o u s a n d N I S)

Year ended December 31 2006:
Revenues	1,140,074	386,620	85,824	58,035	1,670,553
Operating income (loss) by segment	744,057	56,377	(51,550)	(21,920)	726,964
Share in losses of associated companies, net	(828)			(8,837)	(9,665)
Less - unallocated general and administrative expenses					(67,161)
Financial expenses, net					(129,127)
Profit before income taxes					521,011
Income taxes					5,222
Profit after income taxes					515,789
Minority interest in results of subsidiaries, net					9,691
Profit from continuing operation					525,480
Profit from discontinuing operation					35,664
Net income					561,144
Purchase cost of segment fixed (tangible and intangible) assets (*)	587,059	150,702	280	8,921
Depreciation and amortization of segment assets	27,102	50,266	4,737	3,439
Provision for impairment of investments and assets		21,594
December 31 2006:
Total segment assets (*)	1,730,533	1,633,587	50,248	27,022	3,441,390
Investment on the equity basis	16,678			45,002	61,680
Unallocated assets					2,656,031
					6,159,101
Segment liabilities	114,723	109,669	40,999	11,957	277,348
Unallocated liabilities					3,627,499
					3,904,847

(*)	As for the balance of assets under construction and changes therein, during the reporting year - see Note 10A.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 -	BUSINESS AND GEOGRAPHIC SEGMENTS (CONT.)

Data regarding business segments (Cont.)

A.	Primary reporting (Cont.) -
Year ended December 31, 2006  (cont.)

Convenience translation
Commercial and entertain-ment centers(**)	Hotels	Image guided treatment	Other activities	Total
R e p o r t e d
( I n t h o u s a n d N I S)

Year ended December 31 2006:
Revenues	268,839	91,508	20,313	13,736	395,396
Operating income (loss) by segment	176,109	13,344	(12,202)	(5,189)	172,062
Share in losses of associated companies, net	(196)			(2,092)	(2,288)
Less - unallocated general and administrative expenses					(15,896)
Financial expenses, net					(30,563)
Profit before income taxes					123,315
Income taxes					1,235
Profit after income taxes					122,080
Minority interest in results of subsidiaries, net					2,294
Profit from continuing operation					124,374
Profit from discontinuing operation					8,441
Net income					132,815
Purchase cost of segment (tangible and intangible) assets (*)	138,949	35,670	66	2,111
Depreciation and amortization of segment assets	6,415	11,897	1,121	814
Provision for impairment of investments and assets		5,111
December 31 2006:
Total segment assets (*)	409,594	386,648	11,893	6,396	814,531
Investment on the equity basis	3,947			10,652	14,599
Unallocated assets					628,646
					1,457,776
Segment liabilities	27,153	25,957	9,704	2,830	65,644
Unallocated liabilities					858,580
					924,224

(*)	As for the balance of assets under construction and changes therein, during the reporting year - see Note 10A.

(**)	Includes the results, costs and liabilities of real-estate assets classified as trading property and which forms part of the commercial and entertainment centers segment.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 -	BUSINESS AND GEOGRAPHIC SEGMENTS (CONT.)

Data regarding business segments (Cont.)

A.	Primary reporting (Cont.) -
Year ended December 31, 2005

Commercial and entertain- ment centers	Hotels	Image guided treatment	Lease of assets	Other activities	Total
R e p o r t e d
( I n t h o u s a n d N I S)

Year ended December 31 2005:
Revenues	366,237	270,057	75,713	71,000	33,748	816,755
Operating income (loss) by segment	189,093	(156)	(36,644)	68,199	(34,739)	185,753
Share in losses of associated companies, net	220				(12,248)	(12,028)
Less - unallocated general and administrative expenses						(36,939)
Financial expenses, net						(122,321)
Profit before income taxes						14,465
Income taxes						7,798
Profit after income taxes						6,667
Minority interest in results of subsidiaries, net						73,795
Profit from continuing operation						80,462
Profit from discontinuing operation						5,917
Cummulative effect of accounting change at the beginning of the year						(622)
Net income						85,757
Purchase cost of segment (tangible and intangible) assets (*)	507,248	128,637	11,121		46,269
Depreciation and amortization of segment assets	58,082	42,589	9,945	2,636	2,263
Provision for impairment of investments and assets	4,128	5,617			13,883
December 31 2005:
Total segment assets (*)	1,375,577	1,485,138	56,942	-	26,752	2,944,409
Investment on the equity basis	16,515				40,283	56,798
Unallocated assets						784,910
						3,786,117
Segment liabilities	111,179	60,273	40,666	-	8,275	220,393
Unallocated liabilities						2,498,865
						2,719,258

(*)	As for the balance of assets under construction and changes therein, during the reporting year - see Note 10A.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 -	BUSINESS AND GEOGRAPHIC SEGMENTS (CONT.)

Data regarding business segments (Cont.)

A.	Primary reporting (Cont.)
- Year ended December 31, 2004

	Commercial and entertain-ment centers	Hotels	Image guided treatment	Lease of assets	Other activities	Total
	R e p o r t e d
	( I n t h o u s a n d N I S)

Year ended December 31 2004:
Revenues	443,814	218,365	57,052	13,238	3,412	735,881
Operating income (loss) by segment	124,703	11,513	(7,099)	10,063	(1,123)	138,057
Share in losses of associated companies, net	2,890				(18,858)	(15,968)
Less - unallocated general and administrative expenses						(43,627)
Financial expenses, net						(53,569)
Profit before income taxes						24,893
Income taxes						15,804
Profit after income taxes						9,089
Minority interest in results of subsidiaries, net						27,448
Profit from continuing operation						36,537
Profit from discontinuing operation						6,810
Net income						43,347
Purchase cost of segment (tangible and intangible) assets (*)	199,369	161,361	511
Depreciation and amortization of segment assets	94,257	37,631	6,069	2,895
Provision for impairment of investments and assets	36,668	10,025			3,876
December 31 2004:
Total segment assets (*)	2,028,028	1,522,842	51,198	129,914	14,678	3,746,660
Investment on the equity basis	16,685				40,245	56,930
Unallocated assets						716,689
						4,520,279
Segment liabilities	165,638	45,352	27,432	8,311	-	246,733
Unallocated liabilities						3,038,891
						3,285,624
(*)	As for the balance of assets under construction and changes therein, during the reporting year - see Note 10A., above.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 -	BUSINESS AND GEOGRAPHIC SEGMENTS (CONT.)

Data regarding business segments (Cont.)

B.	Secondary reporting

	Revenues by geographical markets
	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

Israel	118,558	92,226	71,678	28,061
West Europe	371,879	304,731	215,993	88,019
East and central Europe	1,120,054	359,420	414,457	265,100
Others	60,062	60,378	46,131	14,216
	1,670,553	816,755	748,259	395,396

	Purchase cost of segment (tangible and intangible) assets
	Year ended December 31
	2006	2005	2004	2006
	R e p o r t e d
				Convenience
				translation
	(in thousand NIS)			US$'000

Israel	27,419	24,780	25,353	6,490
West Europe	73,119	73,952	143,904	17,306
East and central Europe	608,987	594,543	191,984	144,139
India	37,437	-	-	8,861
	746,962	693,275	361,241	176,796

	Segment assets
	As of December 31
	2006	2005	2006
	R e p o r t e d
			Convenience
			translation
	(in thousand NIS)		US$'000

Israel	643,822	648,441	152,384
West Europe	1,417,148	1,252,253	335,420
East and central Europe	1,397,659	1,070,463	330,807
India	37,966	-	8,986
Others	6,475	30,050	1,533
	3,503,070	3,001,207	829,130

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 -	DISCONTINUING OPERATIONS

A.
Following the sale of the diagnostic ultrasound activity and the sale of Nuclear Medicine (NM), Magnetic Resonance Imaging (MRI) and Computerized Tomography (CT) activities by Elscint, the Group's core activity in these areas was, during 1998, terminated. The results from these operations have therefore been presented in the statements of operations, as discontinuing operation. Balances included in the statement of operations and/or dispositions in balance sheet items through the reported years, reflect primarily settlements or resolution of disputes and/or lawsuits and/or certain claims relating to the ultrasound, CT and MRI businesses and the ultimate sale thereof by Elscint.

B.	The following table states composition of assets, liabilities, income and expenses relating to the discontinuing operations in previous years:

December 31
2006	2005	2006
R e p o r t e d
		Convenience
		translation
(in thousand NIS)		US$'000

Current assets
Receivable and other debit accounts	1,575	2,276	372

Long-term investments and receivables	10,908	10,331	2,582

Current liabilities
Payables and other credit accounts	40,513	62,430	9,589

Year ended December 31
2006	2005	2004	2006
R e p o r t e d
			Convenience
			translation
(in thousand NIS)			US$'000

Financial income (expenses), net	4,273	(5,236)	2,512	1,011
Other income, net	31,391	14,266	8,555	7,430
	35,664	9,030	11,067	8,441
Minority interest	-	(3,113)	(4,257)	-

Net income from discontinuing operation	35,664	5,917	6,810	8,441

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 -                      FINANCIAL INSTRUMENTS

The operations of the Group expose it to risks that relate to various financial instruments, such as: market risks (including currency risk, fair value risk with respect to interest rates and price risk), credit risk, liquidity risk and cash flow risk with regard to interest rates. The comprehensive risk management program of the Group focuses on actions to reduce the possible negative effects on the financial performance of the Group to a minimum. The Group uses derivative financial instruments in order to hedge certain risk exposures.
The Company identifies, assesses and defines financial risk in cooperation with the operating units of the Group.

A.           Price risk

Investments in marketable securities are exposed to market-price fluctuations. Capital markets are also subject to fluctuations in respect of events over which the Group has no control. Such changes may have an impact on the value of these investments upon realization.
As for composition of the short and long-term investment portfolio- see Notes 4 and 8 above.

B.   Credit risk

The Company holds cash and cash equivalents, short term investments and other financial instruments in various reputable banks and financial institutions. These banks and financial institutions are located in different geographical regions, and it is the Company’s policy to disperse its investments among different banks and financial institutions.

Due to the nature of their activity, the Group companies are not materially exposed to credit risks stemming from dependence on a given customer. The Group companies examine on an ongoing basis the credit amounts extended to their customers and, accordingly, record a provision for doubtful debts based on those factors they consider having an effect on specific customers.
Short term receivables includes balance due to PC from Klepierre mainly as a result of purchase price adjustment in respect of commercial centers sold in 2006 and 2005.

C.           Interest rate risk

Fair value risk - a significant portion of the Company’s long term loans and debentures are bearing fixed interest rate and are therefore exposed to change in their fair value as a result of changes in the market interest rate.

Cash flow risk - part of the company’s long term loans and debentures as well as long term loans receivable are bearing variable interest rate. Cash and Cash equivalent, short term deposit and short term bank credit are mainly deposited in or obtained at variable interest rate. Change in the market interest rate will affect the Company’s finance expenses and its cash flow. As for swap transaction in order to hedge the cash flow risks of long term loans- see item F below.

The following table presents the book value of the groups of financial instruments as of December 31, 2006 which are exposed to fair value risk and/ or cash flow risk with respect to interest rates, in accordance with the contractual repayment dates of the dates of resetting the price, whichever is earlier:

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 -                      FINANCIAL INSTRUMENTS (CONT.)

C.           Interest rate risk (cont.)

	Note	1st year	2nd year	3rd year	4th year	5th year	6th year and thereafter	Un- determined	Total	Effective interest rate as of December 31, 2006
		I n t h o u s a n d N I S - R e p o r t e d								%

Financial instrument with fixed interest rate
Long-term deposits and loans receivables	8	-	-	2,476	-	1,742	-	-	4,218	3.3
Loans from banks and financial institutions:	14
Linked to the Euro		(3,122)	(3,750)	(190,121)	-	-	-	-	(196,993)	5.1
Linked to the GBP		(9,103)	(12,130)	(12,130)	(12,130)	(761,720)	-	-	(807,213)	7.7
Debentures linked to the Israeli CPI	14	-	-	(102,888)	(159,916)	(159,916)	(606,165)	-	(1,028,885)	6.0
		(12,225)	(15,880)	(302,663)	(172,046)	(919,894)	(606,165)	-	(2,028,873)

Financial instrument with variable interest rate
Long-term deposits and loans receivables	8	15,770	36,836	368	398	-	-	129,107	182,479	4.3
Loans from banks and financial institutions:	14
Linked to the Euro		(46,200)	(358,261)	(21,279)	(21,278)	(21,279)	(98,148)	-	(566,445)	5.5
Linked to the NIS		-	(211,438)	-	-	-	-	-	(211,438)	7.2
Linked to the US Dollar		-	(84,736)	-	-	-	-	-	(84,736)	7.5
Debentures linked to the US dollar		-	-	(6,219)	(12,438)	(12,438)	(31,095)	-	(62,190)	8.1
Convertible debentures linked to the US Dollar		-	-	(57,037)	-	(20,990)	-	-	(78,027)	8.7
		(30,430)	(617,599)	(84,167)	(33,318)	(54,707)	(129,243)	129,107	(820,357)

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 -                      FINANCIAL INSTRUMENTS (CONT.)

D.           Foreign currency risk

The Company has loans and deposits which are linked to foreign currency (Mainly Euro, US Dollar and British Pound). In addition, the Company's debentures are linked to the Israeli CPI and the US Dollar. Fluctuations in the exchange rates of these currencies against the NIS and/or the Israeli CPI could have an affect on the Company's finance expenses (income). Part of the long term loans (mainly Euro and US Dollar) were utilized for financing an investment in an autonomous investee and they were provided in the functional currency of the investee. Therefore, exchange rate differences in respect of these loans are charged directly to cumulative foreign currency translation within the shareholder equity.

E.           Fair Value of financial instruments

The principal methods and assumptions which served to compute the estimate fair value of the financial instruments are as follows:

(1)
Financial instruments included in current assets (cash and cash equivalents, deposits and marketable securities, trade receivables and other current assets)  or current liabilities (short-term credit, suppliers and other current liabilities) - Due to their nature, their fair values approximate to those presented in the balance sheet.

(2)
Financial instruments included in investments and long-term receivables- mainly loans and deposits which bear variable interest rate and accordingly their fair value is approximate to those presented in the balance sheet.

In accordance with the provisions of Standard No. 22 ,fair value of investment in associated, which are presented in the consolidated balance sheet at the equity method, was not computed.

(3)
Financial instruments included in long- term liabilities- the fair value of the traded liabilities is determined according to closing prices as of the balance sheet date quoted on the Tel- Aviv Stock Exchange, multiplied by the quantity of the marketable financial instrument issued as of that date.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 -                      FINANCIAL INSTRUMENTS (CONT.)

E.           Fair Value of financial instruments (cont.)

The fair value of non-traded liabilities at fixed rate interest is determined according to the present value of future cash flows, capitalized at a discount interest rate which reflects, in the estimation of the Company, the level of risk embedded in the financial instrument.

The following table presents the book value and fair value of groups of financial instruments, which are presented in the financial statements at other than their fair value:

	Book value (1)		Fair value
	As of December 31
	2006	2005	2006	2005

Financial liabilities
Long- term loans at fixed rate interest (2)	1,012,501	194,095	981,027	195,632
Debentures (3)	1,100,465	-	1,163,075	-

(1)	Principal and accrued interest as of the balance sheet date.

(2)	The fair value is based on a calculation of the present value of cash flows at the customary interest rate for a similar loan with similar characteristics.

(3)	The fair value is based on quoted prices in an active market as of the balance sheet date.

The fair value of the Company's long term loans and debentures which bear fixed interest rates would be decreased by approximately NIS 81.6 million ($19.3 million) if an increase of 1% in the discounts rates will occur.

F.           Swap  Transaction

Several companies within the B.H. Group have entered into a Swap transaction with a foreign financial institution (which granted thereto a variable-interest bearing loan), with respect to the interest rate on the loan principal. The Company’s share in the principal amount of the loans and in the fair value of the transaction (asset) as of December 31, 2006, based on the market valuation of transactions similar thereto (considering all terms and conditions thereof), totals NIS 25.7 million ($6.1 million).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 -                      FINANCIAL INSTRUMENTS (CONT.)

G.           Linkage basis report

As of December 31, 2006
						Other	Adjustments to
	Israeli NIS		Euro	GBP	US Dollar	Currencies	Consolidation	Total
	Unlinked	Linked
	R e p o r t e d i n N I S m i l I i o n

Current Assets
Cash and cash equivalents	665	-	1,200	20	244	22	-	2,151
Short-term deposits and investments	133	-	22	19	74	15	16	279
Trade accounts receivable	4	-	18	17	4	8	-	51
Receivables and other debit balances	7	-	38	4	9	64	-	122

Long-Term Investments and Receivables
Deposits, loans and other long-term balances	5	-	59	-	122	2	(16)	172
Investments in investees and other companies	-	-	11	-	6	-	-	17

Assets Related to Discontinuing Operation	-	-	12	-	-	-	-	12

Total assets	814	-	1,360	60	459	111	-	2,804

Current Liabilities
Short-term credits	17	-	275	-	125	19	58	494
Suppliers and service providers	12	-	27	22	8	38	-	107
Payables and other credit balances	80	-	31	42	48	28	-	229

Long-Term Liabilities	216	1,029	794	807	246	-	(58)	3,034

Liabilities Related to Discontinuing Operation	-	-	-	-	41	-	-	41

Total liabilities	325	1,029	1,127	870	469	85	-	3,905

Excess assets over liabilities (liabilities over assets)	489	(1,029)	233	(810)	(10)	26	-	(1,101)

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 -                      FINANCIAL INSTRUMENTS (CONT.)

F.           Linkage basis report (cont.)

As of December 31, 2005
					Other	Adjustments to
	Israeli NIS	Euro	GBP	US Dollar	Currencies	Consolidation	Total
	Unlinked
	R e p o r t e d i n N I S m i l I i o n

Current Assets
Cash and cash equivalents	7	364	34	65	19	-	489
Short-term deposits and investments	18	45	4	151	22	-	240
Trade accounts receivable	4	5	11	10	5	-	35
Receivables and other debit balances	16	23	2	7	25	-	73

Long-Term Investments and Receivables
Deposits, loans and other long-term balances	-	35	-	24	3	-	62
Investments in investees and other companies	-	10	-	6	-	-	16

Assets Related to Discontinuing Operation	-	13	-	-	-	-	13

Total assets	45	495	51	263	74	-	928

Current Liabilities
Short-term credits	23	305	-	268	-	59	655
Suppliers and service providers	12	29	15	11	15	-	82
Payables and other credit balances	46	38	21	38	21	-	164

Long-Term Liabilities	16	745	611	327	43	(59)	1,683

Liabilities Related to Discontinuing Operation	-	5	-	57	-	-	62

Convertible debentures	-	-	-	62	-	-	62

Total liabilities	97	1,122	647	763	79	-	2,708

Excess assets over liabilities (liabilities over assets)	(52)	(627)	(596)	(500)	(5)	-	(1,780)

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 -                      SUBSEQUENT EVENTS

A.
In April and May 2007, the Company issued approximately NIS 514 million aggregate principal amount of unsecured non-convertible Series D debentures, to investors in Israel. The debentures bear interest at a rate of 5% per annum and linked (principal and interest) to increases in the Israeli CPI. The principal amount will be repayable in eight annual equal installments commencing in April 2013 and ending in April 2020.The Company has undertaken to use its best efforts to register the debentures for trade on the TASE no later than August 30, 2007.During that period or trough registration for trade in TASE, the Company has undertaken to pay an additional interest at an annual rate of 0.5%. The debentures will be prepaid at the option of the trustee or the holders of the Series D debentures, if the securities of Company are de-listed from trade on the TASE and on the Nasdaq Gloabl Market jointly.

Series D debentures were rated A1, on a local scale, by Midroog Ltd. See in addition Note 14H.

B.
On February 7, 2007, Elscint has signed heads of terms (as amended on April 22, 2007) for the sale of the entire interest in its wholly owned subsidiary, S.L.S. Sails Limited, which owns and operates the Arena shopping and entertainment center (“Arena”), located at the Herzlia Marina in Israel. Pursuant to the heads of terms, Israel Financial Levers Ltd. (“Purchaser”) will acquire the entire rights in and to Arena in consideration for an assets value of NIS 538.0 million ($127.3 million). A price adjustment of up to an additional NIS 10.5 million ($2.5 million) will be paid subject to the attainment of certain conditions agreed upon between the parties. The cash consideration payable upon consummation of the transaction will be calculated according to the agreed upon value of Arena with the addition of monetary balances and net of bank loan and other monetary liabilities as will be reflected in the audited balance sheet at the closing.

The Purchaser paid to Elscint non-refundable deposit (“The deposit”) in the amount of NIS 20.1 million ($5.0 million). The Deposit will be considered as final and agreed upon compensation of the Purchaser to Elscint in case that the Transaction will not be consummated or as payment on account of the total consideration if the transaction will be consummated. On June 14, the parties executed a definitive agreement in respect of the transaction. The consummation of the transaction is anticipated to be at the end of June 2007.

C.
On May 8, 2007, PC has formally completed the handover of the Rybnik Plaza and Sosnowiec Plaza commercial and entertainment centers in Poland to Klepierre. These commercial centers were pre-sold to Klepierre in July 2005 (See Note 9b(3)(e)) .The actual closing consideration, subject to the fulfillment of certain conditions, resulted in an additional consideration of €18.6 million (NIS 103 million; $24.5 million) than the one agreed upon in July 2005 transaction. The revenues from selling these assets will be recorded in the following quarters of 2007.

D.
On May 8, 2007 PC announced that it has agreed the sale of the Duna Plaza offices in Budapest, Hungary, to Klepierre for a consideration of €14.2 million (NIS 79 million; $187 million) (see Note 10B.(6)).  Furthermore, PC has agreed with Klepierre to proceed with the development of the extension to the Duna Plaza Centre on an adjacent area of land, which is anticipated to be completed by 2010.

E.	For other subsequent events, see Notes 9B.(3)f, m & n, 20A.(12) and 18C.(i).

F.
During March 2007 the Romanian National Department of Anticorruption resume the criminal investigation against number of suspects for certain events relating to the period prior to the acquisition of control in Bucuresti by B.H. Such criminal indictment was returned-in December 2005- by the Romanian court to the prosecution office for its resubmission .Such criminal investigation may have an indirect effect on the validity of the privatization and thereby an indirect effect on Domino's rights in Bucuresti, notwithstanding Domino is not being investigated.

Considering the fact that Domino does not have any quality in this investigation the Company estimates, based on a legal advice received, that the final result of this investigation will not have a material effect on its rights in the shares of Bucuresti.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 -                      SUBSEQUENT EVENTS (CONT.)

G.
On May 30, 2007 Maalot, the Israel Securities Rating Company Ltd. (“Maalot”) has approved a rating of “A+/Positive”, for PC to raise new debt up to the amount of $400 million. In case PC decides to proceed with such offer, it anticipates that its debentures would be linked to the Israeli CPI, while the exact rate of interest would be determined at tender.

H.
On June 5, 2007, the Company executed a Framework Heads of Terms for the establishment of a joint venture with one the leading real estate developers in Bangalore, India, which became valid on June 6, 2007 following fulfillment of certain pre-conditions. The joint venture company to be established (“JV Company”) will be held 50% by each of the Company and the local partner. Subject to the fulfillment of certain conditions, the JV Company will acquire ownership and development rights in approximately 190 acres of land situated in an upscale section of Bangalore. Additionally, the Indian partner will assign to the JV Company joint development rights with the owners of an adjacent area of land measuring approximately 100 acres. The consummation of the transaction is subject to fulfilment of certain agreed conditions, principally the satisfactory completion of due diligence investigations, and change of zoning to parts of the subject area.

Subject to the fulfillment of the conditions to closing, it is anticipated that the Company will invest an aggregate amount of approximately $180 million (NIS 760 million) in the land acquisition transactions, of which $50 million (NIS 211 million) has been paid as an advanced payment upon signature of the Heads of Terms. Such advance payment will be returned to the Company should the preliminary conditions of the agreement not be fulfilled. The Company intends to offer PC to take up a 50% participation in the Company’s share of the joint venture. PC participation requires the approval of its various corporate organs.
The JV Company intends to develop these extensive land areas for the construction of a large scale residential project.

I.
On June 13, 2007, B.H. consummated a transaction for the sale of its 50% interest in a company (“Andrassy”) which owns the building known as the “Ballet Institute Building” located at Budapest, Hungary. The transaction reflects an asset value of €30 million (NIS 167 million; $40 million). As a result of this transaction, the Company will record a gain (before tax) of approximately NIS 60-65 million($ 14-15 million) in the second quarter of 2007.

Upon consummation of the transaction all existing agreements relating to the asset have been cancelled by mutual agreement and without prejudice.

J.
On June 10, 2007 the plaintiffs mentioned in Note 17 B (1) submitted, per the court's decision, updated class-action request and claim action. The main change appearing in the updated request and claim was the deletion of the previous abovementioned principal remedy with the following requested principal remedy:

 With respect to Elscint's shares which were sold after the submission of the claim- compensation in the amount of the difference between the price sale and 14$. With respect to Elscint's shares which were not sold after the submission of the claim- compensation in the amount of the difference between 7.25$ and 14$.

In addition, the plaintiffs requested a new request (which did not appear in the original claim) to add to the 14$ price annual interest at a rate of 14.2% to 16.3%.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in Israel ("Israeli GAAP"), which differ, in certain significant respects, from those generally accepted in the United States ("U.S. GAAP"), as follows:

A.	Differences between Israeli GAAP and U.S. GAAP

1.	Effect of inflation

In accordance with Israeli GAAP. Through December 31, 2003, the Company’s financial statements were prepared in adjusted values (in NIS of constant purchasing power), on the basis of changes in the consumer price index. On January 1, 2004, Accounting Standard No. 12 of the IASB came into effect ("Standard 12"). In accordance with the provisions of Standard 12, adjustment of financial statements to the inflation ceased commencing January 1, 2004 with adjusted amounts of non-monetary items which were included in the balance sheet as of December 31, 2003, used as the basis for the nominal financial reporting as of and from January 1, 2004. Amounts presented in the financial statements for all periods were, therefore, included in values to be hereinafter referred to as "Reported amounts".

In accordance with U.S. GAAP. The financial statements should be expressed in nominal historical terms.

As permitted by the United States Securities and Exchange Commission rules for foreign private issuers whose financial statements comprehensively include the effects of inflation, price level adjustments have not been reversed in the reconciliation of Israeli GAAP to the U.S. GAAP financial statements.

2.	Jointly controlled companies

In accordance with Israeli GAAP. The financial statements of jointly controlled companies are included in the consolidated financial statements in accordance with the “proportionate consolidation method”.

In accordance with U.S. GAAP. Investments in jointly controlled companies are accounted for by the equity method. However, use of the proportionate consolidation method is permitted by Securities and Exchange Commission rules for a foreign issuer. Use of proportionate consolidation does not have any effect on the income (loss) and/or shareholders' equity. Differences in classifications or display of items in the balance sheet, in the statement of operations and in the statement of cash flows, that result from using proportionate consolidation, are not required to be included in the reconciliation to the U.S. GAAP financial statements. However, summarized data on a pro forma basis, regarding reporting differences between the proportionate consolidation method and the equity method, is provided in item B.3 below.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.           Differences between Israeli GAAP and U.S. GAAP (Cont.)

3.	Deferred tax

        a.        Deferred taxes in respect of inflation adjustment

In accordance with Israeli GAAP. Through December 31, 2004 deferred taxes in respect of inflation adjustments of fixed assets are provided only to the extent that such fixed assets are depreciated over a period not exceeding 20 years.

On January 1, 2005, Accounting Standard No. 19 of the IASB ("Standard 19") came into effect. In accordance with the provisions of Standard 19, the Company initially included in its financial statements of 2005 deferred taxes in respect of adjustment component for land and buildings, as "cumulative effect for the beginning of the year due to a change in accounting method" in the statement of operations and in the statement of changes of shareholders’ equity for the  year ended December 31, 2005.

Thus, as from January 1, 2005 no difference between Israeli GAAP and US GAAP regarding this issue, exists.

In accordance with U.S. GAAP. Deferred taxes are provided on all such inflation-adjustments, to the extent that they are temporary differences, regardless of the period through which they will be depreciated or when they will be deductible for tax purposes.

      b.       Deferred taxes in respect of business combination

In accordance with Israeli GAAP. Through December 31, 2004, deferred taxes were recorded for differences between the assigned value, at the acquisition date, and their value for tax purposes, of identifiable assets and liabilities of subsidiaries, upon acquisition of the investment therein, except for assets for which depreciation is not allowable for tax purposes (e.g. land and similar assets). In accordance with the provisions of Standard 19, which came into effect as from January 1, 2005, deferred taxes are to be recorded for such differences as long as such differences relate to transactions occurring as of that date and thereafter.

In accordance with U.S. GAAP. Deferred taxes are recorded for temporary differences mentioned in the preceding paragraph, in respect of assets whether or not their depreciation is allowed for tax purposes.

          c.      Tax effect on items initially charged or credited to shareholders’ equity

Any related tax effects in respect of items charged or credited directly to shareholders’ equity during the current year, should also be included directly in equity.

In accordance with Israeli GAAP. Current-year deferred taxes related to prior-years equity items arising from (i) changes in assessments of recovery of deferred tax assets; or (ii) changes in tax rates, tax laws, or other measurement factors, should be included directly in shareholders' equity.

In accordance with U.S. GAAP. The tax effect for deferred taxes related to prior years as mentioned above should usually be included in the statement of operations.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

3.	Deferred tax (cont.)

d.         Initial recognition of an asset or a liability

For temporary differences which arise on initial recognition of an asset or a liability:

In accordance with Israeli GAAP. It is not allowed to recognize deferred tax asset or liability on initial recognition, when temporary differences generated upon initial recognition of goodwill or upon transaction not in respect with a business combination, and that which at the initial recognition thereof had no effect on the accounting or tax net income.

In accordance with U.S. GAAP. EITF 98-11 addresses recognition of deferred taxes resulting from purchases of assets which are not business combination. Thus, even if the transaction is not a business combination, and affects neither accounting income nor taxable income, an entity should recognize the resulting deferred tax liability or asset and adjust the carrying amount of the asset by the same amount.

4.    Stock-based compensation

a.         Accounting treatment through December 31, 2005

In accordance with Israeli GAAP. The Company was not obliged to recognize stock based compensation expenses in respect of share based payment transactions (including shares granted to employees against loans which constitute the sole security for the loans repayment, that are treated as options), granted by it to employees and/or directors. The Company recorded only dividend payments in respect of shares granted to employees against loans as compensation cost.

In accordance with U.S. GAAP. The Company applies the intrinsic value method for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and in accordance with FASB Interpretation No. 44. Pursuant to these accounting pronouncements, the Company recorded compensation for stock options in respect of fixed awards (i.e., award in which the number of shares granted and their exercise price is fixed and known at the grant date), granted to employees and/or directors over the vesting period of the options, based on the difference, if any, between the exercise price of the options and the fair value of the underlying shares as of the date of grant. Dividend payments was also recorded as compensation cost.
With respect to variable awards, changes in the market price of the underlying shares at each balance sheet date, may affect the aggregate amount of compensation recorded.

Accordingly, in some of the Company's and its subsidiaries' stock option plans, no compensation expenses has been recognized for options granted, as grants were made at the quoted market value of the underlying shares. However, in stock option plans, adopted by one of the Company's subsidiaries, a privately held company (see Note 9B(2) above), its Board of Directors determined that, at the various times of issuance of its stock options under two Stock Option Plans, the fair value of the shares underlying the stock options exceeded the stock option exercise prices by an accumulated amount of approximately $9.2 million. Deferred compensation is amortized to compensation expenses over the vesting period of the options and is included as salary, as part of the cost of revenues, research and development costs, selling and marketing expenses and general and administrative expenses, as the case may be.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

4.     Stock-based compensation (cont.)

            a.     Accounting treatment through December 31, 2005 (cont.)

Grants to other-than employees/directors are accounted for at fair value as of the date of grant, in accordance with SFAS No. 123, “Accounting for Stock-based Compensation” (“SFAS No. 123”), as amended by SFAS 148 and related interpretations and in accordance with EITF 96-18.

Regarding pro-forma effect, according to SFAS No. 123, see B.5.A. below.

            b.     Accounting treatment from January 1, 2006

Commencing January 1, 2006 the Company apply the provisions of Standard 24 of the IASB in its  Israeli GAAP financial statements and the provisions of SFAS 123R in its U.S. GAAP financial statements. The followings are the material differences between Standard 24 and SFAS 123R in respect of the Company's share based arrangements:

(i)       Transitional provisions

In accordance with Israeli GAAP. Standard 24 is effective for periods beginning on or after January 1, 2006 ("effective date"). Pursuant to the transition provisions set forth in the Standard, the Company applied this standard to grants of shares, stock options or other equity instruments that were granted after March 15, 2005 and had not yet vested at the effective date. The Standard also apply to modifications of grants which were executed after March 15, 2005 and which related to awards granted before that date.

Dividend payments in respect of awards granted prior to March 15, 2005 are recorded as compensation costs in the statements of operations.

In accordance with the provisions of Standard 24 the Company retrospectively applied its guidance in the financial statements for the year ended December 31, 2005 and recorded additional expenses in the amount of NIS 1.7 million (net of minority interest NIS 1.2 million).

In accordance with U.S. GAAP. The provisions of SFAS 123R apply to all awards which were granted by the Company after January 1, 2006 and to awards modified, repurchased, or cancelled after that date.

In respect of awards granted prior to January 1, 2006, which are not vested at that date, the Company has elected to apply the modified prospective transition method under which the Company is required to recognize compensation cost for all such awards commencing January 1, 2006 based on the grant-date fair value of those awards calculated for pro-forma disclosure under SFAS 123.

Dividend payments are not recognized as compensation costs.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

        4.    Stock-based compensation (cont.)

            b.    Accounting treatment from January 1, 2006 (cont.)

                 (ii)    Recognition of compensation cost

Within the framework of PC's options plan in October 2006, PC designated 5,424,436 options for grant to the Company's directors and its controlling shareholder ("Oferees"). Such grants are subject to the approval of the Company's additional organs. As of December 31, 2006 such approvals were not yet obtained.

In accordance with Israeli GAAP. The Company should recognize expenses in respect of such options from the date that the Oferrees begun rendering services to the Company.  In this situation, the Company should estimate the grant date fair value of the equity instruments (e.g., by estimating the fair value of the equity instruments at the end of the reporting period), for the purposes of recognizing the services received during the period between service commencement date and grant date.  Once the date of grant has been established, the entity should revise the earlier estimate so that the amounts recognized for services received in respect of the grant are ultimately based on the grant date fair value of the equity instruments.

In accordance with U.S. GAAP. Compensation costs for such options should not be recognized prior to receiving all necessary approvals, when the approvals are not a formality.

    5.     Issuance of shares by a development stage investee

In accordance with Israeli GAAP. The increase in the Company's share in the net asset value of a development stage investee, as a result of an issuance of shares by the investee to third parties, is recorded as deferred income, which is charged to the statement of operations over a three year period or up to the Company's share in investee's losses during the relevant period, whichever is higher, on cumulative basis.

In accordance with U.S. GAAP. The increase in the Company's share in the investee's net asset value, is included directly in shareholders' equity.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

6.	Implementation of the equity method

a.
Investment previously accounted for on the cost basis which becomes qualified for use of the equity method, due to an increase in the level of ownership as a result of acquisition by the Company of additional voting stock of the investee or due to a change in the investor's status because of no longer meeting the applicable Venture Capital Investment Fund conditions, is treated as follows:

In accordance with Israeli GAAP.  The company (the Investor) should implement the equity method only from the date the investment become qualified for use of the equity method (i.e. from the date the change has occurred) and thereafter. Restatement of previous years' data, presented within the financial statements, is not required or permitted.

In accordance with U.S. GAAP. The investment, results of operations (current and prior periods presented) and retained earnings of the company, should be adjusted, retroactively, by applying the accounting of step-by-step acquisition of the investee's stock.

b.
In accordance with Israeli GAAP. Through December 31, 2005, goodwill was amortized periodically over its respective estimated useful life, and was reviewed periodically - as part of the investment as a whole whenever there are indicators - for impairment. Commencing January 1, 2006, goodwill in respect of associated companies will no longer be amortized but rather examined – as part of the investment as a whole – whenever there are indicators for impairment.

In accordance with U.S. GAAP. Goodwill related to equity method investees is not amortized (as from January 1, 2002 and thereafter) but is tested for impairment under the provisions of APB 18.

c.
In circumstances where the Company's ownership in an investee company (mainly, venture capital investments) is in the form of preferred securities or other senior securities, the Company records equity losses based on the ownership level of the particular investee securities or loans extended by the Company to which the equity method losses are being applied.

In accordance with Israeli GAAP. If the investor is able to exercise significant influence over the investee's operational and financial policies, the equity method of accounting shall be applied.

In accordance with U.S. GAAP. Effective for reporting periods beginning after September 15, 2004, the equity method of accounting is no longer to be applied in respect of investments that are not common stock (or in-substance common stock), regardless of the Company's ability to carry out through such securities significant influence over the investee's operational and financial policies.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

7.	Capitalization of financial expenses during the construction period

In accordance with Israeli GAAP. The amount of financial expenses to be capitalized for qualifying assets, include exchange rate differences, incurred during the assets' construction period.

In accordance with U.S. GAAP. Financial expenses eligible for capitalization for qualifying assets include only interest costs, and do not include exchange rate differences.

8.	Impairment of long-lived assets and investments

Throughout the process of assessing the need for recording an impairment loss, the Company considers certain indicators, so as to trigger an impairment review.

In accordance with Israeli GAAP. As from January 1, 2003, the impairment review for such assets is based on the assets' estimated net selling price or the estimated value-in-use, based on discounted cash flows expected to be generated by those assets, whichever is higher.
According to the provisions set forth in opinion No. 68 of the ICPAI (which were in effect through December 31, 2002), in case of a decline in value (other than of a temporary nature) that causes the fair value of an investment in an autonomous foreign investee company (including, subsidiaries) to be less than its carrying amount, a provision for the decline in fair value was provided. See also sub-section A.9.a. below.
Through December 31, 2005, goodwill was amortized over its estimated useful life, and was reviewed periodically whenever there were indicators, for impairment. Commencing January 1, 2006 positive goodwill presented in the balance sheet on December 31, 2005 will no longer be amortized but rather examined for impairment. Such examination will be at least annually or more frequently whenever there are indicators for impairment loss.

In accordance with U.S. GAAP. The impairment review for such assets that are held for use is based on undiscounted future cash flows expected from the holding and use of these assets in accordance with SFAS 144 (“Accounting for the Impairment or Disposal of Long-Lived Assets”).
Goodwill, arising from business combination, is not amortized (effective January 1, 2002), but is tested for impairment, at least annually or more frequently whenever there are indicators for impairment loss, using a two-steps method.

The first step of the test, in order to ascertain if a decline in value of the goodwill has, in fact, taken place, is performed by means of a comparison of the fair value of the reporting unit with its net asset value, including the goodwill.

If the result is that the fair value of the reporting unit is less than its net asset value including goodwill, the second step is to be performed in order to measure the amount of impairment loss, by comparing the value of the goodwill unit with its carrying amount. If the value of the goodwill is less than its carrying amount, an impairment loss should be recognized.

Fair value of goodwill will be determined by allocating the fair value of the reporting unit from the first step to all assets and liabilities of that unit, with the residual is to be goodwill.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

9.	Realization of capital reserve from translation adjustment

a.	As a result of impairment loss recognition:

In accordance with Israeli GAAP. Through December 31, 2002, such an impairment loss was charged directly against any credit balance in the capital reserves for translation adjustments, previously recorded in respect of this investment. Commencing January 1, 2003, (the date a new accounting standard regarding impairment of assets became effective in Israel) such a decline in value is charged directly to the statement of operations. Thus, as from that date no difference between Israeli GAAP and U.S. GAAP regarding this issue, exists.

In accordance with U.S. GAAP. Capital reserves for translation adjustments are realized only upon sale or upon complete (or substantially complete) liquidation of the investment in the foreign entity. Realization of such capital reserve as a result of recording a provision for impairment loss, is prohibited.

b.         As a result of a repayment of a monetary balance of a capital nature:

In accordance with Israeli GAAP. The accumulated translation adjustment relating to such monetary balance, is released to the statement of operations.

In accordance with U.S. GAAP. Capital reserves for translation adjustments are realized only upon sale or upon complete (or substantially complete) liquidation of the investment in the foreign entity. Realization of such capital reserve, as a result of a repayment of a monetary balance of a capital nature, is prohibited.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

10.	Derivative financial instruments

a.	The Company leases its commercial centers under long-term contracts. The leases were denominated, generally, in Euro (some are denominated in dollars), most of which were linked to the Euro Index.

In accordance with Israeli GAAP. Derivatives embedded within non-derivative instruments, should not be bifurcated from the host instruments and are treated for accounting purposes together with the host instrument.

In accordance with U.S. GAAP. According to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (“SFAS 133”), a "derivative" is typically defined as an instrument whose value is derived from an underlying instrument, index or rate, has a notional amount, requires no or little initial investment and can be net settled.  Derivatives include, but are not limited to, the following types of investments: interest rate swaps, interest rate caps and floors, put and call options, warrants, futures, forwards and commitments to purchase securities and combinations of the foregoing.
Derivatives embedded within non-derivative instruments, must be bifurcated from the host instrument and accounted for in accordance with SFAS 133, when the embedded derivative is not clearly and closely related to the host instrument. Rental for the use of leased assets and adjustments for inflation on similar property are considered to be clearly and closely related. Thus, the inflation-related derivative embedded in an inflation-indexed lease contract is not bifurcated from the host contract.
In conformity with SFAS 133, foreign currency forward contracts that are embedded within such lease contract ("the host contract") should be bifurcated and accounted for separately. The bifurcated forward contracts are recorded at their fair value while changes in their fair values are charged to the statement of operations and classified under financial income, (expenses) net.
An embedded foreign currency instrument is not bifurcated from the host contract, if (i) contracts in which specified volumes of sales of one of the parties to the contract serve as the basis for settlement ("underlying"); (ii) the host contract is not a financial instrument and it requires payments denominated in the functional currency of any substantial party to that contract, determined based on the conditions exists at the inception of the lease agreement.

b.	In order to partially hedge the risk of variable interest rate on long term loans, the Company fixed certain variable interest rates by swap transactions.

In accordance with Israeli GAAP. Derivative financial instruments that are designated for hedging cash flows are not presented as assets or liabilities. The results of the derivatives are charged to the statement of operations concurrently with the charging of the results from the hedged liability.

In accordance with U.S. GAAP. Derivative financial instruments that are designated for hedging cash flows, are stated, according to FAS No. 133, at their estimated fair value. Changes in their fair value during the reporting period are charged, when occurred, as capital reserve, under other comprehensive income, in shareholders’ equity and transferred to the statement of operations concurrently with charging of the interest from the hedged liability to the statement of operations.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

11.	Discontinued operations - Determination of a "component of an entity"

Upon realization of a "component of an entity" the results thereof should be accounted for as discontinued operations.

In accordance with Israeli GAAP. A "component of an entity" comprises operations that (i) can be distinguished operationally and for financial reporting purposes, from the rest of the entity; and (ii) represent a separate major line of business or geographical area of operations. The applicable Israeli principles do not address a "reporting unit" (as defined in Standard No. 15 of the IASB) to be considered "a component of an entity" for discontinued operation purposes.

In accordance with U.S. GAAP. A "component of an entity" comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A "component of an entity" may be a "reportable segment" or an "operating segment" (as those terms are defined in SFAS No. 131), a "reporting unit" (as that term is defined in SFAS No. 142), a subsidiary, or an "asset group" (as that term is defined in SFAS No. 144). The results of operations of a "component of an entity" that either has been disposed of or is classified as held-for-sale, shall be reported as discontinued operations, if both of the following conditions are met: (i) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction; and (ii) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.
Each operational hotel or operational commercial center is, as of the date of the financial statements, the lowest level at which the operations and cash flows can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. Therefore, each operational hotel and/or operational commercial center which were disposed of is considered for discontinued operations purpose, as a "component of the entity".

12.	Subsequent events - dividend

If a dividend is declared subsequent to the balance sheet date but before the financial statements are issued, the dividend is not recognized as a liability at the balance sheet date.

In accordance with Israeli GAAP. Such dividend is to be recorded as a separate item in the shareholders' equity, named "declared dividend after the balance sheet date".

In accordance with U.S. GAAP. Such dividend is not recorded as a separate item in the shareholders' equity.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

13.	Convertible debenture

A subsidiary of the Company has issued convertible debentures.

In accordance with Israeli GAAP.

Through December 31, 2005, convertible debentures were included based on conversion probability tests, as set out in Opinion No. 53 of the ICPAI. Debentures, whose conversion was not probable, were presented at their liability value. Debentures, whose conversion was probable were included as a quasi-equity item between liabilities and shareholders equity, at the higher of their monetary or non-monetary value. In accordance with the provisions of Standard No. 22, as effective from January 1, 2006, the liability component and the conversion option component should be measured at the date of their issuance and should be recognized separately in the balance sheet. The fair value of the liability component is determined based on the interest rates customary to similar debentures having no conversion rights. The difference between the convertible debenture's proceeds and the fair value of the liability component is attributed to the conversion option and is recognized in the consolidated financial statements as a minority interest (included in shareholders' equity in the financial statements of the subsidiary).

In accordance with U.S. GAAP.

Convertible debentures are recorded as liabilities at their monetary value. In accordance with EITF No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments", embedded "beneficial conversion features" included in convertible securities, should be valued separately at issuance. The embedded "beneficial conversion feature" should be recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in the financial statements of the subsidiary. In the consolidated financial statements it will be part of minority interest. That amount should be calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other securities into which the debentures are convertible, multiplied by the number of shares into which the security is convertible (intrinsic value).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

14.       Principles of consolidation in respect of "Variable Interest Entities" ("VIE")

In accordance with Israeli GAAP. Statement of Opinion No. 57 of the ICPAI, which constitutes the sole prevailing pronouncement for consolidation principles in Israel, does not deal with control achieved through means other than voting rights.

In accordance with U.S. GAAP. Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an interpretation of ARB 51”, provides a new framework for identifying variable interest entities ("VIE") and determining when a company should include the assets, liabilities and results of operations of a VIE in its consolidated financial statements. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46-R”) to address certain FIN 46 implementation issues.
An entity is considered as a VIE when (i) the equity investment at risk is not sufficient to permit the entity from financing its activities without additional subordinated financial support from other parties; or (ii) equity holders either: (a) lack direct or indirect ability to make decisions about the entity; (b) are not obligated to absorb expected losses of the entity; or (c) do not have the right to receive expected residual returns of the entity if they occur. If an entity or investment is deemed to be a VIE, an enterprise that absorbs a majority of the expected losses of the VIE or receives a majority of the residual returns (if no other variable interests absorb majority of the VIE's losses), or both, is considered the "primary beneficiary" and must consolidate the VIE.
FIN 46 was effective immediately for VIEs created after January 31, 2003. For VIEs created before January 31, 2003, the provisions of FIN 46, as revised, were adopted as of December 31, 2004. The Company evaluated its investee companies in respect of the need for adoption of FIN 46-R and it was determined that one of its investee companies (which, in accordance with the Israeli GAAP, is consolidated on the basis of the proportionate-consolidation method), should be fully consolidated in the Company's financial statements, in accordance with U.S. GAAP.

15.      Convertible securities of investees

In accordance with Israeli GAAP. Through December 31, 2005 the Company was required to record a provision for losses which may incur as a result of the dilution of its shareholdings in investees upon exercise of vested share options, when it was probable that they will be exercised. These provisions were terminated by Standard No. 22 of the IASB, which is effective as from January 1, 2006 and which requires that loss resulting from the dilution of the Company's shareholding in investee will be recorded only at the event the convertible securities of the investees were exercised into shares. Thus as from that date no difference between Israeli GAAP and U.S. GAAP regarding this issue, exits.

In accordance with U.S. GAAP. A loss resulting from the dilution of a Company's shareholdings, in the event the share options are exercised, is recorded in its financial statements only at the time of exercise.

16.       Excess of fair value of aquired net assets over cost

In accordance with Israeli GAAP. The excess of fair value of net assets acquired in a business combination or in acquisition of some or all of the non-controlling equity interest in a subsidiary over cost, should be allocated as a pro rata reduction to the amount that otherwise would have been assigned to all of the acquired non-monetary assets.

In accordance with U.S. GAAP. In accordance with the provisions of SFAS No. 141 such allocation is not permitted to assets of the acquired entity to be disposed of by sale.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

17.              Revenue recognition

a.                Sale of medical systems

In certain cases, a related party of a subsidiary provides financing to its customers, by way of long-term loans.

In accordance with Israeli GAAP. Revenue for such transactions is recognized upon delivery provided that all other criteria for revenue recognition (See Note 2 R) are met.

In accordance with U.S. GAAP. In those transactions the Company applied the presumption that the fee is not fixed or determinable, and therefore deferred the revenues over the term of these loans, based on the due dates of the payments.

b.                Sale of real estate assets, investment and trading property

In accordance with Israeli GAAP. The Company recognized revenues from sales of real estate assets when all the conditions for revenue recognition have been fulfilled. See Note 2R(iv)).
For sales transactions with a certain degree of continuing involvement (for example, in a form of a guarantee to the buyer), revenues are reduced by the estimated exposure to loss related to the continuing involvement.

In accordance with U.S GAAP. For sales transactions with continued involvement of the Company to the buyer for an extended period of time(generally more than five years), the revenues recognized are to be reduced by the maximum exposure to loss which will be resulted from the continuing involvement.

18.              Guarantees provided in favor of third parties

In accordance with Israeli GAAP. A guarantor is not required to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee that is the obligation to stand ready to perform in the event that specified triggering events or conditions occur.

In accordance with U.S. GAAP. According to FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" some disclosures must be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation requires the guarantor to recognize a liability for the non-contingent component of the guarantee, that is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The management of the Company is of the opinion that FIN 45 does not have a material impact on its financial statements.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

19.              Other differences

a.                Translation of profit and loss items:

In accordance with Israeli GAAP. As from January 1, 2004 revenues and expenses of foreign operations constituting "autonomous foreign entities", are translated based on the exchange rate as at the date of transaction, or for sake of practicality, using the average exchange rate for the period. Thus, as from that date, no differences between Israeli GAAP and U.S. GAAP, exists. Principles used through Decembers 31, 2003 provided for translation of all items of the "autonomous foreign entities" financial statements (including those of the statements of operations), based on "closing rates".

In accordance with U.S. GAAP. The transactions included in the statements of operations of an "autonomous foreign entity," were always translated at the actual transaction rates or the average rate for the period.

b.                Start-up costs:

In accordance with Israeli GAAP.

(i)
Pre-operating costs in respect of hotels and/or commercial centers operations are stated at cost and amortized over a three-year period from commencement of full scale operations. In accordance with the provisions of Standard No. 30 of the IASB – which is effective from January 1, 2007 – such costs are not eligible for capitalization but rather should be expensed to the statement of operations as incurred. Thus, as from January 1, 2007 no differences between Israeli GAAP and US GAAP regarding this issue exists.

(ii)	Initiation costs of projects which do not meet capitalization criteria are included as operating expenses.

In accordance with U.S. GAAP. Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-up Activities", requires that all costs of start-up activities (pre-opening, pre-operating and organizational costs) are to be expensed, within operating expenses, as incurred.

c.                Marketable Securities:

In accordance with Israeli GAAP. Investments in marketable securities, designated by management for sale in the short term, are included in current assets at their market value at the balance-sheet date. Changes in value are charged to the statement of operations, as incurred.

In accordance with U.S. GAAP. In accordance with SFAS No. 115, marketable securities that are acquired and held principally for the purpose of selling them within the near future, are classified as trading securities and are reported at their fair value. Unrealized gains and losses in respect of such securities, are included in the statement of operations. Held-to-maturity securities are debt securities for which the Company has the intent and ability to hold to maturity and are reported at amortized cost. Marketable securities not classified as trading securities or held-to-maturity securities, are classified as available-for-sale securities and are reported at their fair value. Unrealized gains and losses in respect of such securities, are included in a separate item within the shareholders’ equity and reported as other comprehensive income.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

19.	Other differences (cont.)

d.         Capitalization of rent costs:

In accordance with Israeli GAAP. Rent costs incurred during the construction period have been capitalized to the cost of the assets.

In accordance with U.S. GAAP. There are two acceptable methods to account for rent costs incurred during the construction period as follows: (i) to expense these costs as incurred in the period they are recognized (the "Expense Method"); or (ii) to capitalize these costs to the cost of the assets (the "Capitalization Method"). The Company applies for U.S. GAAP purposes the Expense Method.

e.         Contingent consideration based on security price:

Consideration for a business combination may be contingent on the change in the market price of the shares issued by the acquirer. Under such an agreement, unless the price of the shares issued equals, at least, an agreed amount ("Specified Amount") on the date such contingency have been resolved ("Specified date") the acquiring corporation is required to issue additional shares or to transfer cash (at the acquirer's sole discretion) in order to make the current value of the total consideration equal to the Specified Amount. The Company in such a transaction elected at the settlement (specified) date to issue additional shares.

In accordance with Israeli GAAP. The shares, which are issued unconditionally at the date the transaction is consummated, should be recorded at their market price at such date. The difference between the market price of such shares upon issuance, and the Specified Amount, is recorded as a monetary liability. Changes in the value of the liability (since the shares issuance through the specified date), are recorded in the statement of operations for each reporting period. On the specified date, by way of issuance of additional shares, such liability is to be charged to share capital and to premium on shares.

In accordance with U.S. GAAP. The shares issued unconditionally at the date the transaction is consummated, should be recorded at the Specified Amount, discounted to its present value. No adjustments on the shareholders' equity and on other balance sheet items are required until and after the contingency is resolved by way of issuance of additional shares.

f.	Costs incurred in connection with an exchange or modification of a debt instrument between an existing borrower and lender:

In accordance with Israeli GAAP. Fees paid by the debtor to the creditor (“Fees”) or costs incurred with third parties (“Costs”) directly related to the exchange or modification of a debt instrument, which is not accounted for as a debt extinguishment, should be accounted as an adjustment to the carrying amount of the new debt, due to the fact that the terms of the old debt and the new debt are not considered substantially different, and are amortized over the remaining term of the replacement or modified debt.

In accordance with U.S. GAAP. Such expenses are distinguished into two categories: (i) Fees paid as part of an exchange or modification, which is not accounted for as a debt extinguishment, should be accounted as an adjustment of interest expense and amortized over the remaining term of the replacement or modified debt instrument; (ii) Costs incurred with third parties, should be expensed, as incurred.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

19.	Other differences (cont.)

  g.              Cost relating to written options:

In accordance with Israeli GAAP. Written options, which permit the option holder to buy or sale shares of investees, are not recorded in the financial statements.

In accordance with U.S. GAAP. SEC long standing position is that written options, which permit the option holder to buy or sale shares of investees, should be reported at their fair value thought the statement of operations.

h.     Cost of raising loans:

In accordance with Israeli GAAP. Commencing January 1, 2006 the Company applied prospectively the provisions of Standard 22 which require offsetting such costs from their related liabilities.

In accordance with U.S GAAP. Such costs are presented as "other assets and deferred charges" in the balance sheet.

20.	Earnings per share ("EPS")

Through December 31, 2005 there were several differences in the calculation of EPS between the Israeli GAAP and U.S. GAAP. Efectively from January 1, 2006, in accordance with Israeli GAAP, is calculated in accordance with the provisions of Standard No. 21, “Earnings per Share” (“Standard 21”).

In accordance with the transition provisions of Standard 21, the Company retrospectively adjusted its EPS data for previous years.

The provisions set forth in Standard 21 - in respect of the Company's EPS data -are similar, in all material respects, to those provided by SFAS 128 under U.S. GAAP.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

21.	Recently issued accounting standards under U.S. GAAP

a.
In February 2006, the FASB issued SFAS 155, accounting for certain Hybrid Financial Instruments, an amendment of FASB statements No. 133 and 140. This statement permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. For the Company, this statement is effective for all financial instruments acquired or issued after January 1, 2007. Earlier adoption is permitted as of the beginning of an entity’s fiscal year. Management is currently evaluating the impact of this statement, if any, on the Company’s financial statements and its results of operations.

b.
In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements", ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, and does not require any new fair value measurements. The application of SFAS 157, however, may change current practice within an organization. For the Company, SFAS 157 is effective for all fiscal years beginning after January 1, 2008, with earlier application encouraged. The Company is currently evaluating the effect that the application of SFAS 157 will have on its financial position, results of operations and cash flows.

c.
In September 2006 , FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans- an amendment of FASB Statement No. 87, 88, 106 and 132 ( R), “ ("SFAS 158"). SFAS 158 requires an employer to recognize as of December 31, 2006 the over-funded or under-funded status of a defined benefit postretirement plan as an asset or a liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income to the extent these charges are not recognized in earning as component of periodic net benefit costs. Effective from 2008 the funded status of a plan should be measured as of the Company's year end. The initial implementation of SFAS 158 did not have a material impact on its financial position, results of operations or cash flows.

d.
In February 2007, FASB issued SFAS No 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No 115 “("SFAS 159"). SFAS 159 permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. For the Company, SFAS 159 is effective beginning January 1, 2008. The Company is currently evaluating the effects, if any, the adoption of SFAS 159 will have on its financial statements.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

A.	Differences between Israeli GAAP and U.S. GAAP (Cont.)

21.	Recently issued accounting standards under U.S. GAAP (cont.)

e.
In June 2006, FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109 "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Additionally, FIN 48 provides guidance on derecognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition. For the Company, this interpretation is effective beginning January 1, 2007. The Company will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect to be recognized as an adjustment to retained earnings. The Company is currently evaluating the effects that the application of FIN 48 will have on its results of operations and its financial condition.

f.
In March 2006, EITF 06-03 "how Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross versus Net Presentation)" was issued. EITF 06-03 provides guidance on how to account for any tax assessed by a governmental authority that is imposed concurrent with a revenue producing transaction between a seller and a customer (e.g.: value added taxes). According to EITF 06-03 such taxes could be presented on either gross or net basis and that accounting policy decision should be disclosed. For the Company, EITF 06-03 is effective from January 1, 2007. EITF 06-03 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

g.
In September 2006 SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements"("SAB 108"), to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires the quantification of misstatements based on their impact on both the balance sheet and the income statement to determine materiality. The guidance provides for a one-time cumulative effect adjustment to correct for misstatements that were not deemed material under a company's prior approach but are material under the SAB 108 approach. For the Company, SAB 108 is effective for December 31, 2006. The implementation of SAB 108 did not have a material impact on the Company's financial position, results of operations or cash flows.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements

1.	Statements of operations:

A.	The Statement Of Operations In Accordance With Israeli GAAP Is Reconciled To U.S. GAAP as follows:

	Year Ended December 31, 2006
	Reported
	Israeli GAAP			U.S. GAAP
	As reported
	in these		Dis-		Con-
	financial	Re-	continued		venience
	statements	conciliations	Operation	Total	translation
	(In Thousand NIS)				US$'000
Revenues
Sale of real estate assets and investments, net	80,218	-	(5,800)	74,418	17,614
Sale of trading property	286,633	(22,541)	-	264,092	62,507
Commercial center operations	110,875	-	-	110,875	26,242
Hotels operations and management	351,610	-	(1,557)	350,053	82,853
Sale of medical systems	85,824	(33,825)	-	51,999	12,307
Realization of investments	697,358	(20,506)	-	676,852	160,201
Other operational income	58,035	-	-	58,035	13,736
	1,670,553	(76,872)	(7,357)	1,586,324	375,470
Costs and expenses
Cost of trading property sold	250,475	-	-	250,475	59,284
Commercial center operations	144,562	(996)	-	143,566	33,980
Hotels operations and management	306,384	(1,504)	(1,207)	303,673	71,875
Medical systems operation	72,515	(8,978)	-	63,537	15,039
Other operationalexpenses	70,251	-	-	70,251	16,628
Research and development expenses, net	62,566	1,453	-	64,019	15,153
General and administrative expenses	67,161	(3,089)	-	64,072	15,165
Share in results of associated companies, net	9,665	5,768	-	15,433	3,653
Financial expenses, net	129,127	(25,203)	(140)	103,784	24,564
Other expenses	36,836	8,335		45,171	10,691
	1,149,542	(24,214)	(1,347)	1,123,981	266,032

Profit (loss) before income taxes	521,011	(52,658)	(6,010)	462,343	109,428
Income taxes (tax benefits)	5,222	(2,940)	(28)	2,254	533

Profit (loss) after income taxes	515,789	(49,718)	(5,982)	460,089	108,895
Minority interest in results of subsidiaries, net	9,691	7,506	-	17,197	4,070

Profit (loss) from continuing operation	525,480	(42,212)	(5,982)	477,286	112,965
Profit from discontinued operation, net of taxes:
Profit from the ordinary activities of the operation	35,664	-	182	35,846	8,484
Gain on discontinuance	-	-	5,800	5,800	1,373
	35,664	-	5,982	41,646	9,857

Net income (loss)	561,144	(42,212)	-	518,932	122,822

Basic earning per share:

Continuing operations	20.83			18.91	4.47
Discontinuing operations	1.41			1.65	0.39
	22.24			20.56	4.86

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

1.	Statements of operations (cont.):

A.	The Statement Of Operations In Accordance With Israeli GAAP Is Reconciled To U.S. GAAP as follows (cont.):
	Year Ended December 31, 2005
	Reported
	Israeli GAAP			U.S. GAAP
	As reported
	in these		Dis-
	financial	Re-	continued
	statements	conciliations	Operation	Total
	(In Thousand NIS)
Revenues
Sale of real estate assets and investments, net	281,661	15,773	(297,434)	-
Commercial center operations	142,957	-	(58,156)	84,801
Hotels operations and management	270,057	-	(2,077)	267,980
Sale of medical systems	75,713	-	-	75,713
Realization of investments	1,958	-	-	1,958
Other operational income	44,409	-	(12,619)	31,790
	816,755	15,773	(370,286)	462,242
Costs and expenses
Commercial center operations	157,640	-	(36,934)	120,706
Hotels operations and management	259,293	244	(1,986)	257,551
Cost and expenses of medical systems operation	50,374	3,286	-	53,660
Other operationalexpenses	46,793	(1,700)	(2,802)	42,291
Research and development expenses, net	59,796	3,701	-	63,497
General and administrative expenses	36,939	-	-	36,939
Share in results of associated companies, net	12,028	(4,223)	-	7,805
Financial expenses, net	122,321	9,295	(25,341)	106,275
Other expenses	57,106	828	-	57,934
	802,290	11,431	(67,063)	746,658

Profit (loss) before income taxes	14,465	4,342	(303,223)	(284,416)
Income taxes (tax benefits)	7,798	(5,752)	1,866	3,912

Profit (loss) after income taxes	6,667	10,094	(305,089)	(288,328)
Minority interest in results of subsidiaries, net	73,795	3,871	-	77,666

Profit (loss) from continuing operation	80,462	13,965	(305,089)	(210,662)
Profit from discontinued operation, net of taxes:
Profit from the ordinary activities of the operation	5,917	-	7,566	13,483
Gain on discontinuance	-	-	297,523	297,523
	5,917	-	305,089	311,006
Cumulative effect of accounting change at the beginning of the year	(622)	622	-	-

Net income	85,757	14,587	-	100,344

Basic earning (loss) per share:

Continuing operations	3.70			(8.35)
Discontinuing operations	0.27			12.33
Cumulative effect for the beginning of the year due to a change in accounting method	(0.03)			-
	3.94			3.98

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

1.	Statements of operations (cont.):

A.	The Statement Of Operations In Accordance With Israeli GAAP Is Reconciled To U.S. GAAP as follows (cont.):

	Year Ended December 31, 2004
	Reported
	Israeli GAAP			U.S. GAAP
	As reported
	in these		Dis-
	financial	Re-	continued
	statements	conciliations	operation	Total
	(In Thousand NIS)

Revenues
Sale of real estate assets and investments, net	131,921	(116,210)	(15,711)	-
Commercial center operations	311,893	-	(243,919)	67,974
Hotels operations and management	218,365	-	(2,080)	216,285
Sale of medical systems	44,049	-	-	44,049
Realization of investments	28,793	(25,381)	-	3,412
Other operational income	13,238	-	(13,238)	-
	748,259	(141,591)	(274,948)	331,720
Costs and expenses
Commercial center operations	271,392	1,914	(160,828)	112,478
Hotels operations and management	207,152	1,507	(1,742)	206,917
Cost and expenses of medical systems operation	26,039	3,830	-	29,869
Other operationalexpenses	3,655	1,699	(3,175)	2,179
Research and development expenses, net	38,158	3,412	-	41,570
General and administrative expenses	43,627	-	-	43,627
Share in results of associated companies, net	15,968	(4,368)	-	11,600
Financial expenses, net	53,569	9,030	9,227	71,826
Other expenses	63,806	(5,529)	(25,274)	33,003
	723,366	11,495	(181,792)	553,069
Profit (loss) before income taxes	24,893	(153,086)	(93,156)	(221,349)
Income taxes (tax benefits)	15,804	(19,641)	(16,863)	(20,700)

Profit (loss) after income taxes	9,089	(133,445)	(76,293)	(200,649)
Minority interest in results of subsidiaries, net	27,448	(2,349)	-	25,099

Profit (loss) from continuing operation	36,537	(135,794)	(76,293)	(175,550)
Profit from discontinued operation, net of taxes:
Profit from the ordinary activities of the operation	6,810	-	60,580	67,390
Gain on discontinuance	-	-	15,713	15,713
	6,810	-	76,293	83,103

Net income (loss)	43,347	(135,794)	-	(92,447)

Basic earning (loss) per share:

Continuing operations	1.56			(6.96)
Discontinuing operations	0.29			3.29
	1.85			(3.67)

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

1.	Statements of operations (cont.):

B.	The reconciliation of net income (loss) in accordance with Israeli GAAP to the loss in accordance with U.S. GAAP, is as follows (reconciling items are shown net of taxes):
		Year ended December 31
		2006	2005		2004	2006
		Reported
						Convenience
						translation
		(in thousand NIS)				US$'000

Net income according to Israeli GAAP		561,144	85,757		43,347	132,815
Less - profit from discontinuing operation, net		(35,664)	(5,917)		(6,810)	(8,441)
Less - cumulative effect of accounting change		-	622		-	-
Net income from continuing operations according to Israeli GAAP		525,480	80,462		36,537	124,374

Deferred taxes	A3	1,258	(2,363)		38,190	298
Stock based compensation	A4	2,270	(6,988)		(7,268)	537
Issuance of shares by a development stage investee	A5	-	-		(13,003)	-
Implementation of the equity method	A6	(5,768)	4,223		4,368	(1,365)
Capitalization of financial expenses during the construction period	A7	23,930	(9,823)		(6,093)	5,664
Provision for impairment loss of long lived assets and investments	A8	(8,335)	158		7,279	(1,973)
Realization of capital reserve from translation adjustments	A9	(26,432)	(2,727)		(99,066)	(6,256)
Derivative financial instruments	A10	-	24,805		(61,120)	-
Discontinued operations	A11	(5,982)	(305,089)		(76,293)	(1,416)
Convertible debentures	A13	(87)	-		-	(21)
Variable interest entity (VIE)	A14	(1,413)	-		-	(335)
Convertible securities of investees	A15	-	6,182		-	-
Excess of fair value of aquired net assets over cost	A16	-	(14,225)		-	-
Revenue recognition	A17	(38,491)	-		-	(9,110)
Other differences	A19	3,350	(1	)10,850	3,267	792
Minority interest in the abovementioned reconciliations		7,506	3,873		(2,350)	1,776
Loss from continuing operations according to U.S. GAAP		477,286	(210,662)		(175,552)	112,965
Income from discontinued operations, net of taxes according to U.S. GAAP	A11	41,646	311,006		83,105	9,857

Net income (loss) according to U.S. GAAP		518,932	100,344		(92,447)	122,822

(1)
Mainly in respect of realization of capital reserve from translation of profit and loss items in the amount of NIS 8.7 million (see item 19a.) and an amount of NIS 5.5 million in respect of cost relating to written options (see item 19g.).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -	MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

2.	The reconciliation of the balance sheets prepared in accordance with Israeli GAAP to U.S. GAAP, is as follows:
Reconciliation As Of December 31, 2006 - Reported

Item\Subsection	Israeli GAAP As reported in these financial statements	A3	A4	A5	A6	A7	A8	A9	A10	A12	A13	A14	A15	A16	A17	A19	Total reconci- liation	Total U.S. GAAP	Conven- ience trans- lation
	( I n T h o u s a n d N I S )																		In Thousand U.S. Dollar

Short term deposits and investment	279,112	-	-	-	-	-	-	-	-	-	-	879	-	-	-	-	879	279,991	66,270
Trade accounts receivable	51,141	-	-	-	-	-	-	-	-	-	-	-	-	-	(5,462)	-	(5,462)	45,679	10,812
Inventories	24,710	-	-	-	-	-	-	-	-	-	-	-	-	-	1,065	-	1,065	25,775	6,101
Receivables and other debit balances	122,341	-	-	-	-	-	-	-	-	-	-	4,184	-	-	1,229	-	5,413	127,754	30,238
Trading property	910,493	12,091	-	-	-	(6,292)	-	-	-	-	-	76,337	-	-		-	82,136	992,629	234,942
Deposits, loans and other long-term balances	201,493	-	-	-	-	-	-	-	25,861	-	-	(20,621)	-	-	8,458	-	13,698	215,191	50,933
Investments in investees and other companies	61,680	-	-	-	(4,819)	-	-	-		-	-	-	-	-		-	(4,819)	56,861	13,458
Fixed assets, net	2,320,127	26,512	-	-	1,643	30,202	(1,795)	16,650	998	-	-	-	6,182	(14,225)		(889)	65,278	2,385,405	564,593
Other assets and deferred expenses	24,650	31,550	-	-						-	-	-				51,567	83,117	107,767	25,507
Total assets	6,159,101	70,153	-	-	(3,176)	23,910	(1,795)	16,650	26,859	-	-	60,779	6,182	(14,225)	5,290	50,678	241,305	6,400,406	1,514,889

Short-term credit	480,771	-	-	-	-	-	-	-	-	-	-	44,848	-	-	-	12,965	57,813	538,584	127,476
Suppliers and service providers	107,117	-	-	-	-	-	-	-	-	-	-	-	-	-	5,315	5,564	10,879	117,996	27,928
Non-current deferred income tax liability, net	41,427	60,832	-	-	-	1,322	-	-	-	-	-	-	-	-		1,539	63,693	105,120	24,880
Long term liabilities	3,006,019	-	-	-	-	-	-	-	-	-	(1,066)	17,344	-	-	45,588	40,451	102,317	3,108,336	735,701
Minority interest	652,467	723	(544)	-	-	-	-	-	-	-	976	(445)	-	-	(13,829)	(1,758)	(14,877)	637,590	150,908
Capital reserves	828,593	-	27,446	48,645	18,667	-	-	-	-	-	-	-	-	-	-	347	95,105	923,698	218,627
Unrealized gain from derivative instruments	-	-	-	-	-	-	-	-	26,627	-	-	-	-	-	-	-	26,627	26,627	6,302
Dividend declared after balance sheet date	159,767	-	-	-	-	-	-	-	-	(159,767)	-	-	-	-	-		(159,767)	-	-
Retained earnings	618,342	6,156	(26,228)	(58,243)	(19,718)	19,043	6,863	(188,145)	23,343	159,767	90	(968)	6,182	(14,225)	(31,784)	5,005	(112,862)	505,480	119,640
Total shareholders' equity	1,601,787	8,598	544	-	(3,176)	22,588	(1,795)	16,650	26,859	-	90	(968)	6,182	(14,225)	(31,784)	(8,084)	21,480	1,623,267	384,205

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -	MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

2.	The reconciliation of the balance sheets prepared in accordance with Israeli GAAP to U.S. GAAP, is as follows (Cont.):

Reconciliation As Of December 31, 2005 - Reported

Item\Subsection	Israeli GAAP As reported in these financial statements	A3	A4	A5	A6	A7	A8	A9	A10	A12	A13	A14	A15	A16	A19	Total re- conciliation	Total U.S. GAAP
( I n T h o u s a n d N I S )

Short term deposits and investment	240,072	-	-	-	-	-	-	-	-	-	-	657	-	-	-	657	240,729
Receivables and other debit balances	76,680	-	-	-	-	-	-	-	-	-	-	1,624	-	-	-	1,624	78,304
Trading property	583,101	11,836	-	-	-	(7,012)	-	-	-	-	-	29,900	-	-	-	34,724	617,825
Deposits, loans and other long-term balances	62,139		-	-	-	-	-	-	-	-	-	(19,134)	-	-	-	(19,134)	43,005
Investments in investees and other companies	56,798	-	-	-	(16,695)	-	-	-	-	-	-	-	-	-	-	(16,695)	40,103
Fixed assets, net	2,508,726	13,672	-	-	1,643	4,270	5,815	16,092	998	-	-	-	6,182	(14,225)	(666)	33,781	2,209,147
Other assets and deferred expenses	30,476	28,527	-	-	-	-	-	-	-	-	-	-	-	-	(3,176)	25,351	55,827
Total assets	3,786,117	54,035	-	-	(15,052)	(2,742)	5,815	16,092	998	-	-	13,047	6,182	(14,225)	(3,842)	60,308	3,846,425

Suppliers and service providers	82,013	-	-	-	-	-	-	-	-	-	-	3,757	-	-	5,500	9,257	91,270
Non-current deferred income tax liabilty, net	39,928	48,042	-	-	-	-	-	-	-	-	-	-	-	-	1,539	49,581	89,509
Currency transaction	-	-	-	-	-	-	-	-	2,696	-	-	-	-	-	-	2,696	2,696
Convertible debentures	62,159	-	-	-	-	-	-	-	-	-	(62,159)	-	-	-	-	(62,159)	-
Long term liabilities	1,667,326	-	-	-	-	-	-	-	-	-	62,159	9,291	-	-	-	71,450	1,738,776
Minority interest	1,186	-	(1,186)	-	-	-	-	-	-	-	-	-	-	-	-	(1,186)	-
Capital reserves	789,164	-	31,104	48,645	1,831	-	-	-	-	-	-	-	-	-	347	81,927	871,091
Unrealized loss from derivative instruments	-	-	-	-	-	-	-	-	(1,988)	-	-	-	-	-	-	(1,988)	(1,988)
Deferred stock based compensation	-	-	(3,658)	-	-	-	-	-	-	-	-	-	-	-	-	(3,658)	(3,658)
Cumulative foreign currency translation adjustments	67,872	1,095	(674)	9,598	(2,933)	2,145	(9,383)	177,805	(23,053)	-	-	-	-	-	(12,883)	141,717	209,589
Dividend declared after balance sheet date	124,160	-	-	-	-	-	-	-	-	(124,160)	-	-	-	-	-	(124,160)	-
Retained earnings	216,965	4,897	(25,586)	(58,243)	(13,950)	(4,886)	15,198	(161,713)	23,343	124,160	-	-	6,182	(14,225)	1,655	(103,168)	113,797
Total shareholders' equity	1,054,224	5,993	1,186	-	(15,052)	(2,742)	5,815	16,092	(1,698)	-	-	-	6,182	(14,225)	(10,881)	(9,330)	1,044,894

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

3.	Proportionate consolidation:

Summarized data regarding the differences between the proportionate consolidation method and the equity method:

	December 31, 2006
	Reported
	As Reported
	in these	Effect of
	Financial	Proportionate	Equity
	Statements	Consolidation	Method
	(In Thousand NIS)

Balance Sheet:
Current assets	3,538,668	(224,521)	3,314,147
Non-current assets	2,620,433	(985,127)	1,635,306
Current liabilities	816,888	(180,811)	636,077
Non-current liabilities	3,087,959	(978,401)	2,109,558

Statement of operations:
Revenues	1,670,553	(253,433)	1,417,120
Profit before income taxes	521,011	36,495	557,506

Statement of cash flows:
Net cash used in operating activities	(523,367)	50,407	(472,960)
Net cash provided by investing activities	(196,787)	315,005	118,218
Net cash provided by financing activities	(2,344,956)	(372,171)	(1,972,785)
	December 31, 2005
	Reported
	As Reported
	in these	Effect of
	Financial	Proportionate	Equity
	Statements	Consolidation	Method
	(In Thousand NIS)

Balance Sheet:
Current assets	1,448,733	(113,162)	1,335,571
Non-current assets	2,337,384	(921,076)	1,416,308
Current liabilities	887,415	(61,526)	825,889
Non-current liabilities	1,831,843	(666,712)	1,165,131

Statement of operations:
Revenues	816,755	(209,580)	607,175
Profit before income taxes	14,465	47,439	61,904

Statement of cash flows:
Net cash used in operating activities	(99,108)	197	(98,911)
Net cash provided by investing activities	5,496	39,266	44,762
Net cash provided by financing activities	243,727	(49,059)	194,668

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

3.	Proportionate consolidation (Cont.):

Summarized data regarding the differences between the proportionate consolidation method and the equity method:
	December 31, 2004
	Reported
	As Reported
	in these	Effect of
	Financial	Proportionate	Equity
	Statements	Consolidation	Method
	(In Thousand NIS)

Balance Sheet:
Current assets	736,339	(67,035)	669,304
Non-current assets	3,783,940	(829,476)	2,954,464
Current liabilities	794,741	(263,711)	531,030
Non-current liabilities	2,490,883	(632,800)	1,858,083

Statement of operations:
Revenues	748,259	(186,624)	561,635
Profit (loss) before income taxes	24,893	(3,210)	21,683

Statement of cash flows:
Net cash used in operating activities	(21,562)	(33,247)	(54,809)
Net cash provided by investing activities	128,481	206,586	335,067
Net cash provided by financing activities	75,872	(171,680)	(95,808)

4.	Comprehensive income (loss)

“Comprehensive income” consists of the change, during the current period, in the Company’s shareholders’ equity not derived from shareholders’ investments or from the distribution of earnings to shareholders (including capital reserve from transaction with controlling shareholders).

	Year ended December 31
	2006	2005	2004	2006
	Reported
				Convenience
				translation
	(in thousand NIS)			US$'000

Net income (loss) in accordance with U.S. GAAP	518,932	100,344	(92,447)	122,822
Other comprehensive income (loss), after tax:
Foreign currency translation adjustments	62,214	23,446	(53,238)	14,727
Unrealized gain (losses) from derivative instruments	28,615	(361)	(4,230)	6,773
Total comprehensive income (loss)	609,761	123,429	(149,915)	144,322

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

4.	Comprehensive income (loss) (cont.)

Components of other comprehensive income:

	Foreign currency translation adjustment	Unrealized gain (loss) from derivative financial instruments	Total
	Reported
	(In Thousand NIS)

Balance as of January 1, 2004	239,381	2,603	241,984
Changes during the year	(53,238)	(4,230)	(57,468)
Balance as of December 31, 2004	186,143	(1,627)	184,516
Changes during the year	23,446	(361)	23,085
Balance as of December 31, 2005	209,589	(1,988)	207,601
Changes during the year	62,214	28,615	90,829
Balance as of December 31, 2006	271,803	26,627	298,430

5.	Additional information as required by U.S. GAAP

A.	The effect on pro forma data calculated according to SFAS No. 123 is as follows:

(1)
As mentioned in Item A4 above, the Company is applying FAS 123R in the financial statements of 2006 whereby the Company is recording the costs in respect of such option plans within the statements of operations. Therefore the Pro-forma disclosure in this item is relating to the years ended on December 31, 2005 and 2004 only.

(2)	The Black - Scholes model is used for estimating fair value of such securities (at each applicable measurement date), utilizing the following assumptions:

	Elbit	Insightec

a. Dividend yield (%)	-	-
b. Risk free interest rate (%)	6	4
c. Expected lives from the date of grant (years)	5	7
d. Expected volatility (%)	24	60

For pro-forma disclosure, the compensation expense for the shares and the share options, granted, as estimated, is amortized over the period of the services ("vesting period").

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

5.	Additional information as required by U.S. GAAP (Cont.)

A.	The effect on pro forma data calculated according to SFAS No. 123 is as follows (cont.):

(3)
If compensation cost in respect of shares or share options issued to employees under these plans had been computed on the basis of their fair value, in accordance with SFAS No. 123, the effect on net income and earnings per share in accordance with U.S. GAAP on the financial statements of 2005 and 2004 would have been as follows:

	Year ended
	December 31,
	2005	2004
	Reported
	(In Thousand NIS)

Profit (loss) according to U.S. GAAP	100,344	(92,447)
Add - stock based compensation determined under APB 25 – see Note 25A.(4)	8,681	6,742
Deduct - stock based compensation determined under FAS 123	(11,788)	(9,568)
Pro forma net profit (loss)	97,237	(95,273)
Pro forma basic earnings (loss) per share (in NIS)	4.43	(4.14)
Pro forma diluted earnings (loss) per share (in NIS)	4.39	(4.14)

B.	Valuation allowance of deferred tax assets according to FAS No. 109:

The differences between Israeli GAAP and U.S GAAP as described in paragraph A changed the balance of the valuation allowance as follows:

	Year ended December 31
	2006	2005	2006
	Reported
			Convenience
			translation
	(In thousand NIS)		US$'000

As reported, according to Israeli GAAP	299,337	216,792	70,849
Reconciliation as per U.S. GAAP	(12,590)	(23,903)	(2,980)
According to U.S GAAP	286,747	192,889	67,869

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -    MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

5.	Additional information as required by U.S. GAAP (Cont.)

C.	Supplementary business segments information based on Israeli GAAP financial statements:

1.	Primary report:

Commercial
and		Image	Lease
Entertainment		guided	of	Other
Centers	Hotels	treatment	assets	activities	Total
Reported
(In Thousand NIS)

Year Ended
December 31, 2006:
Financial expenses, net (1)	(11,687)	(78,737)	(5,355)	-	(33,348)	(129,127)
Income taxes (tax benefits)	2,970	4,492	565	-	(2,805)	5,222

Year Ended
December 31, 2005:
Financial expenses, net (1)	(42,058)	(50,664)	-	(8,035)	(21,564)	(122,321)
Income taxes	1,005	1,442	-	-	5,351	7,798

Year Ended
December 31, 2004:
Financial income (expenses), net (1)	10,423	(9,904)	(3,298)	(8,367)	(42,423)	(53,569)
Income taxes (tax benefits)	18,295	(647)	-	-	(1,844)	15,804

(1)       Excluding financial results in respect of inter-company balances and transactions.

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -      MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

5.	Additional information as required by U.S. GAAP (Cont.)

C.	Supplementary business segments information based on Israeli GAAP financial statements (cont.):

2.	Other disclosure

Revenues classified by countries which constitute more than 10% of the total revenues:

	Year ended December 31
	2006	2005	2004	2006
	Reported
				Convenience
				translation
	(in thousand NIS)			US$'000

Israel	118,558	92,226	71,678	28,061
United Kingdom	209,113	183,382	96,544	49,494
Czech Republic	303,503	6,390	5,683	71,835
Hungary	7,644	82,498	311,025	1,809
Poland	100,433	219,099	71,451	23,771
Others	931,302	233,160	291,878	220,426
	1,670,553	816,755	748,259	395,396

D.                Statement of Cash Flows

1)	Supplemental Information Required According To U.S. GAAP:

	Year ended December 31
	2006	2005	2004	2006
	Reported
				Convenience
				translation
	(in thousand NIS)			US$'000

Interest paid	90,852	139,554	143,068	21,503
Income tax paid	5,068	11,431	2,695	1,199

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

5.	Additional information as required by U.S. GAAP (Cont.)

D.                Statement Of Cash Flows (cont.)

2)	Effect of Exchange Rate Changes on Cash And Cash Equivalents:

In accordance with Israeli GAAP:

The statement shall report the effect of exchange rate changes on cash balances held in foreign currencies, only in "autonomous foreign entities", in a separate part of the reconciliation of the change in cash and cash equivalents during the period.

In accordance with U.S. GAAP:

The statement shall report the effect of exchange rate changes on all cash balances held in foreign currencies in all foreign entities as a separate part of the reconciliation of the change in cash and cash equivalents during the period.

	Year ended December 31
	2006	2005	2004	2006
	Reported
				Convenience
				translation
	(in thousand NIS)			US$'000

As reported, according to Israeli GAAP	36,725	(6,516)	(522)	8,692
Reconciliation as per U.S. GAAP	(18,907)	1,332	3,362	(4,475)
According to U.S. GAAP	17,818	(5,184)	2,840	4,217

3)	Cash flow classification:

In accordance with Israeli GAAP

a.	Proceeds from sale or purchase of marketable securities are presented in cash flows from investing activities in the statement of cash flows.

b.
In accordance with standard No. 8 of the IASB an entity should provide segregation of cash flows from continuing and discontinuing operation for each of the categories of cash flows (i.e.: operating, investing and financing cash flow).

        ELBIT MEDICAL IMAGING LTD.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25 -     MATERIAL DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP AND THEIR EFFECT ON THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

B.	The effect of the material differences between Israeli GAAP and U.S. GAAP on the Financial Statements (Cont.)

5.	Additional information as required by U.S. GAAP (Cont.)

D.                Statement Of Cash Flows (cont.)

3)	Cash flow classification (cont.):

In accordance with U.S. GAAP

a.
Proceeds from sale or purchase of marketable securities, which are classified by the Company as held for trading are included in cash flows from operating activities. According to an amendment included in SFAS 159, which is effective from January 1, 2008, securities held for trading would be classified in the statement of cash flows based on the nature and purpose for which these securities were acquired.

b.	In accordance with SFAS 95 segregation of cash flows from continuing and discontinuing operation is not required.

	Year ended December 31
	2006	2005	2004	2006
	Reported
				Convenience
				translation
	(in thousand NIS)			US$'000

Cash flows from operating activities:
As reported, according to Israeli GAAP	(523,367)	(99,108)	(21,562)	(123,870)
Reconciliation as per U.S. GAAP:
Purchases of marketable securities	(162,785)	-	(1,951)	(38,529)
Proceeds from marketable securities	44,980	2,724	-	10,646
According to U.S. GAAP	(641,172)	(96,384)	(23,513)	(151,753)

Cash flows from investing activities:
As reported, according to Israeli GAAP	(196,787)	5,496	128,481	(46,580)
Reconciliation as per U.S. GAAP:
Purchases of marketable securities	162,785	-	1,951	38,529
Proceeds from marketable securities	(44,980)	(2,724)	-	(10,646)
According to U.S. GAAP	(78,982)	2,772	130,432	(18,697)

        ELBIT MEDICAL IMAGING LTD.

          LIST OF MAJOR INVESTEE COMPANIES - DECEMBER 31, 2006

			Rate of (direct as well as
			indirect)	Country
			ownership	of
Name of company		Nature of Activity	and control	Residence
			%

Elscint Ltd. (*)	("Elscint")	Management and investment in companies; operation of Arena;	100.0	Israel

Bea Hotels N.V.	("B.H.")	A holding company in the hotel segment, mainly in Europe	100.0	The Netherlands

SLS Sails Ltd.	("SLS")	Ownership of a commercial and entertainment center ("Arena")	100.0	Israel

Mango Israel Clothing and Footwear Ltd.	(“Mango”)	A distributor and retailer of the retail brand name MANGO - MNG TM	100.0	Israel

Elbit Ultrasound Netherlands B.V.	("EUN")	A holding company	100.0	The Netherlands

Plaza Centres NV	("PC")	Development and operations in the commercial centers in Central and Eastern Europe and in India	68.4	The Netherlands

Insightec Ltd.	("Insightec)	Development manufacturing and marketing of means of imaging-guided treatment	57.3(**)	Israel

(*)	See Note 9B.(1), above.

(**)	Including exercise of options which were granted for par value (NIS 0.01) consideration - See Note 9B.(2).